UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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OLD DOMINION FREIGHT LINE, INC.

_________________________________________________________

(Name of Registrant as Specified In Its Charter)

_________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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OLD DOMINION FREIGHT LINE, INC.

500 Old Dominion Way
Thomasville, North Carolina 27360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Old Dominion Freight Line, Inc. will be held Wednesday, May 15, 2024, at 10:00 a.m. Eastern Daylight Time, at the Grandover Resort, 1000 Club Road, Greensboro, North Carolina 27407, for the following purposes:

1.
To elect twelve directors to our Board of Directors for one-year terms and until their respective successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors, as set forth in the accompanying proxy statement.
2.
To approve, on an advisory basis, the compensation of our named executive officers.
3.
To approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock.
4.
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024.
5.
To vote on a shareholder proposal regarding greenhouse gas reduction targets.
6.
To transact such other business, if any, as may be properly brought before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 7, 2024, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Ross H. Parr

Senior Vice President - Legal Affairs,

General Counsel and Secretary

Thomasville, North Carolina

April 15, 2024

If you do not intend to be present at the meeting, we ask that you vote your shares using a toll-free telephone number, the Internet, or by signing, dating and returning the accompanying proxy card or voting instruction form promptly so that your shares of common stock may be represented and voted at the Annual Meeting. Instructions regarding the different voting options made available to you are contained in the accompanying proxy statement.

2023 Nonqualified Deferred Compensation	49
Potential Payments Upon Termination or Change of Control	50
Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives	51
CEO Pay Ratio	52
Pay Versus Performance	52
Director Compensation	58
2023 Compensation of Non-Employee Directors	58
Components of Compensation	59
Equity Compensation Plan Information	60
Related Person Transactions	60
Executive Officer and Director Family Relationships and Transactions	60
Other Family Relationships	61
Audit Committee Approval and Related Person Transactions Policy	61
Proposal 2 - Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers	61
Proposal 3 - Approval of an Amendment to our Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares of our Common Stock	63
Proposal 4 – Ratification of the Appointment of our Independent Registered Public Accounting Firm	64
Independent Registered Public Accounting Firm Fees and Services	65
Proposal 5 – Shareholder Proposal Regarding Greenhouse Gas Reduction Targets	65
Annual Report on Form 10-K	69
Important Notice Regarding Delivery of Shareholder Documents	69
Deadline for Shareholder Proposals and Director Nominations	70

OLD DOMINION FREIGHT LINE, INC.

Principal Executive Offices: 500 Old Dominion Way

Thomasville, North Carolina 27360

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 15, 2024:

The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2023 Annual Report to Shareholders are available on our corporate website at https://ir.odfl.com/annual-shareholder-meeting-information.

This proxy statement is first being distributed to shareholders on or about April 15, 2024, in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of Old Dominion Freight Line, Inc. for use at the Annual Meeting of Shareholders to be held at the Grandover Resort, 1000 Club Road, Greensboro, North Carolina 27407 on Wednesday, May 15, 2024, at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof. If you need directions so you can attend the Annual Meeting and vote in person, please contact our Corporate Secretary at (336) 889-5000.

On February 16, 2024, we announced that our Board approved a two-for-one stock split of the Company’s outstanding shares of common stock, and our common stock began trading on a split-adjusted basis on March 28, 2024 (the “two-for-one stock split”). All share and per-share information presented in this proxy statement has been adjusted to reflect the two-for-one stock split, unless otherwise indicated.

2024 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders
• Time and Date	10:00 a.m., Wednesday, May 15, 2024
• Place	Grandover Resort
1000 Club Road
Greensboro, NC 27407
• Record Date	March 7, 2024
• Voting

Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on at the meeting.

• Admission

If you decide to attend the meeting in person, upon your arrival you will need to register with our Old Dominion representatives at the Grandview Room, which is located on the second floor of the Grandover Resort. See page 7 for further instructions and registration requirements.

Meeting Agenda/Proposals
	Board Vote Recommendation	Page Reference (for more detail)
• Election of twelve directors	FOR ALL	11
• Approval, on an advisory basis, of the compensation of our named executive officers	FOR	61
• Approval of an Amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock	FOR	63
• Ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024	FOR	64
• A shareholder proposal regarding greenhouse gas reduction targets	AGAINST	65
Transact other business, if any, that properly comes before the meeting

Election of Directors

Our directors are elected annually for one-year terms. The twelve nominees below are comprised of ten current directors and Kevin M. Freeman and Cheryl S. Miller, each of whom have been recommended by the Board. The nominees receiving a plurality of the votes cast at the meeting will be elected as directors. The graphics below highlight the backgrounds of our director nominees and the table below provides summary information about each director nominee.

Gender, Racial or Ethnic Diversity

4 of 12 Nominees have self-identified Gender, Racial or Ethnic Diversity

Election of Directors (continued)

•
8 of our 12 director nominees are independent
•
Our director nominees have an average tenure of 9 years
•
33% of our director nominees have self-identified gender, racial or ethnic diversity

					Committees
Name	Age	Director Since	Occupation	Independent	AC	CC	GNC	RC
David S. Congdon	67	1998	Executive Chairman of the Board of Directors, Old Dominion
Sherry A. Aaholm	61	2018	Vice President and Chief Digital Officer, Cummins, Inc.	X	C			X
John R. Congdon, Jr.	67	1998	Private investor
Andrew S. Davis	46	2023	Senior Vice President, Strategy and Investments, Cox Enterprises Inc.	X	X			X
Kevin M. Freeman	65		President and Chief Executive Officer, Old Dominion
Bradley R. Gabosch	72	2016	Private investor	X	X		X
Greg C. Gantt	68	2018	Private investor
John D. Kasarda, Ph.D.	78	2008	CEO and President of Aerotropolis Business Concepts LLC; President of Aerotropolis Institute China; Faculty, University of North Carolina at Chapel Hill's Kenan-Flagler Business School	X		X	C
Cheryl S. Miller	51		Private investor	X
Wendy T. Stallings	49	2020	Owner, President and CEO, TPI Event Solutions, Inc.; Real estate investor	X		X		C
Thomas A. Stith, III	60	2021

Co-Founder and CEO, The Michael Thomas Group; Professor of the Practice, University of North Carolina at Chapel Hill's Kenan-Flagler Business School; Senior Fellow, Kenan Institute for Private Enterprise

				X			X	X
Leo H. Suggs *	84	2009	Private investor	X		C	X
AC - Audit Committee CC - Compensation Committee * - Lead Independent Director			GNC - Governance and Nomination Committee RC - Risk Committee C - Committee Chair

  Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers

We are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The Board believes that our executive compensation policies are designed appropriately and are functioning as intended to align pay with performance and produce long-term value for our shareholders.

Fiscal 2023 Executive Compensation Elements
Type	Form	General Purpose and Terms
Cash	Base Salary	Retention component that is reviewed annually and adjusted as needed, and executives are generally eligible for an annual increase.
Non-Equity Performance Incentive Plan ("PIP")

Motivates and rewards performance by linking a significant portion of compensation to profitability. Earned monthly based upon a fixed percentage, or participation factor, of our pre-tax income. No payment unless pre-tax income exceeds a required minimum performance threshold, and the aggregate PIP payments for each executive are limited to 10x the executive’s annual base salary.

Equity- based	Performance-Based Restricted Stock Award (“RSA”)

Aligns executive compensation with Company performance and shareholder value. Grants are awarded based on the Company’s operating ratio (a measure of profitability calculated by dividing total operating expenses by revenue). Any shares earned generally vest in increments of 33% per year on the anniversary of the grant date, subject to continued service requirements.

Performance-Based Restricted Stock Unit Award (“PBRSU”)

Ties executive compensation to Company achievement of pre-tax income growth performance targets over a one-year performance period, with one-third of the award vesting following the conclusion of the performance period (to the extent the performance target is met) and an additional one-third of the award vesting on each anniversary thereafter, subject to continued service requirements.

Other Employee Benefits	401(k) Plan	Retirement plan with Company match; executive officers receive the same benefit as all employees.
Nonqualified Deferred Compensation Plan

Self-funded retirement benefit; participants can defer significant percentages of annual base salary and monthly non-equity performance-based incentive compensation. No Company match or other contributions are provided by us.

Recent Compensation Decisions

The principal factors in the Compensation Committee’s executive compensation decisions for 2023 were (i) our financial performance, (ii) the relationship of executive compensation to the Company’s pre-tax income, (iii) the amount of compensation that is performance-based, (iv) the review and analysis conducted by its independent compensation consultant, and (v) strong support received for “say-on-pay” voting results (approximately 96% of votes cast on the proposal at our 2023 Annual Meeting of Shareholders were in favor of such proposal).

Effective July 1, 2023, we made the following changes to the compensation of certain of our named executive officers in connection with their promotions. With respect to Mr. Freeman, the Compensation Committee approved an increase in his base salary to $956,800 and an increase in his participation factor in the PIP to 0.60%. With respect to Mr. Plemmons, the Compensation Committee approved an increase in his base salary to $628,074, an increase in his participation factor in the PIP to 0.30% and, effective January 2024, an increase in his target PBRSU opportunity to 100% of his base salary. These adjustments position target pay opportunities for Messrs. Freeman and Plemmons at the same levels as their predecessors, recognizing their extensive experience and ability to seamlessly transition into their new roles. With respect to Mr. Satterfield, the Compensation Committee approved an increase in his base salary to

Recent Compensation Decisions (continued)

$628,074 and an increase in his participation factor in the PIP to 0.30%, consistent with target pay opportunities for our other EVP-level role and reflecting Mr. Satterfield’s significant responsibilities.

In June 2023, in connection with Mr. Gantt’s retirement from the Company as an employee and in recognition of his distinguished contributions over his 28 years of service to the Company, and consistent with its authority under the Old Dominion Freight Line, Inc. 2016 Stock Incentive Plan (the “2016 Plan”), the Board accelerated the vesting of an aggregate of 24,898 shares, as adjusted for the two-for-one stock split, of the Company’s common stock subject to Mr. Gantt’s (i) outstanding unvested RSAs, and (ii) outstanding earned and unvested PBRSUs. During Mr. Gantt’s tenure as CEO, our annualized total shareholder return was approximately 30.5%. Mr. Gantt helped guide our Company through the COVID-19 pandemic and an orderly leadership transition and will continue to provide valuable contributions as a member of the Board. Vesting acceleration only occurred for outstanding equity awards where performance hurdles had already been achieved; Mr. Gantt forfeited his PBRSU that was granted in February 2023 since his retirement occurred prior to the completion of the performance cycle.

We believe these compensation program changes further enhance the pay-for-performance focus of our executive compensation program and continue to strengthen the alignment of our executive compensation program with the long-term interests of our shareholders.

Fiscal 2023 Compensation Summary

The following table summarizes the compensation of our Chief Executive Officer, our Chief Financial Officer, our former Chief Executive Officer and our next three most highly compensated executive officers who were serving at December 31, 2023, to whom we refer to collectively as our named executive officers, for the fiscal year ended December 31, 2023.

Name	Salary ($) (1)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Kevin M. Freeman President and Chief Executive Officer	784,387	1,113,075	7,558,433	2,390	38,326	9,496,611
Gregory B. Plemmons Executive Vice President and Chief Operating Officer	568,682	762,767	4,012,039	809	31,877	5,376,174
Adam N. Satterfield Executive Vice President, Chief Financial Officer and Assistant Secretary	576,909	941,023	4,555,292	—	46,023	6,119,247

Fiscal 2023 Compensation Summary (continued)
Name	Salary ($) (1)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Ross H. Parr Senior Vice President - Legal Affairs, General Counsel and Secretary	501,037	726,672	2,965,998	—	44,467	4,238,174

Cecil E. Overbey, Jr. Senior Vice President - Strategic Development	501,037	726,672	2,965,998	10,319	41,935	4,245,961
Greg C. Gantt Former President and Chief Executive Officer	499,772	5,762,385	4,656,450	52,985	325,154	11,296,746

(1)
The base salaries reported in this table and corresponding amounts reflected in the “Compensation Discussion and Analysis” section may differ due to the timing of effective dates for base salary changes.

Approval of an Amendment to our Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares of our Common Stock

To provide us with the flexibility necessary to respond to future needs and opportunities, we are asking our shareholders to approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock.

Ratification of the Appointment of our Independent Registered Public Accounting Firm

As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024.

Shareholder Proposal Regarding Greenhouse Gas Reduction Targets We recommend that shareholders vote against the shareholder proposal regarding greenhouse gas reduction targets.

2025 Annual Meeting

• Shareholder proposals submitted pursuant to Securities and Exchange Commission ("SEC") Rule 14a-8 must be received by us by December 16, 2024.

• Notice of shareholder proposals outside of SEC Rule 14a-8, including director nominations pursuant to the proxy access provisions of our bylaws and pursuant to SEC Rule 14a-19, must be received by us no earlier than November 16, 2024 and no later than December 16, 2024.

General Information

The accompanying proxy is solicited by and on behalf of our Board, and the entire cost of such solicitation will be borne by us. This solicitation is being made by mail and may also be made in person or by fax, telephone, or Internet by our officers or employees. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and we will reimburse them for their reasonable expenses in connection therewith.

The accompanying proxy is for use at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. “Registered holders” who have shares registered in the owner's name through our transfer agent may vote by either: (i) completing the enclosed proxy card and mailing it in the postage-paid envelope provided; (ii) voting over the Internet by accessing the website identified on the proxy card and following the online instructions; or (iii) calling the toll-free telephone number identified on the proxy card. Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Tuesday, May 14, 2024.

For shares held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, you should receive a voting instruction form from that institution in lieu of a proxy card. The voting instruction form provides information on how you may instruct your brokerage firm, bank or other nominee to vote your shares.

If you own shares through the Old Dominion 401(K) Retirement Plan, you can direct the plan trustee to vote the shares held in your account in accordance with your instructions by completing any proxy card or voting instruction form you receive in the mail and returning it in the envelope provided or by registering your instructions via the Internet or telephone as directed on the proxy card. If you register your voting instructions by telephone or on the Internet, you do not have to mail in the proxy card. In order to instruct the plan trustee on the voting of shares held in your account, your instructions must be received by 11:59 p.m. Eastern Daylight Time on Monday, May 13, 2024. If your voting instructions are not received by that date, the plan trustee will vote your shares in the same proportion as the plan shares for which voting instructions have been received.

If you decide to attend the meeting in person, upon your arrival you will need to register with our Old Dominion representatives at the Grandview Room, which is located on the second floor of the Grandover Resort, 1000 Club Road, Greensboro, NC 27407. Please register at least 15 minutes prior to the start of the Annual Meeting to ensure timely entry to the meeting. Please be sure to have your state- or government-issued photo identification with you at the time of registration. After a determination that you are a registered shareholder of Old Dominion common stock as of the record date, you will be allowed to access the meeting room to attend our Annual Meeting. If you are not a registered shareholder but beneficially own shares of our common stock as of the record date, please be sure that you bring your state- or government-issued photo identification as well as either (i) a proxy issued to you in your name by your brokerage firm, bank or other nominee, or (ii) a brokerage statement showing your beneficial ownership of our common stock as of the record date (and a legal proxy from your brokerage firm, bank or other nominee if you wish to vote your shares at the Annual Meeting) to present to us at the time of registration.

The Board of Directors has fixed March 7, 2024 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On March 7, 2024, there were 108,812,971 outstanding shares of our common stock each entitled to one vote. This amount is not adjusted for the two-for-one stock split because the shares issued in the two-for-one stock split were not outstanding on the record date. The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date constitutes a quorum for purposes of conducting business at the Annual Meeting. Shareholders do not have cumulative voting rights in the election of directors.

Brokers that are members of certain securities exchanges and that hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the applicable rules governing such brokers, the proposals to ratify the appointment of our independent registered public accounting firm and amend our articles of incorporation are considered “discretionary” items. This means that brokers may vote using their discretion on these proposals on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items because the brokers are not entitled to vote such uninstructed shares. The proposals to elect directors, approve, on an advisory basis, the compensation of our named executive officers, and approve the shareholder proposal are considered “non-discretionary,” which means that brokers cannot vote your uninstructed shares when they do not receive voting instructions from you.

Assuming the existence of a quorum at the Annual Meeting, the voting options for each proposal presented in this proxy statement, as well as the vote required to approve each proposal at the Annual Meeting, are as follows:

Proposal 1 - Election of Directors: With respect to this proposal, you may cast your vote “for all,” “withhold all,” or “for all except” with respect to the director nominees. The nominees receiving a plurality of the votes cast will be elected as directors.

Proposal 2 - Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers: With respect to this proposal (the results of which will not be binding upon Old Dominion or the Board), you may vote “for,” “against,” or “abstain” from voting. For this non-binding vote to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Proposal 3 - Approval of an Amendment to our Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares of Our Common Stock: With respect to this proposal, you may vote “for,” “against,” or “abstain” from voting. Approval of this proposal requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of our common stock as of the record date.

Proposal 4 - Ratification of the Appointment of Our Independent Registered Public Accounting Firm: With respect to this proposal, you may vote “for,” “against,” or “abstain” from voting. For this proposal to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Proposal 5 - Shareholder Proposal Regarding Greenhouse Gas Reduction Targets: With respect to this proposal, you may vote “for,” “against,” or “abstain” from voting. For this proposal to be approved by the shareholders, the votes cast “for” this proposal must exceed the votes cast “against” this proposal.

Abstentions, shares that are withheld as to voting and broker non-votes (if any) will be counted for determining the existence of a quorum, but will not be counted as a vote cast with respect to Proposals 1, 2, 4 and 5 and, therefore, will have no effect on the outcome of the vote for any of these proposals presented at the Annual Meeting. Because Proposal 3 requires the vote of outstanding shares, as opposed to votes cast, abstentions will have the effect of a negative vote on Proposal 3.

Where a choice is specified on any proxy as to the vote on any matter to come before the Annual Meeting, the proxy will be voted in accordance with such specification. If no specification is made but the proxy is otherwise properly completed, the shares represented thereby will be voted “for” the election of the director nominees named in this proxy statement, “for” the approval, on an advisory basis, of the compensation of our named executive officers, “for” the approval of an amendment to our amended and restated articles of incorporation, “for” the ratification of the appointment of our independent registered public accounting firm, and “against” the shareholder proposal. Any shareholder submitting the accompanying proxy has the right to revoke it by notifying our Corporate Secretary in writing at any time prior to the voting of the proxy. A proxy is suspended if the person giving the proxy properly elects to vote in person and attends the Annual Meeting.

Management is not aware of any matters, other than those specified above, that will be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named as agents in the proxy will vote upon such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our common stock, $0.10 par value, our only class of voting security, as of March 7, 2024, or such other date as indicated in the footnotes to the table, for: (i) each person known by us to own beneficially more than five percent of our common stock; (ii) each current director and the new non-employee director nominee; (iii) each named executive officer and each of the other executive officers; and (iv) all current directors, the new non-employee director nominee, the named executive officers and all of the other executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, the address of all listed shareholders is c/o Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, NC 27360. As of March 7, 2024, and in compliance with our securities trading policy, none of our directors or executive officers have pledged our common stock.

The number of shares reported for each shareholder in the table and footnotes below, including the number of shares disclosed as having been reported in the Schedule 13G or Schedule 13G/A by each of The Vanguard Group, BlackRock, Inc., and T. Rowe Price Associates, Inc., has been adjusted to reflect the two-for-one stock split.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percent
The Vanguard Group, Inc. (2) 100 Vanguard Boulevard Malvern, PA 19355	21,850,382	10.0%
BlackRock, Inc. (3) 50 Hudson Yards New York, NY 10001	17,603,522	8.1%
T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street Baltimore, MD 21202	12,663,834	5.8%
David S. Congdon (5)	11,577,512	5.3%
John R. Congdon, Jr. (6)	9,507,286	4.4%
Greg C. Gantt (7)	109,528	*
Adam N. Satterfield (8)	69,030	*
Kevin M. Freeman (9)	64,432	*
Cecil E. Overbey, Jr. (10)	46,188	*
Ross H. Parr (11)	39,560	*
Christopher T. Brooks (12)	36,974	*
Gregory B. Plemmons (13)	32,164	*
John D. Kasarda	13,540	*
Bradley R. Gabosch	12,588	*
Christopher J. Kelley (14)	10,488	*
Sherry A. Aaholm	10,056	*
Steven W. Hartsell (15)	9,818	*
Leo H. Suggs	9,588	*
Wendy T. Stallings	5,134	*
Thomas A. Stith, III	2,684	*
Andrew S. Davis	952	*
Cheryl S. Miller	—	*
All Directors, the Named Executive Officers and all of the other Executive Officers as a Group (19 persons)	21,557,522	9.9%
_______________

* Less than 1%

(1)
Except as indicated in the footnotes to this table and under applicable community property laws, each shareholder named has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name. Beneficial ownership was determined from public filings, representations by the named shareholders and the Old Dominion Freight Line, Inc. 401(k) Plan.

(2)
Information was obtained from a Schedule 13G/A filed on March 11, 2024 with the SEC by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported: (i) shared power to vote, or direct the vote of, 249,892 shares; (ii) sole power to dispose of, or direct the disposition of, 21,038,710 shares; and (iii) shared power to dispose of, or direct the disposition of, 811,672 shares. As reported, Vanguard’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. No one other person’s interest in the shares is more than five percent.
(3)
Information was obtained from a Schedule 13G/A filed on January 25, 2024 with the SEC by BlackRock, Inc. (“BlackRock”). BlackRock reported sole power to vote, or direct the vote of, 16,249,732 shares, and sole power to dispose of, or direct the disposition of, 17,603,522 shares. As reported, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. No one person’s interest in the shares is greater than five percent of the total outstanding common shares.
(4)
Information was obtained from a Schedule 13G filed on February 14, 2024 with the SEC by T. Rowe Price Associates, Inc. (“T. Rowe”). T. Rowe reported sole power to vote, or direct the vote of, 5,416,358 shares and sole power to dispose of, or direct the disposition of, 12,629,746 shares.
(5)
Includes: (i) 4,338 shares held directly by David S. Congdon; (ii) 175,316 shares held in Mr. Congdon’s 401(k) retirement plan; (iii) 3,832,042 shares held as trustee of various family trusts; (iv) 3,793,886 shares held through shared voting and investment rights as co-trustee of various family trusts; (v) 3,621,340 shares held through shared voting and investment rights with the shareholder’s spouse as trustee of various family trusts; and (vi) 150,590 shares beneficially owned by certain other family members through various trusts.
(6)
Includes: (i) 952 shares held directly by John R. Congdon, Jr.; (ii) 3,208,712 shares held as trustee of various family trusts; (iii) 780,514 shares held through shared voting and investment rights as co-trustee of various family trusts; and (iv) 3,797,662 shares held by another trust of the shareholder. This amount also includes 1,719,446 shares held by a GRAT Remainder Trust, with respect to which John R. Congdon, Jr. disclaims beneficial ownership.
(7)
Includes 15,752 shares owned in Mr. Gantt’s 401(k) retirement plan.
(8)
Includes 20,950 shares owned in Mr. Satterfield’s 401(k) retirement plan. Excludes 2,038 earned and unvested PBRSUs.
(9)
Includes 10,142 shares owned in Mr. Freeman’s 401(k) retirement plan. Excludes 2,410 earned and unvested PBRSUs.
(10)
Includes 8,504 shares owned in Mr. Overbey’s 401(k) retirement plan. Excludes 942 earned and unvested PBRSUs.
(11)
Includes 616 shares owned in Mr. Parr’s 401(k) retirement plan. Excludes 942 earned and unvested PBRSUs.
(12)
Includes 838 shares owned in Mr. Brooks’ 401(k) retirement plan. Excludes 942 earned and unvested PBRSUs.
(13)
Includes 866 shares owned in Mr. Plemmons’ 401(k) retirement plan. Excludes 988 earned and unvested PBRSUs.
(14)
Includes 4,218 shares owned in Mr. Kelley’s 401(k) retirement plan.
(15)
Includes 1,120 shares owned in Mr. Hartsell’s 401(k) retirement plan.

Proposal 1 - Election of Directors

Our Bylaws currently provide that the number of directors shall be not less than five nor more than twelve, and the Board has determined that it shall consist of twelve directors. The Board, in concert with its Governance and Nomination Committee, has nominated ten current directors and two new directors – Kevin M. Freeman and Cheryl S. Miller – for election to the Board at the Annual Meeting. The Board, in concert with its Governance and Nomination Committee: (i) discussed multiple candidates as potential new director nominees as part of its selection process; (ii) sought out highly qualified women and individuals from minority groups to include in the pool from which director nominees were to be chosen; (iii) considered other criteria as set forth in our Corporate Governance Guidelines relating to the recommendation of director nominees; and (iv) obtained input from members of management as appropriate. In recruiting Ms. Miller, the Board paid a fee to a third-party search firm to help identify director prospects, perform candidate outreach, and provide other related services. Following completion of this process and multiple meetings with members of the Board and Old Dominion’s management team, Ms. Miller was formally nominated for election to the Board at the Annual Meeting. Mr. Freeman, who assumed the role of the Company’s President and Chief Executive Officer on July 1, 2023, was formally nominated for election to the Board at the Annual Meeting based on his experience as one of our executive officers and our long-standing practice of having our Chief Executive Officer serve as a member of the Board.

Unless authority is withheld, it is intended that proxies received in response to this solicitation will be voted in favor of the nominees. In accordance with its charter and our Corporate Governance Guidelines, the Board, in concert with its Governance and Nomination Committee, has approved the twelve individuals named below to serve as directors until our next annual meeting and until their respective successors have been elected and qualified or until their death, resignation, removal or disqualification or until there is a decrease in the number of directors. The age and a brief biographical description of each director nominee, his or her position with us, certain board memberships, and the nominee’s specific experience, qualifications, attributes, skills, diversity characteristics or other factors that led our Board to conclude that the candidate is well-qualified to serve as a member of our Board are set forth below. This information and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to us by the nominees or obtained from filings with the SEC. All of the nominees have consented to serve as directors, if elected.

David S. Congdon (67) was appointed Executive Chairman of the Board effective May 2018, having previously served as Vice Chairman of the Board and Chief Executive Officer from May 2015 to May 2018, and President and Chief Executive Officer from January 2008 to April 2015. He was our President and Chief Operating Officer from May 1997 to December 2007 and served in various positions in operations, maintenance and engineering between 1978 and 1997. He was first elected a director in 1998 and is the cousin of John R. Congdon, Jr., who also serves on the Board. Mr. Congdon, through his more than 40 years of service to us, including 26 years of service as an executive officer of Old Dominion, has played a critical role in helping us develop our strategic plan and grow our operations through geographic expansion and acquisitions. He has experience leading us through difficult operating conditions and has helped guide Old Dominion to sustained profitability and significant growth in shareholder value. The Board benefits from Mr. Congdon’s critical knowledge of the less-than-truckload (“LTL”) industry, his leadership in cultivating our unique OD Family Culture, and his deep understanding of the operational and regulatory complexities that we must address as a publicly-traded transportation company.

Sherry A. Aaholm (61) was first elected as a director in 2018. Since April 2021, Ms. Aaholm has served as Vice President and Chief Digital Officer of Cummins, Inc. (NYSE: CMI), a global power leader and a corporation of complementary business segments that design, manufacture, distribute and service a broad portfolio of power solutions, where she previously served as Vice President - Chief Information Officer from June 2013 to March 2021. From August 1999 to December 2012, Ms. Aaholm served as Executive Vice President, Information Technology of FedEx Services. Ms. Aaholm also serves as a member of the board of directors of nVent Electric PLC, a leading global provider of electrical connection and protection solutions. The Board benefits from Ms. Aaholm’s graduate degree in sustainability and her experience as a director of another publicly-traded company, as well as her over 35 years of overseeing mission-critical information systems, extensive experience in technology and information security, and development of digital/Internet of Things (IoT) and prognostics solutions for manufacturing and physical products, including in the transportation and logistics industries. Ms. Aaholm also brings to the Board key human capital management experience, gained from developing successful leadership programs and cultivating talent across different organizations. In addition, the Board benefits from the fact that Ms. Aaholm is National Association of Corporate Directors (“NACD”) Directorship Certified®. NACD Directorship Certified directors establish themselves as committed to continuing education on emerging issues and helping to elevate the role of directorship.

John R. Congdon, Jr. (67) was first elected as a director in 1998. He is the cousin of David S. Congdon, the Company’s Executive Chairman of the Board. Prior to their acquisition by Penske Truck Leasing in July 2017, Mr. Congdon served as the Chairman of the Board of Directors and Chief Executive Officer for each of Old Dominion Truck Leasing, Inc. and Dominion Dedicated Logistics, Inc. Mr. Congdon has over 40 years of experience in the trucking industry and brings to the Board extensive knowledge of dedicated logistics, fleet management services and the purchase and sale of equipment. Having previously served as chairman of a board, Mr. Congdon also brings experience in board management.

Andrew S. Davis (46) was first elected as a director in 2023. Since April 2022, Mr. Davis has served as Senior Vice President, Strategy and Investments of Cox Enterprises Inc. From December 2019 to February 2022, he served as Director of Private Investments at T. Rowe Price Associates, Inc. (“T. Rowe”), where he managed the private venture capital investments held in portfolios and funds advised by the firm. In a prior role at T. Rowe, from July 2010 to December 2019, Mr. Davis served as Vice President, Equity Investment Analyst, with responsibility for analysis and investment in companies within the transportation sector. Mr. Davis also previously served as a manager in the Financial Advisory Services Group at Deloitte & Touche LLP. Mr. Davis also serves as a member of the board of directors and as chair of the Audit Committee of Wheels Up Experience Inc., a leading provider of on-demand private aviation in the U.S. and one of the largest private aviation companies in the world. The Board benefits from Mr. Davis’ experience in the transportation sector as a public company investor at T. Rowe, his experience as a director of another publicly-traded company and his experience advising on capital allocation and strategic matters in his current and prior roles.

Kevin M. Freeman (65) was nominated by our Board, as further described under “Proposal 1 – Election of Directors.” Mr. Freeman was appointed President and Chief Executive Officer effective July 2023 after serving as our Executive Vice President and Chief Operating Officer since May 2018. He also served as our Senior Vice President – Sales from January 2011 to May 2018 and Vice President of Field Sales from May 1997 to December 2010. Mr. Freeman has 44 years of experience in the transportation industry, and has held various positions in operations and sales with Old Dominion since joining us in February 1992. Mr. Freeman, through his ever-increasing roles and responsibilities with us over the past 32 years, has played a critical role in the development of our operational and sales plans and brings to the Board significant expertise in LTL industry leadership, customer relations and business strategy.

Bradley R. Gabosch (72) was first elected as a director in 2016. Mr. Gabosch previously served as Managing Director for the public accounting firm Grant Thornton LLP from August 2014 to May 2016. Mr. Gabosch also served in various positions at Grant Thornton LLP, including as Carolinas Managing Partner, from October 2009 until his retirement as partner in July 2013. He has over 43 years of experience in the public accounting profession, of which 29 years were spent as an audit partner. Mr. Gabosch brings to the Board extensive knowledge of accounting and management and a strong understanding of financial statement oversight and disclosure matters. The Board also benefits from Mr. Gabosch’s specific public accounting experience in the freight transportation and logistics industry, as well as his expertise in risk management and oversight.

Greg C. Gantt (68) was first elected as a director in 2018. He served as our President and Chief Executive Officer from May 2018 to June 2023 and previously served as our President and Chief Operating Officer from May 2015 to May 2018. He was our Executive Vice President and Chief Operating Officer from June 2011 to May 2015, and served as our Senior Vice President - Operations from January 2002 to June 2011. He joined us in November 1994 and was one of our regional Vice Presidents until January 2002. Prior to his employment with us, Mr. Gantt served in many operational capacities with Carolina Freight Carriers Corporation, including Vice President of its Southern Region. Mr. Gantt, through his ever-increasing roles and responsibilities with us over the past 29 years, played a critical role in the development of our operational plan. He brings to the Board significant expertise in LTL industry leadership and business strategy, and valuable experience with respect to marketing, sales and customer relationship management.

John D. Kasarda, Ph.D. (78) was first elected as a director in 2008. Dr. Kasarda has a Ph.D. in Sociology. He serves as the President and Chief Executive Officer of Aerotropolis Business Concepts LLC and the President of Aerotropolis Institute China. Dr. Kasarda is also on the faculty at the University of North Carolina at Chapel Hill's Kenan-Flagler Business School and is a former Chair of the University's Department of Sociology. He is considered the leading developer of the aerotropolis concept, which brings together air logistics and surface transportation to foster airport-linked business development. He is the former Editor-in-Chief of Logistics, an international journal of transportation and supply chain management, and brings a unique perspective and creative insights to our Board due to his breadth of knowledge in business strategy, transportation, logistics, and sustainable development. Through his thought leadership and worldwide experiences in the transportation industry, he provides our Board with critical perspective and analysis regarding shareholder and stakeholder governance matters.

Cheryl S. Miller (51) was nominated by our Board, as further described under “Proposal 1 – Election of Directors.” Ms. Miller most recently served as Chief Financial Officer of West Marine, the nation’s leading omni-channel provider of products, services and expertise for the marine aftermarket, from January 2022 to October 2022. She previously served as Executive Strategic Advisor to JM Family Enterprises, a diversified automotive company, from May 2021 to December 2021, prior to which she served as Executive Vice President and Chief Financial Officer of JM Family Enterprises from January 2021 to April 2021. She previously served as President and Chief Executive Officer of AutoNation, Inc., a publicly traded automotive retailer with major metropolitan franchises and e-commerce operations from July 2019 to April 2020, prior to which she served as Executive Vice President and Chief Financial Officer of AutoNation, Inc. since 2014, and as its Treasurer and Vice President of Investor Relations since 2010. Ms. Miller also served on the Board of AutoNation, Inc. from July 2019 to July 2020. She currently serves on the board of directors and as chair of the Compensation and Leadership Development Committee of Tyson Foods, Inc., one of the world’s largest food companies and a recognized leader in protein. She also currently serves on the board of directors and as chair of the Audit Committee of Celsius Holdings, Inc., a global lifestyle fitness drink company. The Board will benefit from Ms. Miller’s more than 20 years of corporate finance experience, financial statement expertise and deep understanding of public company shareholder matters.

Wendy T. Stallings (49) was first elected as a director in 2020. Ms. Stallings is a real estate investor and the sole owner of TPI Event Solutions, Inc., a full-service event management company specializing in large scale national catering contracts, hospitality, corporate events, merchandise and contract fulfillment, where she has served as President and CEO since founding the company in December 2000. She was also the co-owner of Excel Learning Centers, a children’s early learning program, where she acquired and developed campuses throughout North Carolina and served as Vice President from March 2006 until the sale of the business in August 2021. The Board benefits from Ms. Stallings’ law degree as well as her comprehensive expertise in entrepreneurship, strategic planning, sales, customer relations and business management. Ms. Stallings also brings to the Board significant knowledge with respect to regulatory, reporting, and human relations matters gained from her varied business experiences.

Thomas A. Stith, III (60) was first elected as a director in 2021. Since July 2022 (and from January 2017 to September 2019), Mr. Stith has served as CEO of The Michael Thomas Group, a firm that he co-founded in 1995 focused on consulting and advising clients seeking business development opportunities in the public and private sectors. He also serves as a Professor of the Practice at the University of North Carolina at Chapel Hill's Kenan-Flagler Business School and as a Senior Fellow for the Kenan Institute of Private Enterprise, where he previously served as a 2023 Distinguished Fellow to support the Institute's Grand Challenge: Workforce Disrupted Seeking the Labor Market’s Next Equilibrium initiative. Distinguished Fellows are global scholars committed to leveraging their individual expertise, thought leadership, research and networks to further the institute’s efforts to examine – and drive solutions to – the most complex and timely issues facing business and the economy. From January 2021 to July 2022, Mr. Stith served as President of the North Carolina Community College System, where, as chief administrative officer of the system, he provided policy oversight and guidelines for the 58 community and technical colleges in the system. From September 2019 to December 2020, Mr. Stith served as District Director of the U.S. Small Business Administration (“SBA”), with responsibility, as the SBA’s senior representative in North Carolina, for developing and implementing the District Office Strategic Plan while directing and managing all SBA programs within North Carolina. From January 2013 to December 2016, Mr. Stith served as Chief of Staff to North Carolina Governor Pat McCrory, in which role he advised and made recommendations to the Governor on public policy, budget, and state government operations matters. Mr. Stith brings to the Board extensive experience in public policy and administration, diversity and inclusion and legislative affairs, including valuable expertise with respect to information system management and social and governance matters at the federal, state and local levels. The Board also benefits from the fact that Mr. Stith is NACD Directorship Certified®.

Leo H. Suggs (84) was first elected as a director in 2009 and has served as our Lead Independent Director since December 2018. Mr. Suggs has a long and distinguished career in the trucking industry that began in 1958, holding a wide range of positions that included Chairman and Chief Executive Officer of Overnite Transportation from 1996 to 2005 and President and Chief Executive Officer of UPS Freight from 2005 to 2006. As Chief Executive Officer of Overnite Transportation and Chairman of its Board of Directors, Mr. Suggs gained extensive knowledge about managing a union-free motor carrier in the LTL industry. He understands the opportunities and challenges associated with the LTL industry, and has first-hand knowledge of merger and acquisition considerations and strategies. We believe that Mr. Suggs is invaluable to our Board as an adviser on logistics services and LTL operations.

The nominees receiving a plurality of the votes cast will be elected as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

Executive Officers

The following provides certain information about our executive officers who are not directors or nominees:

Christopher T. Brooks (53) was appointed Senior Vice President - Human Resources & Safety effective January 2018 after serving as our Vice President - Human Resources from June 2015 to December 2017. Prior to joining us, he served as Senior Vice President of Human Resources at National General Insurance (which was acquired by The Allstate Corporation in 2021) from January 2015 to June 2015 after serving as that company’s Vice President of Human Resources from January 2010 to December 2014.

Steven W. Hartsell (56) was appointed Senior Vice President – Sales effective July 2023, after serving as our Vice President – Field Sales since January 2019. Mr. Hartsell also served as our Director – Expedited Sales & Service from May 2008 to January 2019 and as one of our Regional Sales Directors from March 2002 to May 2008. Mr. Hartsell previously served in various other positions in operations and sales since joining us in January 1998.

Christopher J. Kelley (54) was appointed Senior Vice President – Operations effective May 2023, after serving as our Vice President – Central States Region since November 2011. He also served as one of our Regional Sales Directors from November 2004 to November 2011. Mr. Kelley has 32 years of experience in the transportation industry, and has served Old Dominion in various other positions in sales since joining us in July 2002.

Cecil E. Overbey, Jr. (62) was appointed Senior Vice President - Strategic Development in January 2011 after serving as our Vice President of National Accounts and Marketing since July 2000. Mr. Overbey has 38 years of experience in the transportation and distribution industries, and since joining us in June 1995 as a National Account Executive, has held various other management positions in sales and marketing with Old Dominion.

Ross H. Parr (52) was appointed Senior Vice President - Legal Affairs, General Counsel and Secretary effective January 2016, after serving as our Vice President - Legal Affairs, General Counsel and Secretary since May 2012. Mr. Parr joined us in August 2011 and served as our Vice President, Deputy General Counsel and Assistant Secretary until May 2012. From August 2003 to December 2007 Mr. Parr was an associate, and from January 2008 to August 2011 he was a member, at the law firm Womble Carlyle Sandridge & Rice (now known as Womble Bond Dickinson (US) LLP).

Gregory B. Plemmons (59) was appointed Executive Vice President and Chief Operating Officer effective July 2023 after serving as our Senior Vice President – Sales since January 2019. He also served as our Vice President – Field Sales from September 2013 to January 2019 and as our Vice President – OD Global from December 2002 to September 2013. Mr. Plemmons has 35 years of experience in the transportation industry, and has served Old Dominion in various other positions in operations and sales since joining us in April 1997.

Adam N. Satterfield (49) was appointed Executive Vice President, Chief Financial Officer and Assistant Secretary effective July 2023, after serving as Senior Vice President - Finance, Chief Financial Officer and Assistant Secretary since January 2016. Mr. Satterfield also served as our Vice President – Treasurer from June 2011 to December 2015, as our Director - Finance and Accounting from August 2007 to June 2011 and as our Manager - SEC Reporting from October 2004 to August 2007. Prior to joining us in October 2004, he was an Audit Manager with KPMG LLP, a global accounting firm. Mr. Satterfield is a Certified Public Accountant.

Corporate Governance

Board Leadership Structure

Since January 2008, the Board has separated the roles of Chairman of the Board and Chief Executive Officer. The separation of the roles allows the Company to leverage the extensive knowledge of a former Chief Executive Officer of the Company. Earl E. Congdon served as our Chairman and Chief Executive Officer from 1985 through 2007, Executive Chairman from January 2008 to April 2018, and Senior Executive Chairman from May 2018 to January 2021. David S. Congdon, who currently serves as our Executive Chairman, served as our Chief Executive Officer from January 2008 to May 2018. The Company and the Board benefit from the significant expertise and experience of a prior Chief Executive Officer in the Chairman role, while providing full oversight of our strategic initiatives and business plans to the current Chief Executive Officer.

The Board also believes that strong, independent Board leadership is an important aspect of effective corporate governance and, as a result, appointed a Lead Independent Director in January 2010. Leo H. Suggs has served in such role since December 2018. Our Lead Independent Director's responsibilities and authority include presiding at meetings of our independent directors, coordinating with our Executive Chairman and our Chief Executive Officer on Board meeting agendas, schedules and materials and otherwise acting as a liaison between the independent directors, our Executive Chairman and our Chief Executive Officer. For these reasons, the Board believes that this leadership structure is appropriate for us. The Board believes that there is no specific generally accepted leadership structure that applies to all companies, nor is there one specific leadership structure that permanently suits us. As a result, our decision as to whether to combine, separate or add to the positions of Chairman and Chief Executive Officer and whether to have a Lead Independent Director may vary from time to time, as industry or our own conditions and circumstances warrant. The independent directors of the Board consider the Board's leadership structure on an annual basis to determine the structure that is most appropriate for the governance of Old Dominion.

Independent Directors

In accordance with the listing standards of The Nasdaq Stock Market, LLC (“Nasdaq”), our Board must consist of a majority of independent directors. The Board has determined that current directors Ms. Aaholm, Mr. Davis, Mr. Gabosch, Dr. Kasarda, Ms. Stallings, Mr. Stith, Mr. Suggs, and new director nominee Ms. Miller, are each independent in accordance with Nasdaq listing standards. The Board performed a review to determine the independence of its members and made a subjective determination as to each that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Old Dominion. In making these determinations, the Board considered information provided by the current directors as well as Ms. Miller, in addition to information obtained by us, with regard to each individual's business and personal activities as they may relate to us and our management. Our Corporate Governance Guidelines direct the independent directors of the Board to meet in executive session at least twice each year, and they met four times in 2023. Shareholders may communicate with the independent directors by following the procedures set forth in “Shareholder Communications with the Board” in this proxy statement.

Attendance and Committees of the Board

Pursuant to our Corporate Governance Guidelines, directors are expected to attend the Annual Meeting and all meetings of the Board, including all meetings of Board committees of which they are members. All of our directors then in office were present at our 2023 Annual Meeting of Shareholders that was held on May 17, 2023. Our Board of Directors held seven meetings during 2023. The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Governance and Nomination Committee and the Risk Committee. Each member of the Audit Committee, the Compensation Committee, the Governance and Nomination Committee and the Risk Committee is an “independent director” as such term is defined under applicable SEC rules and regulations and Nasdaq listing standards. In 2023, all incumbent directors attended at least 75% of the aggregate meetings held by the Board and their assigned committees during the period for which they served on the Board or such committees.

Audit Committee

The Audit Committee, which is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), currently consists of Sherry A. Aaholm (Chair), Andrew S. Davis, and Bradley R. Gabosch, each of whom the Board has determined is independent pursuant to applicable SEC rules and regulations and Nasdaq listing standards. The Board has determined that all Audit Committee members are financially literate and that Mr. Davis and Mr. Gabosch each qualify as an “audit committee financial expert” as defined by applicable SEC rules. Please refer to the experience described for each of these members under “Proposal 1 - Election of Directors” in this proxy statement.

The Audit Committee is governed by a written charter approved by the Board, which is available on our website at https://ir.odfl.com/corporate-governance/governance-documents. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board for approval. Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board to serve for one-year terms. Information regarding the functions performed by this committee is set forth in the “Report of Audit Committee,” which is included in this proxy statement. In fulfilling its duties, the Audit Committee, among other things, appoints, compensates and oversees the work of the independent registered public accounting firm. In addition, the Audit Committee periodically meets with management to review the results of risk assessments, including our major financial risk exposures and steps management has taken to monitor and control such exposures. Our Internal Audit Department reports to the Audit Committee on its audit plan and our audit-related processes and procedures and internal controls. The Audit Committee met ten times in 2023. The Audit Committee holds telephonic meetings after each quarterly period to discuss with both management and our independent registered public accounting firm, Ernst & Young LLP (“EY”), the financial results to be included in our periodic filings with the SEC prior to their release.

Compensation Committee

Our Compensation Committee currently consists of Leo H. Suggs (Chair), John D. Kasarda and Wendy T. Stallings, each of whom the Board has determined to be independent pursuant to applicable SEC rules and regulations and Nasdaq listing standards. Committee members are nominated annually by the Governance and Nomination Committee and approved by our Board to serve for one-year terms.

The Compensation Committee is responsible for reviewing the components of our compensation plans for our officers, including an evaluation of the components of compensation, the standards of performance measurements and the relationship between performance and compensation. The Compensation Committee is also responsible for reviewing the results of our most recent “say-on-pay” vote and any shareholder feedback from our shareholder outreach initiatives, and also determines whether any adjustments to our compensation policies and practices are necessary or appropriate in light of such “say-on-pay” vote or shareholder feedback. In addition, the Compensation Committee regularly engages with our management team regarding the Company’s human capital programs, including employee diversity, equity and inclusion initiatives. Please refer to our compensation philosophy described in the “Compensation Discussion and Analysis” section of this proxy statement for further discussion, including the role of executive officers in determining or recommending the amount or form of executive and non-employee director compensation. The Compensation Committee also reviews and evaluates our non-employee director compensation program, and recommends changes as deemed necessary to maintain alignment with our compensation philosophy.

The Compensation Committee is governed by a written charter approved by the Board, which is available on our website at https://ir.odfl.com/corporate-governance/governance-documents. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board for approval. The Committee meets periodically and is authorized to obtain opinions or reports from external or internal sources as it may deem appropriate or necessary to assist and advise it in connection with its responsibilities. The Compensation Committee met four times in 2023. In addition, the Chair of the Compensation Committee meets periodically with our Executive Chairman and our Chief Executive Officer to review and evaluate our executive compensation program and the relationship between performance and compensation. In accordance with its charter, the Committee may delegate authority to one or more members of the Committee as deemed necessary to fulfill its responsibilities. No such authority was delegated in 2023.

To assist the Compensation Committee with its review and analysis of executive, non-employee director and employee compensation matters, the Compensation Committee has engaged the services of an independent compensation consulting firm, Pearl Meyer & Partners, LLC (“Pearl Meyer”), periodically since 2013. In 2022 and 2023, the Compensation Committee engaged Pearl Meyer to review and analyze our executive compensation program and conduct a peer group assessment, as well as assess and consider any shareholder outreach matters and shareholder advisory group observations. In addition, in 2023, the Compensation Committee also engaged Pearl Meyer to review and analyze the competitiveness of our non-employee director compensation program, including how our program and performance compared to those of our peer group. For a more detailed discussion of the nature and scope of the role of Pearl Meyer with respect to our compensation programs, please see “Compensation Discussion and Analysis - Role of Compensation Consultant” and “Director Compensation - Components of Compensation” below.

Governance and Nomination Committee

The Governance and Nomination Committee currently consists of John D. Kasarda (Chair), Bradley R. Gabosch, Thomas A. Stith, III and Leo H. Suggs, each of whom the Board has determined is independent pursuant to applicable Nasdaq listing standards. This Committee makes recommendations concerning the size and composition of the Board of Directors; evaluates and recommends candidates for election as directors (including nominees recommended by shareholders); coordinates the orientation (in conjunction with our Executive Chairman and our Chief Executive Officer) and educational opportunities for new and existing directors; assesses, with the assistance of our management team, environmental, social and governance ("ESG") matters and their relationship with various stakeholder, shareholder, sustainability and corporate citizenship considerations; and develops and implements our corporate governance policies. We also maintain a corporate membership in the NACD, which provides our Board members with opportunities and resources to continue to enhance their knowledge of current governance best practices and emerging issues faced by public company directors. As noted in “Proposal 1 – Election of Directors,” both Ms. Aaholm and Mr. Stith are NACD Directorship Certified®.

The Governance and Nomination Committee is responsible for overseeing the annual self-evaluation process of the Board and its committees, which is used by the Board and each committee to assess effectiveness, performance and opportunities for improvement. The Governance and Nomination Committee reports its findings and any recommendations to the Board. During 2023, the Board and committee evaluation process involved the distribution of a self-assessment questionnaire to all Board and committee members inviting a review and written comments on all aspects of the Board and each committee’s composition, role and responsibilities, as well as director performance and Board dynamics. For both the Board and the relevant committee, the process solicited ideas from directors about (i) improving quality of Board and committee discussions on key matters, (ii) identifying specific issues that should be discussed in the future, and (iii) identifying any other matters of importance to the proper functioning of the Board or relevant committee.

The Governance and Nomination Committee is governed by a written charter approved by the Board, which is available on our website at https://ir.odfl.com/corporate-governance/governance-documents. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board for approval. Committee members are appointed annually by a majority of the Board to serve for one-year terms. The Governance and Nomination Committee met four times in 2023.

Risk Committee

The Risk Committee currently consists of Wendy T. Stallings (Chair), Sherry A. Aaholm, Andrew S. Davis and Thomas A. Stith, III, each of whom the Board has determined is independent pursuant to applicable Nasdaq listing standards. The Risk Committee assists the Board in overseeing management’s identification and evaluation of enterprise risks, including the Company’s risk management framework, compliance programs and policies, procedures and practices employed to manage operational, strategic, reputational, technology, ESG and other risks. Among other responsibilities, the Risk Committee oversees the Company’s risk assessment and risk management practices for risks associated with technology and operations, such as (i) the quality, adequacy and effectiveness of the Company’s data security, privacy and technology policies, procedures and internal controls; (ii) cybersecurity and cyber incident responses; and (iii) business continuity, crisis management and disaster recovery planning and capabilities. With the assistance of the Company's Compliance Department, the Risk Committee also periodically assesses management of sustainability-related risks.

The Risk Committee is governed by a written charter approved by the Board, which is available on our website at https://ir.odfl.com/corporate-governance/governance-documents. The Committee annually reviews this charter to reassess its adequacy and recommends any proposed changes to the Board for approval. Committee members are appointed annually by a majority of the Board to serve for one-year terms. The Risk Committee was constituted by the Board in May 2023 and met two times in 2023.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board's duties and responsibilities in light of various best practices in corporate governance and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, our withhold vote policy, meeting requirements and responsibilities of the Board and its committees. The Corporate Governance Guidelines are available on our website at https://ir.odfl.com/corporate-governance/governance-documents.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, principal accounting officer and any person performing similar functions) and employees. Our Code of Business Conduct is available on our website at https://ir.odfl.com/corporate-governance/governance-documents. To the extent permissible under applicable law, the rules of the SEC and Nasdaq listing standards, we intend to disclose on our website any amendment to our Code of Business Conduct, or any grant of a waiver from a provision of our Code of Business Conduct, that requires disclosure under applicable law, the rules of the SEC or Nasdaq listing standards.

Shareholder Communications with the Board

Any shareholder desiring to contact the Board or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: (name of director(s), as applicable)), care of the Corporate

Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Any communication so received will be processed by our Corporate Secretary and be promptly delivered to the appropriate member(s) of the Board.

Director Nominations

The Governance and Nomination Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with our bylaws and policies regarding director nominations. Shareholders may submit in writing the names and qualifications of potential director nominees to our Corporate Secretary (500 Old Dominion Way, Thomasville, North Carolina 27360) for delivery to the Chair of the Governance and Nomination Committee for consideration. When submitting a nomination to the Governance and Nomination Committee for consideration, a shareholder must provide the following minimum information for each director nominee: (i) full name, age, business address and, if known, residence address; (ii) principal occupation or employment; (iii) number of our shares of common stock beneficially owned; (iv) all information relating to such person that would be required to be disclosed in a proxy statement for the election of directors (including such person's written consent to being named in the proxy statement as a nominee and serving as a director if elected); and (v) a description of all direct and indirect compensation or other material monetary agreements during the past three years, and any other material relationships between or among the nominating shareholder (and his/her respective affiliates and associates) and the director nominee (and his/her respective affiliates and associates). The shareholder's nomination must also include, among other things, information regarding that shareholder's economic, voting and other interests that may be material to our and our shareholders' evaluation of the director nominee. The shareholder’s nomination must also set forth, among other information required by Article 3, Section 6 of our bylaws, a representation as to whether or not the shareholder or beneficial owner, if any, or any of their respective affiliates, associates or others acting in concert therewith intend to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 under the Exchange Act.

Shareholder nominations for director must also be made in a timely manner and otherwise in accordance with our bylaws, as described in more detail in Article 3 of our bylaws. If the Governance and Nomination Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) have beneficially owned greater than 5% of our outstanding stock for at least one year prior to the date of nomination, we, to the extent required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in our proxy statement whether the Governance and Nomination Committee chose to nominate the candidate, as well as certain other information required by SEC rules and regulations. Shareholders may also nominate and include in our annual proxy materials a candidate for election as a director at our annual meeting of shareholders pursuant to the proxy access provisions described in Article 3, Section 7 of our bylaws, subject to certain limitations and provided that the requirements set forth in our bylaws are satisfied.

In addition to any director nominees submitted by shareholders, the Governance and Nomination Committee considers any candidates submitted by management or directors, as well as self-nominations by directors, and it also may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. From time to time the Governance and Nomination Committee may also consider candidates identified through outside networks or other sources focused on diversity in gender, race, ethnicity, culture/viewpoint, geography, or other qualities or attributes that the Governance and Nomination Committee believes are important in evaluating qualified director candidates. The Governance and Nomination Committee investigates potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, are similarly evaluated by the Governance and Nomination Committee.

In evaluating prospective nominees, the Governance and Nomination Committee considers the criteria outlined in our Corporate Governance Guidelines, which include personal and professional ethics, integrity and values; director independence; relevant educational and business experience; willingness to devote the time required to fulfill the duties of a director and to develop additional insight into our operations; and a willingness to represent the best interests of us and our shareholders and be objective in evaluating management's effectiveness. The Governance and Nomination Committee also considers various specific skills, attributes and qualities of prospective nominees, as well as current Board members, that are particularly relevant to our business and a strong and effective Board, which include the following:

•
Industry - Extensive knowledge and experience in the freight transportation and logistics industry;

•
Executive Management - Senior level experience in operations, strategic planning, risk management and oversight, finance/accounting and economics, and/or treasury and securities markets;
•
Diversity - Self-identified diversity characteristics (including with respect to gender, race, ethnicity and national origin);
•
Human Resources and Safety - Knowledge of employee relations, safety and environmental issues;
•
Shareholder Relations - Understanding of public company governance and institutional investor considerations;
•
Customer Relations - Insight into marketing, sales and customer relationship management;
•
Information Technology - Understanding of information technology, cybersecurity, data privacy, information systems and related issues;
•
International/Global - Knowledge of global trends and considerations relating to supply chain management and multimodal transportation solutions; and
•
Legal/Regulatory/Government Affairs - Understanding of legal and regulatory implications, including the impact of various ESG matters in this context, and a strong grasp of the workings of government and public policy on a local, state and national level.

In addition to these specific categories, the Governance and Nomination Committee considers a number of other factors in considering director candidates, including board dynamics, an appropriate mix of skills and experience (including a balance between new and experienced directors), reputation of potential nominees, the nature and extent of a nominee’s other commitments, and expected contributions of the nominee to the Board and its committees. Finally, directors are expected to ensure that other commitments do not materially interfere with their attendance at meetings or their ability to fulfill their responsibilities as members of the Board. Directors may not serve on more than three public company boards (including the Board); provided, however, that a director who serves as an executive officer of a public company may not serve on more than two public company boards (including the Board).

Below we identify the skills and qualifications that each director nominee brings to the Board. The fact that a particular skill or qualification is not designated does not mean the director nominee does not possess that particular attribute. Rather, the skills and qualifications noted below are those reviewed by the Governance and Nomination Committee and the Board in making nomination decisions. Each director nominee also contributes other important skills, expertise, experience, viewpoints, and personal attributes to our Board that are not reflected below. We believe the combination of the skills and qualifications shown below demonstrates how the Board is well-positioned to provide strategic oversight and guidance to management.

Director Skills and Qualifications
Industry - Extensive knowledge and experience in the freight transportation and logistics industry	X	X	X	X	X	X	X	X				X
Executive Management - Senior level experience in operations, strategic planning, risk management and oversight, finance/accounting and economics, and/or treasury and securities markets	X	X	X	X	X	X	X	X	X	X	X	X
Diversity - Self-identified diversity characteristics (including with respect to gender, race, ethnicity and national origin)		X							X	X	X
Human Resources and Safety - Knowledge of employee relations, safety and environmental issues	X		X		X		X				X	X
Shareholder Relations - Understanding of public company governance and institutional investor considerations	X			X	X	X	X	X	X			X
Customer Relations - Insight into marketing, sales and customer relationship management	X		X		X		X			X	X	X
Information Technology - Understanding of information technology, cybersecurity, data privacy, information systems and related issues		X							X		X
International/Global - Knowledge of global trends and considerations relating to supply chain management and multimodal transportation solutions				X				X

Legal/Regulatory/Government Affairs - Understanding of legal and regulatory implications, including the impact of various ESG matters in this context, and a strong grasp of the workings of government and public policy on a local, state and national level

				X				X		X	X

In seeking and evaluating prospective director nominees, diversity in gender, race, ethnicity, culture, tenure of Board service, viewpoint, geography, and other qualities and attributes are important factors to consider in connection with the criteria outlined above and equal opportunity principles. The Governance and Nomination Committee is committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which director nominees are chosen. We and the Governance and Nomination Committee believe that the current composition of the Board reflects a highly talented group of individuals best suited to perform oversight responsibilities for us and our shareholders at this time, and we will continue to consider diversity factors as we evaluate the composition of our Board. The following chart shows certain self-identified personal characteristics of our directors, in accordance with Nasdaq Listing Rules. The chart does not reflect information with respect to director nominees Mr. Freeman and Ms. Miller.

Board Diversity Matrix (As of April 15, 2024)
Total Number of Directors	10
	Female	Male
Part I: Gender Identity
Directors	2	8
Part II: Demographic Background
African American or Black	—	1
White	2	7

Director succession presents an opportunity for the Company to expand and replace key skills and experience and bring fresh perspectives to the boardroom. Since 2016, as part of our effort to identify, recruit and elect new directors whose qualifications would further strengthen our Board, and as a result of the nomination process described above, five new independent directors are currently serving on the Board (and if elected at the Annual Meeting, Ms. Miller would be the sixth new independent director). The Governance and Nomination Committee periodically reviews the specific categories and factors considered in evaluating director candidates, and makes updates as needed to inform any future director searches.

Effect of Withheld Votes on an Uncontested Election

In an uncontested election of directors, any director nominee who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall immediately offer his or her resignation for consideration by the Governance and Nomination Committee. This resignation is conditioned upon the Board's acceptance and thus shall not be effective unless and until the Board, after considering the recommendation of the Governance and Nomination Committee, accepts the director nominee's offer to resign. Nevertheless, if the director nominee does not wish to remain a director, he or she shall so state and shall tender a non-conditional resignation, which shall be effective as of the date thereof.

The Governance and Nomination Committee will promptly consider the director nominee's offer to resign and will recommend to the Board whether to accept or reject it. In making this recommendation, the Governance and Nomination Committee will consider all factors deemed relevant by its members, including, without limitation, the stated reasons, if any, why shareholders "withheld" votes for election from such director nominee, the length of service and qualifications of the director nominee, the director nominee's contributions to us, our Corporate Governance Guidelines, whether accepting the offered resignation would cause us to fail to meet any applicable SEC or Nasdaq requirements, and whether the director's resignation from the Board would be in the best interests of us and our shareholders.

The Board will act on the Governance and Nomination Committee's recommendation no later than 90 days following the date of the shareholders' meeting at which the election occurred. In considering the Governance and Nomination Committee's recommendation, the Board will consider the information and factors considered by the Governance and Nomination Committee and such additional information and factors as the Board deems relevant.

Any director nominee who offers his or her resignation for consideration pursuant to our Corporate Governance Guidelines will not participate in the Governance and Nomination Committee or Board deliberations regarding whether to accept the director nominee's offer to resign.

Risk Management

The Board is responsible for the oversight of our policies, procedures and systems in place to manage our risk exposure. Our Chief Executive Officer and Chief Financial Officer are responsible for the assessment and management of our risks and regularly report their findings to our Board directly or through their communications with our Audit Committee or Risk Committee, as appropriate. Our Risk Management Department is responsible for identifying, assessing and monitoring risks inherent to our business and providing guidance to senior management and our Audit Committee or Risk Committee, as appropriate, regarding our enterprise risk management, insurance portfolio, business continuity programs, crisis management, claims management and governance, and record retention initiatives. We regularly assess the likelihood and impact of our enterprise risks, as well as the effectiveness of our management and mitigation strategies, and also regularly consult with our outside advisors to help anticipate future threats and trends with respect to our risk environment.

Our Compliance Department further enhances our ability to manage and assess our enterprise compliance, environmental and sustainability programs, and risk mitigation controls. Our Compliance Department works closely with our Internal Audit and Risk Management Departments to develop strategies to identify, consolidate and maximize the effectiveness of our compliance initiatives across our multiple business functions, including safety, operations, finance, human resources, sales, marketing, pricing, purchasing, real estate, maintenance, legal and technology. Our Compliance Department also regularly interacts with various internal and external stakeholders regarding our ESG efforts and provides guidance to senior management and our Risk Committee regarding our compliance plans and progress.

Our Director of Internal Audit reports on risks that are identified during the internal audit process and our OD Technology Department reports on the risks associated with our information technology systems and data privacy initiatives. Our Internal Audit Department, as part of its audit plan that is approved by the Audit Committee, monitors cybersecurity audits as well as periodically engages third parties to perform cybersecurity assessments. We also use third parties to periodically benchmark and assess our cybersecurity and data privacy programs and to assess how any identified vulnerabilities in the industry might impact our Company as well as the sufficiency of our response. The results generated from these activities are reported to management and are used to develop action plans to address any identified opportunities for risk mitigation and overall improvement. The Risk Committee is apprised by management of the results of the third-party analysis, any related action plans and progress against those plans. Management, together with members of our OD Technology Department, brief the Board directly, or through their communications with the Risk Committee, on information security matters on at least a quarterly basis. After gathering and assessing information about our risk exposure, our Risk Committee reports the results of its review to the Board on a regular basis.

Committees of the Board have risk oversight responsibility. The Audit Committee is responsible for meeting with management to review the results of risk assessments, including our major financial risk exposures and steps management has taken to monitor and control such exposures. The Risk Committee is responsible for assisting the Board in overseeing management’s identification and evaluation of enterprise risks, including the Company’s risk management framework, compliance programs, and policies, procedures and practices employed to manage operational, strategic, reputational, technology and ESG and other risks. The Governance and Nomination Committee is responsible for the oversight of risks associated with succession planning and corporate governance matters. The Compensation Committee is primarily responsible for the oversight of risks associated with compensation arrangements and human capital considerations, including the attraction and retention of qualified employees and our diversity, equity and inclusion initiatives. The Chairs of each of the Audit Committee, the Risk Committee, the Governance and Nomination Committee and the Compensation Committee report the results of their meetings and reviews to the Board on a regular basis.

Our Lead Independent Director promotes effective communication and consideration of matters presenting significant risks to us through his role in coordinating with our Executive Chairman and our Chief Executive Officer on meeting agendas, advising committee chairs, chairing meetings of the independent directors, and communicating between the independent directors, our Executive Chairman and our Chief Executive Officer regarding shareholder, stakeholder and other corporate matters.

Environmental, Social and Governance (ESG) Matters

Corporate responsibility is a critical priority for both the Board and our Company. As reflected in our Code of Business Conduct, we are committed to being an ethical and responsible company acting with integrity and respect for our environment, as well as with respect to each other, our customers, vendors, business partners, shareholders, and other stakeholders.

Our Board and our Governance and Nomination Committee regularly review and consider our diversity, equity and inclusion practices generally; environmental and sustainability matters; and corporate citizenship practices. Our Risk Committee also regularly considers the enterprise risks, initiatives and other programs associated with these protocols, and our Compliance Department and the leader of our internal ESG working group periodically reports on our various ongoing ESG initiatives and related matters. Our Compensation Committee’s oversight of our human capital management initiatives includes, but is not limited to, periodic review and discussion with management on topics including: (i) talent acquisition, development, assessment and retention of employees; (ii) initiatives with regard to employee diversity, equity and inclusion; (iii) opportunities to further leverage technology in developing workforce analytics; and (iv) our unique OD Family culture and its connection to our overall strategy. On a day-to-day basis, ESG is collaboratively managed by our respective operational departments with oversight by our ESG working group, which interacts regularly with our third-party ESG consultant, as well as our management-level ESG Steering Committee. Members of our ESG Steering Committee report to the Board regarding our ESG progress, and our operational leaders are responsible for measuring and monitoring such progress and for reviewing and applying stakeholder feedback and insights.

Highlights from our ESG strategies, programs and progress are outlined below. For more detail, please refer to our 2022 Environmental, Social, and Governance Report, available at https://ir.odfl.com/corp-responsibility/od-esg-reporting. Our website and our 2022 Environmental, Social, and Governance Report are not incorporated by reference into, and do not form any part of, this proxy statement.

Building a More Sustainable Supply Chain

To improve efficiency throughout our operations, we continue to invest in our fleet and service centers by purchasing new equipment, adopting new technologies, and making fleet modifications, which helps reduce our impact on the environment. We strive for continuous improvement through our capital investments and by assessing and managing our energy usage, waste levels, and carbon emissions.

We have been recognized by the United States Environmental Protection Agency (U.S. EPA) SmartWay® Program for seven consecutive years as a leader in supply chain freight environmental performance and energy efficiency. We continue to voluntarily participate in the U.S. EPA SmartWay® Program, which is a public-private partnership that helps companies advance supply chain sustainability by measuring, benchmarking, and improving freight transportation efficiency. We have proudly participated in the SmartWay® Program for 13 years.

Our People and Family Spirit

At OD, our employees are the heart of our organization. We recognize that without their hard work and dedication, we would not be the leader in LTL services. We provide many opportunities for our employees to connect with one another, and our unique culture encourages development and employee engagement while also motivating our employees to provide the superior customer service for which we are known. Creating a safe and collaborative working environment with training and advancement opportunities helps us maintain our “OD Family Spirit.” Given our consistent work on nurturing our OD Family Spirit we have once again been named for 2023 as one of Forbes America’s Best Large Employers.

Diversity Action Plan

OD’s established Diversity Action Plan formalizes our diversity recruitment efforts. We are committed to taking action to implement and execute strategies to recruit and retain a diverse candidate pool, while focusing on two main areas: (1) enhancing diversity recruitment efforts; and (2) strengthening relationships with organizations for underrepresented groups and women. To implement the activities detailed in our Diversity Action Plan, we have employed tools and engaged industry partners for the advancement of recruitment while always placing the most qualified candidates in open positions. In addition, OD was also named as one of Women in Trucking Association’s Top Companies to Work for in Transportation for 2023, as well as one of Newsweek America’s Greatest Workplaces for Diversity for 2024.

Driver Development and Safety

OD’s family spirit has always led to prioritizing employee safety. Working with OD, each employee is trained and equipped with the skills needed to safely complete their daily activities. OD invests in multiple programs for employee safety including trainings, technology updates, and incentives. We regularly invest in our people, processes, and equipment.

Service Center Safety

Our behavior-based safety program, S.H.I.E.L.D. (Safety/ Hazards/Injuries – Employees Leading the Defense), is focused on preventing injuries. OD has trained S.H.I.E.L.D. team members in each of our service centers who are empowered to take corrective action to improve the safety of co-workers and to sustain a safe working environment. These team members work together to develop and implement solutions to reduce safety hazards, while continuously improving communication, awareness, engagement, and training to help ensure that everyone receives the knowledge, skills, guidance, and resources to perform their jobs safely and efficiently.

Engaging our Community

Engaging in our communities is the cornerstone of our organization’s success. As a transportation leader, we know OD has an opportunity to be a catalyst for positive change in the communities we serve. Our commitment to excellence in service expands beyond our customers to the local surrounding communities.

We are focused on supporting the well-being of the members of our communities, especially those in need. We are proud to support family, health, education, and safety causes. On a company-wide basis, we currently support initiatives carried out by these outstanding organizations: the American Red Cross, United Way, United Service Organizations, Salvation Army, Big Brothers Big Sisters, and Toys for Tots.

Delivering on our P.R.O.M.I.S.E.S.

The OD Family of employees’ work is based on keeping our P.R.O.M.I.S.E.S. – being Professional, Reliable, Open, Mindful, Innovative, Serving, Ethical, and Supportive. We focus on these commitments and are cognizant of these values when serving our customers each day. As a result, OD was named #1 National LTL Carrier for Quality by Mastio & Company for 2023 and awarded American Trucking Associations' President’s Trophy Award for 2023, an award recognizing our ongoing efforts to have an excellent safety record.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy that requires advance approval of all audit services, audit-related services, tax services and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permissible non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to pre-approve permitted services under $50,000, provided that the Chair reports any decisions to all members of the Audit Committee at the earliest convenience. In the event the Chair is unavailable, the remaining members must unanimously approve any request for permitted services, not to exceed $50,000, and notify the Chair at the earliest convenience.

Policy for Accounting Complaints

The Audit Committee has established procedures for (i) the receipt, retention and processing of complaints related to accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Company has contracted with a third party to provide a toll-free telephone number and Internet service that is staffed 24 hours a day, seven days a week. This third party documents the complaint, assigns a reference number to the complaint for tracking purposes and notifies, through email, the Chair of the Audit Committee, our Director - Internal Audit, our Corporate Compliance Manager, and our Manager - Executive Administration that a new complaint is awaiting review. Either the Chair of the Audit Committee or our Director - Internal Audit, using whatever resources are required and working with the Corporate Compliance Manager and Manager - Executive Administration as needed, initiates and/or manages the investigation of the complaint. Corrective action, if deemed necessary, is decided upon by the Chair of the Audit Committee and then implemented as needed. Unless the individual chooses otherwise, the identity of the individual submitting the complaint and the complaint itself remain anonymous throughout this process.

Securities Trading Policy

We have adopted a securities trading policy governing the purchase, sale and/or other disposition of Company securities by our directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards. Our securities trading policy also prohibits our directors, officers and employees from engaging in short sales of Company securities or purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities we have granted to such individuals as part of their compensation, or held, directly or indirectly, by them, regardless of the purpose for any such proposed transaction. Our securities trading policy also prohibits our directors, officers and employees from holding Company securities in a margin account or pledging Company securities as collateral for a loan, regardless of the purpose of any such proposed transaction.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Suggs (Chair), Dr. Kasarda and Ms. Stallings. None of the current members of the Compensation Committee has ever served as an officer or employee of our Company or had any relationship during the year ended December 31, 2023 that would be required to be disclosed pursuant to the SEC's Item 404 of Regulation S-K. No interlocking relationships exist between our directors, our executive officers or the Compensation Committee and the board of directors or compensation committee of any other company.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires certain of our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of the reports filed with the SEC since January 1, 2023 and on representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the reports required to be filed on a timely basis, except that one Form 4 reporting the settlement of shares of phantom stock and related withholding was not timely filed by Greg Gantt.

Report of Audit Committee

The Audit Committee oversees our financial reporting, internal controls and audit functions on behalf of the Board and operates under a written charter, which is reviewed on an annual basis and was most recently revised on May 17, 2023. The Audit Committee is comprised solely of independent directors as defined by SEC rules and regulations and Nasdaq listing standards. Two of the three members of the Audit Committee have been designated as “audit committee financial experts” as that term is defined by SEC rules and regulations. The Chair reports the Audit Committee's actions and deliberations to the Board at quarterly scheduled Board meetings.

During the fiscal year ended December 31, 2023, the Audit Committee fulfilled its duties and responsibilities as outlined in the charter. Among its actions, the Audit Committee:

•
reviewed and discussed, with management and our independent registered public accounting firm, EY, as appropriate, our quarterly earnings releases and the quarterly financial statements filed on Forms 10-Q with the SEC;
•
reviewed with management, the internal auditor and EY the audit scope and plan for the audit of the fiscal year ended December 31, 2023; and
•
met with the internal auditor and EY individually, outside the presence of management, to discuss, among other things, our financial disclosures, accounting policies and principles and internal controls.

In fulfilling its oversight responsibilities, the Audit Committee also reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management and EY. The Audit Committee also has reviewed and discussed with management and EY management’s assessment of the effectiveness of our internal control over financial reporting and EY’s evaluation of our internal control over financial reporting.

The Audit Committee has discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY's communications with the Audit Committee concerning independence, and has discussed with EY that firm's independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

The Audit Committee,

Sherry A. Aaholm, Chair

Andrew S. Davis

Bradley R. Gabosch

Compensation Discussion and Analysis

Executive Summary of Compensation Program

Company Performance and Business Highlights

The Company's financial results in 2023 reflect the disciplined execution of our long-term strategic plan. Despite a challenging macroeconomic environment that saw continued high levels of inflation, we remained focused on creating value for our customers by delivering best-in-class service and offering capacity to help keep promises to our customers. The relentless commitment of our OD Family of employees to customer service helped the Company achieve revenue of $5.9 billion, net income of $1.2 billion and an operating ratio of 72.0%.

We believe our industry-leading results reflect a continued focus on the consistent execution of our long-term strategic plan of delivering superior service at a fair price, while also continuing to invest in capacity to achieve our long-term market share goals. The discipline instilled by our executive officers to remain committed to these long-term philosophies across our organization has contributed to compound annualized total shareholder returns, assuming reinvestment of all dividends, of 28.1%, 38.1% and 28.0% over the three-year, five-year and ten-year periods ended December 31, 2023, respectively, significantly outperforming the average of companies in our peer group. During 2023, we repurchased $453.6 million of common stock and returned $175.1 million to shareholders through cash dividends. The compound annualized increase in our per share dividend is 34.8% since inception of this program in 2017. We believe these results demonstrate the alignment of our executive compensation program with Company performance and the long-term interests of our shareholders.

Highlights of Recent Compensation Program Changes

Effective July 1, 2023, we made the following changes to the compensation of certain of our named executive officers in connection with their promotions. With respect to Mr. Freeman, the Compensation Committee approved an increase in his base salary to $956,800 and an increase in his participation factor in the PIP to 0.60%. With respect to Mr. Plemmons, the Compensation Committee approved an increase in his base salary to $628,074, an increase in his participation factor in the PIP to 0.30% and, effective January 2024, an increase in his target PBRSU opportunity to 100% of his base salary. These adjustments position target pay opportunities for Messrs. Freeman and Plemmons at the same levels as their predecessors, recognizing their extensive experience and ability to seamlessly transition into their new roles. With respect to Mr. Satterfield, the Compensation Committee approved an increase in his base salary to $628,074 and an increase in his participation factor in the PIP to 0.30%, consistent with target pay opportunities for our other EVP-level role and reflecting Mr. Satterfield’s significant responsibilities.

In June 2023, in connection with Mr. Gantt’s retirement from the Company as an employee and in recognition of his distinguished contributions over his 28 years of service to the Company, and consistent with its authority under the 2016 Plan, the Board accelerated the vesting of an aggregate of 24,898 shares, as adjusted for the two-for-one stock split, of the Company’s common stock subject to Mr. Gantt’s (i) outstanding unvested RSAs, and (ii) outstanding earned and unvested PBRSUs. During Mr. Gantt’s tenure as CEO, our annualized total shareholder return was approximately 30.5%. Mr. Gantt helped guide our Company through the COVID-19 pandemic and an orderly leadership transition and will continue to provide valuable contributions as a member of the Board. Vesting acceleration only occurred for outstanding equity awards where performance hurdles had already been achieved; Mr. Gantt forfeited his PBRSU that was granted in February 2023 since his retirement occurred prior to the completion of the performance cycle.

These changes were made after discussion with Pearl Meyer, as well as consideration of Pearl Meyer’s industry and market analysis, and recommendations and findings with respect to our executive compensation program. We believe these compensation program changes further enhance the pay-for-performance focus of our executive compensation program, and continue to strengthen the alignment of our executive compensation program with the long-term interests of our shareholders.

We seek to pay our executive officers fairly and competitively and to link pay with performance. The main elements of our compensation program are base salary, performance-based cash incentive awards under our PIP, and performance-based stock incentive compensation in the form of RSAs tied to our operating ratio results and PBRSUs tied to Company profitability that we believe drive focus on operational excellence in support of long-term value creation and continuity for our leadership team.

Compensation Objectives

Our guiding principles in the development of our executive compensation philosophy have been to align executive compensation with both our business objectives and the interests of our shareholders. We have attempted to balance the principal elements of our compensation program (base salary, short-term performance-based incentives and long-term performance-based incentives) to motivate our executives to achieve our short-term financial objectives as well as our long-term objectives of increasing our market share and shareholder value. We believe a significant portion of executive compensation should be based upon performance, and we have designed our elements of compensation accordingly. These guiding compensation principles have continued to effectively motivate our executive management team and have enabled us to deliver superior short- and long-term performance relative to our peers.

Shareholder Outreach, Feedback and Compensation Committee Response

We are committed to ensuring our executive compensation program reinforces key business and strategic objectives and aligns pay with performance and long-term value creation. We believe our executive compensation program has been successful in achieving these objectives by placing a significant emphasis on variable, performance-based incentives and focusing our executive officers and other key employees on continuous operational excellence in support of long-term shareholder value creation. The program’s success is evidenced by our strong absolute and relative financial performance and long-term total shareholder returns. Our Board and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will carefully consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. At our 2023 Annual Meeting, approximately 96% of the votes cast on the advisory vote to approve the compensation of our named executive officers were in favor of the proposal. We believe this strong support for the executive compensation program from our shareholders was a result of our continued commitment to pay-for-performance, our continued shareholder outreach, and careful consideration of shareholder feedback regarding our executive compensation program.

Continued Pay-for-Performance Alignment

We believe our executive compensation program continues to strike the appropriate balance between driving the Company’s short-term goals while also emphasizing long-term shareholder value creation through the grant of performance-based equity awards. In reviewing and designing our executive compensation program, in 2023 we focused on connecting our compensation objectives to our current business strategy and ensuring our executive officers are compensated based on results that support this strategy. We believe our current executive compensation program establishes the appropriate balance and mix of executive pay between base salaries, short-term incentives, and long-term incentives. We do not believe the elements of our executive compensation program encourage excessive risk-taking, and we regularly review our program with our Compensation Committee and our Board to ensure it is operating in accordance with our objectives.

Our executive compensation program includes a significant portion of performance-based compensation, which we believe has been critical in supporting the long-term growth of our Company and increased shareholder value. The table below provides a summary of the percentage of total direct compensation for our named executive officers in the aggregate that is directly based on our corporate performance:

	2023**	2022	2021
Non-performance-based Pay
Base Salary	8%	8%	9%
Performance-based Pay
Performance-based Cash Incentive	67%	74%	71%
Performance-based Stock Incentive*	25%	18%	20%
Total Direct Compensation	100%	100%	100%

* The performance-based stock incentive component of total direct compensation includes the grant date fair value of RSAs and PBRSUs granted in each year, including the accelerated vesting on June 23, 2023, of Mr. Gantt’s outstanding unvested RSAs and outstanding earned and unvested PBRSUs in connection with his retirement from the Company as discussed above and Mr. Gantt's pro rata RSA grant for his service as a non-employee director beginning July 1, 2023 (following his retirement as our President and Chief Executive Officer effective June 30, 2023). The PBRSUs granted in 2022 and 2021 were earned at the maximum level, and the PBRSUs granted in 2023 were not earned.

** The 2023 percentages excluding the accelerated vesting discussed above would be 9% base salary, 74% performance-based cash incentive and 17% performance-based stock incentive.

Our executive compensation program continues to tie a significant portion of cash compensation directly to corporate performance primarily through the PIP. As described below, the PIP provides for monthly bonus opportunities of a specified percentage of our monthly pre-tax income to the PIP participants, subject to (i) a minimum profitability threshold requirement and (ii) limits on the total amount that may be paid to an executive officer under the PIP, to the lesser of (a) 10x such executive officer’s base salary, and (b) 1.5% of the Company’s pre-tax income, as defined in the PIP. We believe the PIP has been instrumental in motivating our named executive officers and other participating officers to consistently achieve and sustain superior profitability in our industry.

We believe long-term incentives are also necessary to align pay with performance, reward loyalty, enhance retention, and create shareholder value. All equity grants issued to named executive officers and other officers in 2023 were made under the 2016 Plan, our primary plan for equity-based incentive compensation. Equity grant levels are tied to performance requirements, with any earned shares subject to continued service vesting provisions to further enhance retention. In addition to RSA grants tied to operating ratio results, each executive officer, including each named executive officer, was also eligible to receive a PBRSU under the 2016 Plan based on the achievement of forward-looking performance objectives over a one-year performance period that further strengthens the alignment of executive officer compensation with long-term shareholder interests. Other elements of our executive compensation program include employee deferrals of short-term cash compensation into our Nonqualified Deferred Compensation Plan and contributions to our 401(k) retirement plan, which are described in more detail below.

The principal factors in the Compensation Committee’s executive compensation decisions for 2023 were (i) our financial performance, (ii) the relationship of executive compensation to the Company’s pre-tax income, (iii) the amount of compensation that is performance-based, (iv) the review and analysis conducted by the Compensation Committee's independent compensation consultant, and (v) our strong support received for “say-on-pay” voting results.

The Company's financial results in 2023 reflect our ability to focus on superior customer service, the quality of our revenue and disciplined cost management. Our success with these ongoing strategies, while also investing $757.3 million in capital expenditures in 2023 to increase our capacity for future growth, provides us with the financial and operational strength to maximize our opportunities in 2024. Despite our industry-leading profitable financial performance in 2023, our pre-tax income decreased approximately 10%, resulting in lower PIP payments to the named executive officers (excluding the impact of mid-year promotional adjustments to award opportunities for Messrs. Freeman, Plemmons and Satterfield). As a result of our industry-leading operating ratio of 72.0% in 2023, the continuing named executive officers earned performance-based RSAs equal to 110% of base salary. These RSAs were granted in February 2024 and will vest in three equal annual increments beginning on the first anniversary of the grant date. Since the grants were made in February 2024, they will be included in tabular disclosures in our proxy statement for fiscal 2024, based on current SEC reporting requirements. Our financial results resulted in none of the 2023 PBRSU grants being earned by the named executive officers. We believe these actions further demonstrate our commitment to aligning senior executive pay with performance outcomes.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to achieve the following objectives, consistent with the principles and philosophy outlined above:

•
provide meaningful and competitive compensation opportunities with a primary emphasis on variable incentives to encourage superior corporate performance and long-term shareholder value creation;
•
motivate and reward our executives to increase short- and long-term Company earnings; and
•
promote and foster an environment of cooperation and “OD family spirit.”

We also believe it is critical that our executive compensation program is structured to:

•
attract talented, knowledgeable and experienced executives, who are critical to our success in the highly competitive transportation industry;
•
retain our executives so they can add further value in current and future roles by providing long-term incentives that reward performance, loyalty, retention and growth in shareholder value; and
•
provide a reasonable level of compensation protection to our executive officers to offset some of the risks of a change in ownership.

Below we highlight key compensation practices that we have implemented in our executive compensation program to promote the interests of shareholders and ensure responsible compensation and governance practices.

WHAT WE DO
✓ Pay-for-performance
✓ Limits on maximum incentive payouts
✓ Significant portion of compensation for named executive officers is at-risk
✓ Annual advisory vote on executive compensation
✓ Independent compensation consultant
✓ Multi-year vesting periods for equity grants
✓ Significant stock ownership guidelines for executives (who are also subject to stock retention requirements) and directors
✓ Robust clawback policy
✓ Maintain a dialogue with shareholders relating to the Company’s governance and compensation practices
WHAT WE DO NOT DO
✗ No hedging or pledging of Company stock
✗ No employment agreements for executives
✗ No single-trigger cash severance benefits upon a change in control
✗ No guaranteed salary increases or bonuses
✗ No tax gross-up payments for executives
✗ No liberal share recycling under the 2016 Plan
✗ No dividends paid on unearned or unvested performance-based restricted stock units

The Company's financial results in 2023, despite a slow-growth economy and a challenging operating environment, reflect the combination of our continued focus on revenue quality and the cost control discipline instilled across our organization by our senior executive management team. Our success would not have been possible without our commitment to a long-term strategic plan that is centered on the delivery of superior service at a fair price. We remain focused on this fundamental element of our long-term strategic plan, and we believe the disciplined execution of our plan will continue to support our ability to win market share and increase shareholder value. We continue to evaluate our service offerings and are dedicated to ensuring that our service remains best-in-class, and we were very proud to win the Mastio Quality Award for the fourteenth consecutive year. The Mastio Quality Award recognizes the top national LTL company across various customer service categories, based on Mastio’s annual survey conducted with freight customers in numerous industries.

Our commitment to customer service and the consistent execution of our strategic plan by our team, which includes over 23,000 employees, has resulted in the long-term consistent improvement in our financial results. As a result of this improvement, we delivered total shareholder returns for the one-, three-, and five-year periods ended December 31, 2023 that significantly outperformed the average of companies in our peer group, ranking approximately at or above the 75th percentile over each period. The consistent improvement in both short- and long-term shareholder value creation reinforced the determination by our Compensation Committee and Board that our executive compensation program is achieving its desired objectives.

Role of Compensation Committee, Independent Directors and Management

The Compensation Committee is comprised entirely of independent directors, and this committee is charged with recommending to our Board the compensation of our Chief Executive Officer and determining the compensation paid to our other executive officers. Additionally, the Compensation Committee makes recommendations to the Board regarding the adoption of, and changes to, our executive compensation plans.

Mr. Freeman, our President and Chief Executive Officer, has a significant role in the compensation-setting process, including (i) providing recommendations to the Compensation Committee on business performance targets and objectives, and (ii) evaluating individual performance. From time to time, Mr. Freeman and Mr. David Congdon, our Executive Chairman, also provide recommendations to the Compensation Committee regarding salary and equity or non-equity based award considerations.

Mr. David Congdon and Mr. Freeman do not participate in any Compensation Committee decisions regarding their individual performance, salary level, non-equity incentive plan compensation or other compensation that may be granted to them.

The Compensation Committee has the authority to hire outside advisers, such as compensation consultants, to render guidance and assistance when the Compensation Committee deems it appropriate and advisable. The Compensation Committee, at its discretion, determines both the frequency with which outside consultants are engaged and the scope of work these consultants perform. Prior to selecting or receiving advice from a compensation consultant or other adviser, the Compensation Committee assesses the independence of such adviser and thereafter conducts an annual assessment of any potential conflicts of interest raised by the work of such adviser.

Role of Compensation Consultant

Since 2013, the Compensation Committee has periodically engaged Pearl Meyer to assist it with its review and analysis of our executive and non-employee director compensation programs. The Compensation Committee initially selected and has continued to engage Pearl Meyer based primarily on its skill sets, strengths, professionals, industry knowledge and resources.

During the first quarter of 2023, the Compensation Committee engaged Pearl Meyer to conduct a review and analysis of the Company’s executive compensation program. Pearl Meyer conducted a market pay review for each executive officer position, business performance analysis, total shareholder return analysis and pay and performance alignment review. In conducting its analysis, Pearl Meyer compared and summarized compensation data from the same fifteen peer group companies used during Pearl Meyer’s review of our executive compensation program performed in 2022, except that Werner Enterprises, Inc. was replaced with Union Pacific Corporation to position the Company at the 75th percentile for market capitalization and enterprise value. Effective December 19, 2022, AMERCO changed its name to U-Haul Holding Company. At the time the study was conducted, the Company was positioned near or above the 75th percentile for profitability, market capitalization and enterprise value, below (but near) the 25th percentile for revenue, and above the 75th percentile for total shareholder returns, as compared with the industry peer group. In addition, Pearl Meyer collected and summarized pay data from multiple and reputable executive compensation surveys to supplement the peer group data when officer position matches were either unavailable or were limited in number.

2023 Peer Group
C.H. Robinson Worldwide, Inc.	Canadian Pacific Railway	CSX Corporation	Expeditors International of Washington, Inc.	Hub Group, Inc.
J.B. Hunt Transport Services, Inc.	Knight-Swift Transportation Holdings Inc.	Landstar System, Inc.	Norfolk Southern Corporation	Ryder System, Inc.
Saia, Inc.	Schneider National, Inc.	U-Haul Holding Company	Union Pacific Corporation	XPO Logistics, Inc.

Following confirmation of the peer group composition by the Compensation Committee, Pearl Meyer conducted a review and analysis of our executive compensation program, which was considered by the Compensation Committee and the Board when making 2024 compensation decisions. With respect to our executive compensation program, Pearl Meyer was requested to review the competitiveness of the program and analyze recent business results in order to evaluate the strength of the relationship between executive officer pay and overall Company performance. Pearl Meyer’s analysis of our executive compensation program: (i) included each of our executive officer positions; (ii) focused on position level pay data (with respect to base salary, short-term incentives, total cash compensation, long-term incentives and total direct compensation (sum of base salary, short-term incentives and long-term incentives)); and (iii) highlighted comparisons to market based on publicly-available proxy statements and further supplemented by published survey data.

Based on its review and analysis, Pearl Meyer determined, among other things, that: (i) our aggregate total direct compensation levels for the executive officer group were above the 75th percentile of the market; (ii) for the most recently completed fiscal year, we continued to outperform the fifteen companies identified above based on a wide range of financial and shareholder metrics (with our average overall performance at the 67th percentile on a one-year basis and at the 76th percentile on a three-year basis); (iii) our total shareholder return was above the peer group 75th percentile over the one-year and three-year periods ending June 30, 2023; (iv) our executive pay structure had a greater weight on variable, performance-based compensation as compared to market; (v) our base salaries were within a competitive range (+/- 10%) of 50th percentile market values for most incumbents; and (vi) our long-term incentive compensation was generally between the 25th percentile and 50th percentile market values. Based on these findings, Pearl Meyer determined that our executive compensation program continues to demonstrate strong directional alignment versus industry peers in terms of average overall company performance and named executive officer aggregate total pay ranks. The Compensation Committee considered Pearl Meyer’s findings and analysis when it assessed our executive compensation program for 2024 and approved modest base salary increases for the continuing named executive officers.

Although peer data is utilized in Pearl Meyer’s analysis, and the Compensation Committee reviews and considers such data in making compensation decisions, we do not benchmark compensation to any particular peer group percentile for any of our named executive officers. Given our financial performance, the majority of total compensation for our named executive officers over the past several years has been delivered through the PIP, which rewards our executives for driving superior financial performance. The Compensation Committee periodically reviews all aspects of our compensation program, including the pay mix for officers, to ensure alignment with desired objectives. After the Compensation Committee reviewed and considered the results of Pearl Meyer’s analysis conducted in 2023 and our 2023 “say-on-pay” voting results, the Compensation Committee approved the modifications to our executive compensation program discussed above.

In connection with its engagement of Pearl Meyer, the Compensation Committee conducted a conflict of interest assessment and determined that Pearl Meyer was independent and that its engagement did not present any conflicts of interest. During fiscal 2023, Pearl Meyer only worked for the Compensation Committee and performed no additional services for the Company or any of the named executive officers. The Compensation Committee pre-approved all work performed by Pearl Meyer.

During fiscal 2023, neither the Compensation Committee nor Company management used the services of any other compensation consultant other than Pearl Meyer.

Elements of Compensation

Set forth below is each of the components of our executive compensation program and the decisions the Compensation Committee made in connection with 2023 and, where appropriate, 2024 compensation.

Annual Base Salary

Base salaries for our executive officer group are designed to reflect job responsibilities and incumbent qualifications and to provide competitive, fixed pay to balance performance-based risks. We have historically increased the base salaries of our named executive officers annually based in part on the market analysis conducted by our compensation consultant and, in some instances, an incremental adjustment attributable to market factors or a change in responsibilities. Base salaries for our named executive officer group are generally intended to approximate 50th percentile market values for similar roles within comparably-sized organizations. The Compensation Committee may also approve additional salary increases for certain officers, including certain named executive officers, when job performance, promotions and increased job responsibilities and/or other factors warrant.

The table below reflects the annual base salaries for our named executive officers that have been approved by the Compensation Committee for 2024, and annual base salaries for 2023 and 2022:

Named Executive Officer	2024 Base Salary (1) ($)	2023 Base Salary (1) ($)		2022 Base Salary (1) ($)
Kevin M. Freeman	985,504	956,800	(2)	603,917
Gregory B. Plemmons	646,916	628,074	(3)	495,441
Adam N. Satterfield	646,916	628,074	(4)	510,585
Ross H. Parr	516,483	501,440	(5)	(5)
Cecil E. Overbey, Jr.	516,483	501,440	(5)	(5)
Greg C. Gantt	N/A	956,800		920,000

(1)
The base salaries reported in this table and corresponding amounts reflected in the Summary Compensation Table may differ due to the timing of effective dates for base salary changes.

(2)
Effective July 1, 2023, Mr. Freeman’s base salary was increased to $956,800 in connection with his appointment as our President and Chief Executive Officer.

(3)
Effective July 1, 2023, Mr. Plemmons’ base salary was increased to $628,074 in connection with his appointment as our Executive Vice President and Chief Operating Officer.

(4)
Effective July 1, 2023, Mr. Satterfield’s base salary was increased to $628,074 in connection with his promotion to Executive Vice President.

(5)
Neither Mr. Parr nor Mr. Overbey was a named executive officer for the year ended December 31, 2022. During the year ended December 31, 2023, Mr. Parr’s base salary and Mr. Overbey’s base salary were each increased by: (i) the incremental adjustment based in part on the market analysis conducted by our compensation consultant, as described above, and (ii) an additional 2% to acknowledge their respective accomplishments and ongoing contributions to the Company.

Non-equity Incentive Plan

The Compensation Committee has determined that a significant portion of compensation provided to our named executive officers should be performance-based. Accordingly, during 2023, our named executive officers participated with certain other employees in our PIP, which is an incentive cash bonus plan designed to incentivize participants to achieve the Company’s strategic and financial goals for the fiscal year, using a formulaic calculation. The PIP is administered by the Compensation Committee. Participants were selected by the Compensation Committee, with input by senior management, to receive a monthly cash incentive payment opportunity based upon a fixed percentage, or participation factor, of our pre-tax income if our pre-tax income exceeds 2% of revenue for that month. The Compensation Committee approved the participation factors for our named executive officers and other key participants and monitored the compensation derived from the PIP.

The formula applied for each participant in the PIP is shown below:

Monthly Income Before Income Taxes x Participation Factor = Monthly Payout

The Compensation Committee believes that the PIP has been very effective in focusing our executive officers and other participants on continuous operational excellence and aligning pay with performance. Compensation earned under the PIP is “at risk” and performance-based, and will vary over time based on our profitability. Generally, any decrease in pre-tax income directly – and negatively – impacts the amount of PIP compensation paid to our named executive officers.

For illustration purposes, the following table reflects minimum, threshold and maximum PIP payouts that could be earned by each continuing named executive officer based on his individual PIP participation factor. Pre-tax income must exceed 2% of revenue for the threshold amount to be earned. The threshold amounts below are calculated using a pre-tax income amount of $117.3 million, which is 2% of our 2023 revenue. We used our 2023 revenue of $5.9 billion as the base revenue for this illustration, as we have not provided revenue guidance for any future periods.

	Pro Forma 2024 PIP Payout
Named Executive Officer	Minimum $	Threshold (1) $	Maximum (2) $
Kevin M. Freeman	—	703,800	9,855,040
Gregory B. Plemmons	—	351,900	6,469,160
Adam N. Satterfield	—	351,900	6,469,160
Ross H. Parr	—	211,140	5,164,830
Cecil E. Overbey, Jr.	—	211,140	5,164,830

(1)
Illustrative amount determined by multiplying the named executive officer’s PIP participation factor by $117.3 million of pre-tax income.
(2)
Awards are limited to 10x the named executive officer’s annual base salary.

The following table shows the 2024 and 2023 PIP participation factors as well as the payouts earned by each of our named executive officers for each of 2023 and 2022:

Named Executive Officer	2024 PIP Participation Factor (%)	2023 PIP Participation Factor (%)		2023 PIP Payout ($)	2022 PIP Payout ($)
Kevin M. Freeman	0.60	0.60	(1)	7,558,433	5,513,125
Gregory B. Plemmons	0.30	0.30	(2)	4,012,039	3,307,875
Adam N. Satterfield	0.30	0.30	(3)	4,555,292	4,594,271
Ross H. Parr	0.18	0.18		2,965,998	(4)
Cecil E. Overbey, Jr.	0.18	0.18		2,965,998	(4)
Greg C. Gantt	N/A	0.60	(5)	4,656,450	9,200,000

(1)
Effective July 1, 2023, Mr. Freeman’s PIP participation factor was increased from 0.30% to 0.60% in connection with his appointment as our President and Chief Executive Officer.
(2)
Effective July 1, 2023, Mr. Plemmons’ PIP participation factor was increased from 0.18% to 0.30% in connection with his appointment as our Executive Vice President and Chief Operating Officer.
(3)
Effective July 1, 2023, Mr. Satterfield’s PIP participation factor was increased from 0.25% to 0.30% in connection with his promotion to Executive Vice President.
(4)
Neither Mr. Parr nor Mr. Overbey was a named executive officer for the year ended December 31, 2022.
(5)
Mr. Gantt ceased to participate in the PIP upon his retirement from the Company effective June 30, 2023.

The cash incentive provided by the PIP is determined on a monthly basis and paid to participants, subject to (i) our pre-tax income exceeding 2% of revenue for that month, and (ii) limits on the total amount that may be paid to an executive officer under the PIP, to the lesser of (a) 10x such executive officer’s base salary, and (b) 1.5% of the Company’s pre-tax income, as defined in the PIP. Each of these criteria were satisfied for each participant for each month in 2023, and as a result, our named executive officers received cash compensation from the PIP each month based upon their respective participation factor. In keeping with our philosophy of pay-for-performance, PIP payouts to our officers, including our named executive officers, in 2023 were directly aligned with our financial performance. In 2023, our annual pre-tax income decreased to approximately $1.6 billion, representing an approximately 10% year-over-year decrease as compared to 2022 results. Excluding the impact of promotional adjustments to award opportunities, PIP payouts to our named executive officers also decreased by approximately 10% on a year-over-year basis. Compared with 2022, aggregate PIP payouts to Mr. Freeman and Mr. Plemmons increased in connection with their respective promotions in 2023.

The Compensation Committee recognizes that the PIP can produce higher-than-market cash compensation during periods of high profitability, including periods when our period-over-period performance may have declined. However, the PIP can also produce lower-than-market cash compensation during periods of low profitability, including periods when our period-over-period performance has improved and/or outperformed peers.

The Compensation Committee has considered whether our employee compensation policies and practices, including our PIP, create inadvertent incentives for executive management and other participants to make decisions that are reasonably likely to have a material adverse effect on us, and believes they do not. The PIP and other performance-based incentives are subject to our clawback policy, which was revised during 2023 to comply with SEC requirements and Nasdaq listing standards, and all executive officers are subject to meaningful stock ownership guidelines to help ensure a strong focus on long-term performance and value creation. The Compensation Committee believes the overarching characteristic of the PIP is its ability to create a highly motivated and aligned management team that is focused on consistently executing our operating plan, improving our performance, and creating long-term value for our shareholders. The compounded annualized increase in our revenue and pre-tax income over the past ten years was 9.6% and 17.5%, respectively. The compounded annualized total shareholder return, assuming reinvestment of all dividends, over the past three, five and ten years was 28.1%, 38.1% and 28.0%, respectively.

2016 Stock Incentive Plan

Since 2016, the Compensation Committee has annually granted performance-based RSAs for shares of our common stock under the 2016 Plan to our named executive officers, as well as other officers, and service-based RSAs to non-employee members of the Board. Since 2019, the Compensation Committee also has granted PBRSUs to our executive officers, which are settled in shares of our common stock under the 2016 Plan if the requisite prospective performance objective and service requirements are achieved.

The 2016 Plan permits the grant of a broad array of equity award types, including RSAs, PBRSUs and other restricted stock units, stock options and stock appreciation rights. The 2016 Plan authorizes the issuance of up to 6,000,000 shares of our common stock, as adjusted for the two-for-one stock split.

Performance-Based Restricted Stock Awards

RSA grants under the 2016 Plan are based on attainment of Company performance objectives, with no awards provided when results fall below a minimum performance threshold. The Compensation Committee generally determines the RSA amounts based on a percentage of annual base salary that is determined by our operating ratio for the previous fiscal year. Operating ratio is a profitability measure commonly used within the transportation industry and is calculated by dividing total operating expenses by revenue. Prior to the RSA grants approved by the Compensation Committee in 2024 for the 2023 fiscal year, the Compensation Committee could approve an RSA under the 2016 Plan in an amount ranging from 0% up to 100% of an officer’s base salary for achieving certain operating ratio levels, and no grants were made for an operating ratio greater than 95%. Effective for the RSA grants approved by the Compensation Committee in 2024, the Compensation Committee may approve an RSA under the 2016 Plan in an amount ranging from 0% up to 150% of an officer’s base salary for achieving certain operating ratio levels, and no grants will be made for an operating ratio greater than 90%. Furthermore, for grants at or above 110% of an officer’s salary, any year-over-year reduction in the Company’s operating ratio within a designated range will reduce award funding by 10%, but in no event to less than 100% of the officer’s salary. The Compensation Committee approved these changes, upon the recommendation of Pearl Meyer, to provide a larger RSA amount for achieving increasingly difficult annual operating ratios but also provide for a reduction in the RSA amount under certain circumstances if the Company’s operating ratio decreased as compared to a prior year.

The Compensation Committee believes the underlying performance hurdles as modified are challenging and would generally require us to perform above industry norms to earn grants in the upper half of the award opportunity range.

If the minimum performance threshold is met, any earned awards are provided in the form of RSAs that vest in equal annual installments over a period of three years, subject to continued employment, to further enhance executive retention and incentive. Vesting may also occur on the earliest of: (i) the date of a change in control of our ownership, which includes a “double trigger” and assumes the RSAs are not substituted, assumed, or continued; or (ii) the date the participant’s employment is terminated without cause by the Company or by the participant for good reason within six months before or one year after the effective date of the change of control; or (iii) the date the participant’s employment is terminated as a result of death or disability.

The RSAs granted in 2023, 2022 and 2021 were determined by our operating ratio results for the preceding fiscal year. Our operating ratio was 70.6%, 73.5%, and 77.4% for the years 2022, 2021, and 2020, respectively. As a result, the Compensation Committee approved RSAs that were granted under the 2016 Plan equal to 100% of each named executive officer’s annual base salary in each of February 2021 (reported as compensation for fiscal year 2021), February 2022 (reported as compensation for fiscal year 2022) and February 2023 (reported as compensation for fiscal year 2023). The number of shares awarded for each individual was calculated by dividing the cash value of the award by the 50-day moving average closing price of our common stock for the period ending on the trading day immediately preceding each grant date. The fair value at each grant date is calculated by multiplying the number of shares granted for each individual by the closing price of our common stock on such grant date. See "Executive Compensation - 2023 Grants of Plan-Based Awards" for more information about the 2023 RSA grants.

	Value of Earned Restricted Stock Award (RSA) At Grant ($)
Named Executive Officer	2023		2022	2021
Kevin M. Freeman	746,436		570,831	600,820
Gregory B. Plemmons	612,517		468,480	469,754
Adam N. Satterfield	631,177		482,695	507,826
Ross H. Parr	583,611		(1)	(1)
Cecil E. Overbey, Jr.	583,611		(1)	(1)
Greg C. Gantt	3,169,875	(2)	869,988	797,417

(1)
Neither Mr. Parr nor Mr. Overbey was a named executive officer for the years ended December 31, 2022 and 2021.
(2)
This amount reflects: (i) RSAs granted on February 8, 2023, at a value of $1,137,583; and (ii) the accelerated vesting on June 23, 2023, of Mr. Gantt’s outstanding unvested RSAs in connection with his retirement from the Company as discussed above, at a value of $2,032,292.

The amounts of our fiscal 2024 RSA grants were determined by our 2023 operating ratio of 72.0%, which resulted in each of the continuing named executive officers earning RSA grants equal to 110% of base salary. Since the grants were made in February 2024, they will be included in tabular disclosures in our proxy statement for fiscal 2024, based on current SEC reporting requirements.

Performance-Based Restricted Stock Units

We believe that grants of PBRSUs under the 2016 Plan are a key long-term incentive component of our executive compensation program and further enhance our pay-for-performance philosophy. PBRSUs are directly linked to the Company’s prospective performance, with annual pre-tax income growth as the sole performance metric. We believe growth in pre-tax income is a key contributor to the long-term improvement in the price of our common stock.

The amount of the PBRSUs eligible to be earned may range from 0% to 200% of each officer’s base salary for the year in which the grant is made. The earning of the PBRSUs is tied to the achievement of pre-tax income growth performance goals established by the Compensation Committee over a one-year performance period. No awards are earned for below-threshold performance. One-third of any earned PBRSUs are paid out following the end of the performance period, and an additional one-third of the PBRSUs are paid out on each anniversary thereafter, subject to continued employment by the named executive officer for further retention and incentive purposes. Vesting may also occur on the earliest of: (i) the date of a change in control of our ownership, which includes a “double trigger” and assumes the PBRSUs are not substituted, assumed, or continued; or (ii) the date the participant’s employment is terminated without cause by the Company or by the participant for good reason within six months before or one year after the effective date of the change of control; or (iii) the date the participant’s employment is terminated as a result of death or disability.

Each of the named executive officers received a PBRSU grant in February 2023. Named executive officers with the title of Chief Executive Officer, Chief Financial Officer, or Chief Operating Officer received a target PBRSU of 100% of base salary, and named executive officers with the title of Senior Vice President received a target PBRSU of 50% of base salary. As such, the target PBRSU for Messrs. Freeman, Satterfield and Gantt was equal to 100% of each officer’s base salary, and the target PBRSU for Messrs. Plemmons, Parr and Overbey was equal to 50% of his base salary. In 2023, the Company did not achieve any annual pre-tax income growth, which resulted in none of the continuing named executive officers earning a PBRSU. Mr. Gantt forfeited his 2023 PBRSU in connection with his retirement from the Company effective June 30, 2023.

The table below sets forth the target PBRSU for each of the named executive officers, expressed as a percentage of the named executive officer’s base salary for the 2023 performance period, the target number of PBRSUs, and the actual number of PBRSUs earned in 2023, adjusted for the two-for-one stock split:

Named Executive Officer	Target 2023 PBRSU As Percentage of Base Salary	Target 2023 PBRSUs (#)		2023 PBRSUs Earned (#)
Kevin M. Freeman	100%	4,080		—
Gregory B. Plemmons	50%	1,674		—
Adam N. Satterfield	100%	3,450		—
Ross H. Parr	50%	1,594		—
Cecil E. Overbey, Jr.	50%	1,594		—
Greg C. Gantt	100%	18,672	(1)	N/A

(1)
This amount reflects: (i) 6,218 shares, as adjusted for the two-for-one stock split, of PBRSUs granted on February 8, 2023; and (ii) the accelerated vesting on June 23, 2023, of 12,454 shares, as adjusted for the two-for-one stock split, of Mr. Gantt’s outstanding earned and unvested PBRSUs in connection with his retirement from the Company as discussed above.

In January 2024, the Compensation Committee again selected pre-tax income growth as the performance metric and established year-over-year pre-tax income growth performance goals in connection with the grant of 2024 PBRSUs to our executive officers. The Compensation Committee believes that continuing to tie PBRSUs to pre-tax income growth goals that are aligned with our fiscal 2024 financial plan will appropriately incentivize our executive officers to achieve the Company’s strategic and financial goals. The Compensation Committee also determined that the target number of shares of common stock subject to the PBRSU will be equal to a specified percentage of each named executive officer’s 2024 base salary amount. The actual number of PBRSUs earned can range from 0% to 200% of target levels based on Company performance. We have not disclosed the specific goals for pre-tax income for fiscal 2024, as they are highly confidential and not reported publicly. Disclosing the specific goals would provide competitors and third parties with insights into our internal planning processes, which might allow our competitors to predict certain business strategies and cause us competitive harm. The Compensation Committee has set the fiscal 2024 pre-tax income performance target at a level that it believes to be challenging, but attainable. The shares underlying the PBRSUs awarded for fiscal 2024 are eligible to be earned only if we achieve a minimum threshold of growth in pre-tax income for fiscal 2024 as compared to 2023.

The table below sets forth the target PBRSU for each continuing named executive officer, expressed as a percentage of the named executive officer’s 2024 base salary, consistent with the policy described above, for the 2024 performance period.

Named Executive Officer	Target 2024 PBRSU As Percentage of Base Salary
Kevin M. Freeman	100%
Gregory B. Plemmons	100%
Adam N. Satterfield	100%
Ross H. Parr	50%
Cecil E. Overbey, Jr.	50%

The Compensation Committee believes that the grant of PBRSUs driven by prospective pre-tax income growth strikes a healthy balance with our RSA program, which is based on the Company’s current operating ratio. In conjunction with our RSA program, the Compensation Committee believes PBRSUs complement our pay-for-performance philosophy, which is designed to drive continuous improvement in our operating and financial results that should further enhance long-term shareholder value. Our most recently completed PBRSU performance period illustrates our commitment to pay for performance. In 2023, the Company did not achieve any annual pre-tax income growth, which resulted in none of the named executive officers earning a PBRSU. We believe that our long-term equity incentive awards will continue to motivate our executive officers to achieve financial success for the Company and provide long-term benefit to our shareholders.

Phantom Stock Plans

Prior to 2016, phantom stock awards were used to reward our named executive officers for creating shareholder value and to provide a long-term retirement incentive for our named executive officers. No phantom stock awards have been granted since the adoption of the 2016 Plan. In December 2019, upon the recommendation of the Compensation Committee, the Board approved the amendment and restatement of the Company’s phantom plans to permit stock settlement of outstanding phantom stock awards in shares of our common stock in lieu of cash settlement. The amended and restated Old Dominion Freight Line, Inc. Phantom Stock Plan (the “Amended 2005 Phantom Plan”) and the amended and restated Old Dominion Freight Line, Inc. 2012 Phantom Stock Plan (the “Amended 2012 Phantom Plan” and, together with the Amended 2005 Phantom Plan, the “Amended Phantom Plans”) also provide for waivers of the age 65 or age 55 vesting terms for participants, including each of the Company’s named executive officers, who will settle their outstanding phantom stock awards in shares of our common stock. No other time-based or service-based vesting provisions were modified or accelerated for any participant as a result of the Amended Phantom Plans.

Phantom stock awards were previously granted under the Amended Phantom Plans. Each share of phantom stock awarded to participants under the Amended Phantom Plans represents a contractual right to receive an amount of common stock equal to the fair market value of a share of our common stock on the settlement date, provided that vesting provisions have been satisfied. This component of compensation generally facilitates the retention of key employees, rewards longevity and provides a retirement benefit to our named executive officers that is directly tied to shareholder value. Vesting and settlement provisions for each plan are discussed below.

Our Board approved, and we adopted, the Old Dominion Freight Line, Inc. Phantom Stock Plan (the “2005 Phantom Plan”) in May 2005. The 2005 Phantom Plan expired in May 2012; however, grants under the Amended 2005 Phantom Plan remain outstanding. Awards granted to our named executive officers under the Amended 2005 Phantom Plan vest upon the earlier to occur of the following, provided the recipient is employed by us on such date: (i) the date of a change of control in our ownership; (ii) the fifth anniversary of the grant date; (iii) the date of the recipient’s death; or (iv) the date of the recipient’s total disability. Vested phantom stock awards are settled upon the earlier of the recipient’s: (i) termination of employment for any reason other than death, total disability, or for cause; (ii) death while employed by us; or (iii) termination of employment as a result of total disability. Subject to restrictions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), settlements are paid in 24 equal monthly installments.

Following expiration of the 2005 Phantom Plan, our Board approved, and we adopted, the Old Dominion Freight Line, Inc. 2012 Phantom Stock Plan (the “2012 Phantom Plan”) in October 2012. Although we now utilize the 2016 Plan to facilitate our long-term incentive program, grants under the Amended 2012 Phantom Plan remain outstanding. Under the Amended 2012 Phantom Plan, a maximum of 3,000,000 shares of phantom stock, as adjusted for the two-for-one stock split, may be awarded to eligible employees, subject to adjustment to prevent dilution or enlargement caused by changes in our outstanding shares of common stock. Each award granted to our named executive officers vests in 20% increments on the anniversary of the grant date and is fully vested on the fifth anniversary of the grant date provided that the recipient: (i) has been continuously employed by us from the grant date until each respective vesting date; and (ii) has been continuously employed by us for at least 10 years on the respective vesting date. Vesting also occurs on the earliest of: (i) the date of a change in control of our ownership; (ii) the date of the recipient’s death; or (iii) the date of the recipient’s total disability, in each case provided that the recipient has been continuously employed by us from the grant date until the date of the respective event. Vested phantom stock awards are settled upon the earliest of the date of the recipient’s: (i) termination of employment for any reason other than death, total disability or for cause; (ii) death while employed by us; or (iii) termination of employment as a result of total disability. Settlements are generally paid in 24 equal monthly installments of shares of common stock, although recipients may, with respect to each grant, provide for payment in any other manner for up to five years following settlement subject to the limitations set forth in each individual award agreement. Each recipient also has the ability to defer the annual installments payable under an award agreement for a period of five years by filing a written election with the administrator at least one year in advance of the date on which payment of the annual installments would otherwise commence. Any payment may be delayed, if necessary, to comply with Section 409A of the Code.

In connection with the amendment and restatement of the Company’s phantom plans in December 2019, as discussed above, each of the Company’s named executive officers has entered into amended award agreements with respect to outstanding phantom stock awards, whether vested or unvested, to settle such awards in shares of our common stock, adjusted for the two-for-one stock split, as set forth in the table below. The market value was computed by multiplying the number of phantom shares by the closing share price of $202.67 ($405.33 prior to the two-for-one stock split) at December 29, 2023, the last trading day of our fiscal year, as reported on the Nasdaq Global Select Market.

Named Executive Officer	Outstanding Vested Stock Awards under Amended Phantom Plans, as Amended for Settlement in Common Stock (#)	Market Value at December 29, 2023 ($)
Kevin M. Freeman	75,372	15,275,266
Gregory B. Plemmons	62,504	12,667,373
Adam N. Satterfield	22,048	4,468,358
Ross H. Parr	27,658	5,605,309
Cecil E. Overbey, Jr.	75,372	15,275,266
Greg C. Gantt	122,582	24,843,081

The outstanding phantom stock awards will be settled in shares of our common stock equal to the number of vested shares of phantom stock on the applicable settlement date. The shares of common stock will generally be distributed in twenty-four substantially equal monthly installments commencing on the first day of the sixth calendar month following such settlement date. All shares of common stock that may be issued to settle phantom stock awards under the Amended Phantom Plans will be issued only under, and will be subject to the terms and conditions of, the 2016 Plan.

We do not provide a supplemental retirement plan for our named executive officers, although we do offer a voluntary, self-funded and unsecured deferred compensation program. See “Nonqualified Deferred Compensation Plan” below.

Stock Ownership Policy

The Compensation Committee and the Board strongly believe that our officers’ financial interests should be aligned with the long-term interests of our Company and its shareholders. To further this goal, the Board has adopted a stock ownership and retention policy (the “Stock Ownership Policy”) applicable to members of the Board and officers of the Company. Each officer is required to achieve and maintain a level of ownership in our common stock based on a multiple of annual base salary as described below.

Covered Individuals (1)	Base Salary Multiple Threshold
Chief Executive Officer	6.0x (600%) annual base salary
President, Chief Operating Officer and Chief Financial Officer	2.0x (200%) annual base salary
Other Executive Officers	1.5x (150%) annual base salary
All other Officers	1.0x (100%) annual base salary

(1)
If a covered individual holds multiple positions, the required stock ownership threshold applicable to such individual is the highest threshold.

For purposes of determining whether an officer has satisfied the Stock Ownership Policy, eligible equity may include: (i) shares owned by the officer; (ii) shares owned jointly with the officer’s spouse and/or dependent children; (iii) shares owned by the officer’s spouse or dependent children; (iv) shares held by the officer in a 401(k) plan; (v) shares held in individual brokerage accounts or other custodial accounts or in trust for the benefit of the officer or the officer’s spouse and/or dependent children; (vi) shares underlying time-based RSAs, restricted stock units, deferred stock units or similar awards (including performance- and time-based restricted stock unit awards if and to the extent earned) (in each case, whether vested or unvested); (vii) shares received upon the exercise of stock options, stock appreciation rights or similar awards; and (viii) shares received from earned performance-based awards such as performance-based restricted stock units, performance shares, performance units or similar awards. Shares of phantom stock awarded under the Amended Phantom Plans and unearned PBRSUs are not considered eligible equity for purposes of determining compliance with the Stock Ownership Policy.

Officers may utilize grants under the 2016 Plan, in the manner discussed above, to satisfy the Stock Ownership Policy. Until the applicable thresholds of ownership outlined above are met, an officer is required to retain 50% of the net shares (those shares of common stock that remain after shares are sold, delivered, or withheld in payment of withholding taxes related to equity awards) resulting from the vesting or earning of all RSAs or PBRSUs granted under the 2016 Plan, and 50% of the net shares resulting from the exercise of any stock options that may be granted under the 2016 Plan.

The Stock Ownership Policy also requires all individuals covered under this policy, including named executive officers, to retain 50% of the net shares resulting from the vesting or earning of all RSAs, restricted stock unit awards, performance awards or similar awards granted on or after June 1, 2018, and 50% of the net shares resulting from the exercise of any stock options, stock appreciation awards or similar awards granted on or after June 1, 2018, for a period of twelve months following the applicable vesting, earning or exercise date. This retention requirement applies even after the applicable thresholds of ownership described above are satisfied.

Clawback Policy

The Compensation Committee and the Board believe it is desirable and in the best interests of the Company and its shareholders to maintain a culture that emphasizes accountability and integrity and discourages conduct detrimental to the Company and its shareholders. To reinforce this objective, in October 2023, the Compensation Committee and the Board approved an updated clawback policy designed to comply with Section 10D of the Exchange Act and Rule 10D-1 adopted thereunder and with applicable Nasdaq listing standards. The policy provides for the recoupment of certain incentive compensation in the event that the Company is required to prepare an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws or as otherwise provided under the policy. The policy was filed as Exhibit 97 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

401(k) Retirement Plan

Our named executive officers may participate in our 401(k) retirement plan, which includes a matching provision that is based upon the participant’s contributions and, at our option, a discretionary contribution that is allocated to all 401(k) participants. Although we consider this match in our evaluation of overall compensation, we believe the maximum employee contribution and matching limits in our plan are, alone, insufficient to enable our named executive officers to save an amount that is adequate for their retirement or to be competitive with similarly-situated executives at other companies in our industry. As a result, we offer certain employees, including our named executive officers, the opportunity to participate in a non-qualified deferred compensation plan.

Nonqualified Deferred Compensation Plan

Because we do not provide a significant retirement plan for our named executive officers, we offer them an alternative vehicle for self-funding their retirement through our 2006 Nonqualified Deferred Compensation Plan. This plan allows eligible participants, including our named executive officers, to defer percentages of both their annual base salary and their monthly non-equity incentive compensation. The retirement benefits for our named executive officers are self-funded and unsecured, and the availability of these retirement benefits will depend on our ability to fund future payments. The Company does not provide any matching contributions or other discretionary contributions to this plan. The plan is described in further detail under the caption “Executive Compensation - 2023 Nonqualified Deferred Compensation” in this proxy statement.

Tax Considerations

For tax years prior to January 1, 2018, Section 162(m) of the Code generally allowed us to deduct certain compensation paid to certain of our named executive officers under the Section 162(m) qualified performance-based compensation exemption. For taxable years beginning on and after January 1, 2018, the qualified performance-based compensation exemption is no longer available, except in limited situations that are eligible for transition relief, and the group of current and former named executive officers who may be covered by the deduction limit was expanded. Going forward, we will therefore not be eligible to take a full deduction under Section 162(m) for qualified performance-based compensation except in limited grandfathered situations. The Compensation Committee may modify compensation that was initially intended to be exempt from Section 162(m), to the extent permitted by applicable law and the relevant governing documents, as well as its mix of compensation elements, if it determines that such modifications are consistent with our business needs. We will continue to structure our executive compensation program to place primary emphasis on performance-based incentives that are intended to align pay with performance in support of long-term shareholder value creation.

Change of Control and Post-Employment Benefit Considerations

The Severance Plan provides for post-employment benefits in the event of a qualifying termination resulting from a change in control to eligible key officers, including all of our named executive officers. We believe the Severance Plan provides a reasonable level of protection to our named executive officers in the event we experience a change of control. The benefits provided by this plan are described in more detail under the caption “Executive Compensation - Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives” in this proxy statement.

Other Benefits and Perquisites

Our named executive officers participate equitably with our employees in various employee benefits, which include medical, dental, vision, and short- and long-term disability. We also provide all full-time employees a predetermined amount of group life insurance, and each named executive officer receives term-life benefits of $300,000.

In 2023, we once again offered our officers, including our named executive officers, the opportunity to participate, on a voluntary basis, in an executive health program. For participants in this program, we paid the costs for a comprehensive health assessment to address their overall medical needs and assess their health risks. Mr. Freeman, Mr. Satterfield and Mr. Overbey chose to participate in this program and our cost was $2,400 for each officer. This cost is included in the “All Other Compensation” column of the Summary Compensation Table under the caption “Executive Compensation - Summary Compensation Table” in this proxy statement. We plan to continue to offer this benefit to our officers, including our named executive officers, on an annual basis.

In 2023, Mr. Gantt, Mr. Freeman, Mr. Plemmons and Mr. Overbey elected to use a Company-provided vehicle, and Mr. Satterfield and Mr. Parr elected to receive a vehicle allowance provided by the Company. The taxable value of the personal use of these automobiles and applicable vehicle allowances is included in the “All Other Compensation” column of the Summary Compensation Table under the caption “Executive Compensation - Summary Compensation Table” in this proxy statement.

We own a fractional interest in an aircraft that is primarily used for business purposes. Our named executive officers may utilize the aircraft for personal travel to optimize use of their time. None of our named executive officers used the aircraft for personal travel in 2023.

We do not provide any tax gross-up payments on any perquisites or benefits.

Advisory Vote on Executive Compensation

Since our 2011 Annual Meeting, we have conducted an advisory vote on the approval of compensation for our named executive officers each year at our annual meeting of shareholders. While this is a non-binding vote, we believe it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs and our decisions regarding executive compensation, all of which are disclosed in our proxy statement. Our Board and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will carefully consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our annual advisory vote on executive compensation, we are committed to engagement with our shareholders on executive compensation and corporate governance issues. These engagement efforts take place through meetings, telephone calls and correspondence involving our senior management and representatives of our shareholders.

At our 2023 Annual Meeting, approximately 96% of the votes cast on the advisory vote to approve the compensation of our named executive officers were in favor of the proposal. Our Compensation Committee and Board believe this shareholder vote reflects strong support for our executive compensation program and alignment of executive and long-term shareholder interests. In addition, the Compensation Committee believes that our executive compensation program continues to be tailored to our business strategies, is consistent with our pay-for-performance philosophy, reflects competitive pay practices, and appropriately rewards or penalizes our management team based on the level of financial success of our Company each year. Our financial performance in 2023 reinforces the view of our Compensation Committee and Board that our executive compensation program is achieving its desired objectives.

The Compensation Committee and the Board will continue to consider shareholders’ sentiments regarding our executive compensation program going forward. As part of that commitment, we have determined that our shareholders should vote on a “say-on-pay” proposal each year, consistent with the preference expressed by our shareholders most recently at our 2023 Annual Meeting. Our Board unanimously recommends that you vote “FOR” Proposal 2 at the Annual Meeting. See “Proposal 2 - Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers” in this proxy statement. Our shareholders will once again have the opportunity to express a preference on the frequency of “say-on-pay” votes at our 2029 Annual Meeting.

Conclusions

Our Compensation Committee has considered all of the elements of compensation described above and the objective of each element in determining the total amount of current compensation for our named executive officers. The Compensation Committee also considered whether our compensation policies and practices promote or encourage unnecessary and excessive risks and concluded they do not. Our compensation practices, which provide a balanced mix of short- and long-term incentives and use multiple performance metrics, together with our securities trading policy’s prohibitions on hedging and pledging of our securities, our stock ownership and retention requirements and our clawback policy, mitigate excessive risk-taking by our named executive officers. In addition, the Compensation Committee considered the review and analysis of our executive compensation program conducted by Pearl Meyer, which helped the Compensation Committee make the aforementioned changes to various components of executive compensation and ultimately reaffirm the Company’s overall compensation strategy and approach. The Compensation Committee believes the amount of each element of pay and the total amount of compensation for each named executive officer are reasonable and appropriate in light of the officer’s experience and individual performance, our operational and financial performance relative to our own expectations and the industry, and the officer’s role in creating shareholder value. The

Compensation Committee also believes that the program design continues to appropriately incentivize our executives and further strengthen the alignment of executive compensation with our strategic goals, performance, and long-term shareholder interests.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2023 through incorporation by reference to this proxy statement.

Except for the Annual Report on Form 10-K described above, this Compensation Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless such filing explicitly incorporates this report.

The Compensation Committee,

Leo H. Suggs (Chair)

John D. Kasarda, Ph.D.

Wendy T. Stallings

Executive Compensation

Summary Compensation Table

The following table provides an overview of compensation earned by our Chief Executive Officer, our Chief Financial Officer, our former Chief Executive Officer and our three other most highly compensated executive officers serving as of December 31, 2023 (collectively, our “named executive officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Kevin M. Freeman	2023	784,387	1,113,075		7,558,433	2,390	38,326	9,496,611
President and Chief	2022	604,024	1,692,240		5,513,125	6,943	32,460	7,848,792
Executive Officer	2021	583,168	1,488,187		4,165,267	4,601	25,546	6,266,769
Gregory B. Plemmons	2023	568,682	762,767		4,012,039	809	31,877	5,376,174
Executive Vice President	2022	495,619	928,521		3,307,875	1,578	33,232	4,766,825
and Chief Operating Officer	2021	478,432	816,548		2,499,160	1,046	24,665	3,819,851
Adam N. Satterfield	2023	576,909	941,023		4,555,292	—	46,023	6,119,247
Executive Vice President,	2022	510,753	1,430,697		4,594,271	—	44,554	6,580,275
Chief Financial Officer and Assistant Secretary	2021	493,042	1,257,950		3,471,056	—	37,261	5,259,309
Ross H. Parr(5)	2023	501,037	726,672		2,965,998	—	44,467	4,238,174
Senior Vice President -
Legal Affairs, General Counsel and Secretary
Cecil E. Overbey, Jr.(5)	2023	501,037	726,672		2,965,998	10,319	41,935	4,245,961
Senior Vice President -
Strategic Development
Greg C. Gantt	2023	499,772	5,762,385	(6)	4,656,450	52,985	325,154	11,296,746
Former President and Chief	2022	917,701	2,578,625		9,200,000	92,964	39,085	12,828,375
Executive Officer	2021	774,023	1,975,247		7,744,570	46,780	37,213	10,577,833

(1)
The amount reflects the grant date fair value of RSAs and PBRSUs granted under the provisions of the 2016 Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation - Stock Compensation (“ASC 718”), disregarding the estimate of forfeitures related to applicable performance-based and service-based, as applicable, vesting conditions. The valuation assumptions used are summarized in Note 8 of the Notes to the Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”). The actual amounts, if any, ultimately realized may differ from the ASC 718 grant date fair value amounts. Our Compensation Committee considers the grant date fair value of a restricted stock grant and the grant date fair value at target of PBRSU grants as part of compensation in the year of grant when evaluating annual compensation for our named executive officers. Assuming achievement of the PBRSUs at the maximum level, the grant date fair value of the PBRSUs would have been as follows: Mr. Freeman, $1,466,915; Mr. Plemmons, $601,719; Mr. Satterfield, $1,240,462; Mr. Parr, $573,323, Mr. Overbey, $573,323, and Mr. Gantt, $2,235,060. The PBRSUs for 2023 were subsequently forfeited as the minimum performance threshold was not met.
(2)
Pursuant to our PIP, we pay monthly cash incentives to our named executive officers based upon our pre-tax income during the fiscal year, subject to certain restrictions. Cash incentives are generally paid in the month following the actual month in which the cash incentive is earned. The table reflects the cash incentives earned for each of the 12 months of the respective year, regardless of when the incentive payment was actually made.
(3)
The amounts in this column are treated as “above-market interest” (defined by current SEC rules as the portion exceeding 120% of the applicable federal long-term rate) credited to deferrals under the Company’s Nonqualified Deferred Compensation Plan.

(4)
See “All Other Compensation” below for the amounts and descriptions of these components of compensation in 2023.
(5)
Neither Mr. Parr nor Mr. Overbey was a named executive officer for the years ended December 31, 2022 and 2021.

(6)
This amount reflects: (i) RSAs and PBRSUs granted on February 8, 2023, at a value of $1,696,168; and (ii) the accelerated vesting on June 23, 2023, of an aggregate of 24,898 shares, as adjusted for the two-for-one stock split, subject to Mr. Gantt’s outstanding unvested RSAs and outstanding earned and unvested PBRSUs in connection with his retirement from the Company as discussed above, at a value of $4,066,217.

All Other Compensation

The allocation of 2023 “All Other Compensation” from the Summary Compensation Table is presented below:

Named Executive Officer	Life Insurance Premiums ($)(1)	Executive Health Program ($)(2)	Corporate Automobile Benefits ($)(3)	Company Contributions to the 401(k) Plan ($)(4)	Vested Restricted Stock Accumulated Dividends ($)(5)	Service as Non-Employee Director ($)(6)	Other ($)(7)	Total ($)
Kevin M. Freeman	1,972	2,400	3,718	24,208	6,028	—	—	38,326
Gregory B. Plemmons	1,285	—	1,657	24,194	4,741	—	—	31,877
Adam N. Satterfield	448	2,400	14,820	23,260	5,095	—	—	46,023
Ross H. Parr	690	—	14,820	24,243	4,714	—	—	44,467
Cecil E. Overbey, Jr.	1,972	2,400	7,456	25,393	4,714	—	—	41,935
Greg C. Gantt	1,969	—	2,870	25,632	17,878	210,174	66,631	325,154

(1)
Reflects the taxable excess group term-life insurance premiums under our group term-life insurance policy for all full-time employees.
(2)
The amount reflects our cost to provide our named executive officers with the opportunity to participate, on a voluntary basis, in an executive health program.
(3)
For Mr. Freeman, Mr. Plemmons, Mr. Overbey and Mr. Gantt, the amount reflects compensation for the personal use during 2023 of a Company-provided vehicle calculated by allocating the fixed and variable costs of the vehicle over the percentage of personal versus total mileage driven. For Mr. Satterfield and Mr. Parr, the amount reflects compensation for a vehicle allowance in lieu of a Company-provided vehicle for 2023.
(4)
Each of our named executive officers is eligible to participate in our 401(k) retirement plan on the same basis as other employees. Employee contributions are limited to a percentage of their compensation, as defined in the plan. We guaranteed a match of 50% of the first 6% of all employee contributions in 2023. Additional employer contributions may be awarded on a non-discriminatory basis to all participants, and such discretionary employer contributions were awarded in 2023 and are included in the amounts disclosed.
(5)
Each participant in the 2016 Plan accumulates dividends for each unvested RSA, payable upon vesting. In 2023, Mr. Freeman vested in 5,726 shares, as adjusted for the two-for-one stock split, and received a payment for his accumulated dividends of $6,028; Mr. Plemmons vested in 4,524 shares, as adjusted for the two-for-one stock split, and received a payment for his accumulated dividends of $4,741; Mr. Satterfield vested in 4,840 shares, as adjusted for the two-for-one stock split, and received a payment for his accumulated dividends of $5,095; Mr. Parr vested in 4,478 shares, as adjusted for the two-for-one stock split, and received a payment for his accumulated dividends of $4,714; Mr. Overbey vested in 4,478 shares, as adjusted for the two-for-one stock split, and received a payment for his accumulated dividends of $4,714; and Mr. Gantt vested in 20,282 shares, as adjusted for the two-for-one stock split, and received a payment for his accumulated dividends of $17,878. For more details, refer to the "2023 Stock Vested" table below.
(6)
The amount reflects the following compensation received by Mr. Gantt for his service as a non-employee director beginning July 1, 2023 (following his retirement as our President and Chief Executive Officer effective June 30, 2023): (i) a pro rata cash retainer in the amount of $45,000; and (ii) a pro rata RSA grant of 898 shares, as adjusted for the two-for-one stock split (the amount reflected in this column represents the grant date fair value of $165,174 computed in accordance with ASC 718).
(7)
Effective upon his retirement on June 30, 2023, Mr. Gantt received other consideration valued at $66,631.

2023 Grants of Plan-Based Awards

The following table provides information regarding plan-based awards under our 2016 Plan made to our named executive officers during fiscal year 2023, as adjusted for the two-for-one stock split. The actual amounts, if any, ultimately realized may differ from the amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column. Our 2016 Plan is discussed in more detail under the caption "Compensation Discussion and Analysis - Elements of Compensation - 2016 Stock Incentive Plan" in this proxy statement.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number		Grant Date Fair Value of Stock
Named Executive Officer	Award Type (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Shares of Stock or Units (#)		and Option Awards ($)(2)
Kevin M.	RSA	2/8/2023	—	—	—	—	—	—	4,080		746,436
Freeman	PBRSU	2/8/2023				2,040	4,080	8,162			366,639
Gregory B.	RSA	2/8/2023	—	—	—	—	—	—	3,348		612,517
Plemmons	PBRSU	2/8/2023				836	1,674	3,348			150,250
Adam N.	RSA	2/8/2023	—	—	—	—	—	—	3,450		631,177
Satterfield	PBRSU	2/8/2023				1,724	3,450	6,902			309,846
Ross H.	RSA	2/8/2023	—	—	—	—	—	—	3,190		583,611
Parr	PBRSU	2/8/2023				796	1,594	3,190			143,061
Cecil E.	RSA	2/8/2023	—	—	—	—	—	—	3,190		583,611
Overbey,	PBRSU	2/8/2023				796	1,594	3,190			143,061
Jr.
Greg C.	RSA	2/8/2023	—	—	—	—	—	—	18,662	(3)	3,169,875	(3)
Gantt	RSA	7/3/2023	—	—	—	—	—	—	898	(4)	165,174	(4)
	PBRSU	2/8/2023				3,108	6,218	12,436	12,454	(5)	2,592,510	(5)

(1)
For each of Mr. Freeman, Mr. Satterfield, and Mr. Gantt, the 2023 earned RSA and target PBRSU grants reflect awards equal to 100% of his base salary on the grant date divided by the average closing price of our common stock for the 50-day period beginning November 25, 2022 and ending February 7, 2023 (the “50-day moving average”). For each of Mr. Plemmons, Mr. Parr and Mr. Overbey, the 2023 earned RSA and target PBRSU grants reflect awards equal to 100% and 50%, respectively, of his base salary on the grant date divided by the average closing price of our common stock for the 50-day moving average. PBRSUs are earned, if at all, at the end of a one-year performance period based on the achievement of pre-tax income performance targets established by the Compensation Committee. One-third of any earned PBRSUs vest following conclusion of the performance period (to the extent any of the performance targets are achieved) and an additional one-third of the PBRSUs vest on each anniversary thereafter, subject to continued employment. Payouts of PBRSUs could range from 0% up to a maximum of 200% of the target award. For 2023, the Company did not achieve any pre-tax income growth, which resulted in none of the continuing named executive officers earning the 2023 PBRSUs. Our Compensation Committee considers the value of the RSA grant and the target value of the PBRSU grant as part of the compensation in the year of grant when evaluating compensation to our named executive officers.

(2)
These amounts represent the aggregate grant date fair value computed in accordance with ASC 718. The valuation assumptions used are summarized in Note 8 of the Notes to the Financial Statements included in Part II, Item 8 of our Form 10-K. These amounts do not reflect compensation actually received by the named executive officer, and the actual amount of the stock award ultimately realized upon vesting may differ from the aggregate grant date fair value.

(3)
This amount reflects: (i) 6,218 shares, as adjusted for the two-for-one stock split, of RSAs granted on February 8, 2023, at a value of $1,137,583; and (ii) the accelerated vesting on June 23, 2023, of an aggregate of 12,444 shares, as adjusted for the two-for-one stock split, subject to Mr. Gantt’s outstanding unvested RSAs in connection with his retirement from the Company as discussed above, at a value of $2,032,292.

(4)
This amount reflects a pro rata RSA grant of 898 shares, as adjusted for the two-for-one stock split, with a grant date fair value of $165,174 computed in accordance with ASC 718, for Mr. Gantt's service as a non-employee director beginning July 1, 2023 (following his retirement as our President and Chief Executive Officer effective June 30, 2023).
(5)
This amount reflects: (i) PBRSUs granted on February 8, 2023, at a value of $558,585; and (ii) the accelerated vesting on June 23, 2023, of an aggregate of 12,454 shares, as adjusted for the two-for-one stock split, subject to Mr. Gantt’s outstanding earned and unvested PBRSUs granted in 2021 and 2022 where performance hurdles had already been achieved in connection with his retirement from the Company as discussed above, at a value of $2,033,925. Mr. Gantt’s 2023 PBRSU grant was forfeited as his retirement occurred prior to the completion of the performance cycle.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table reflects awards under our equity-based award incentive plans to our named executive officers that had not vested as of December 31, 2023, as adjusted for the two-for-one stock split:

			Stock Awards
Named Executive Officer	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Kevin M. Freeman	2/8/2023	(1)	4,080	826,873
	2/8/2023	(2)	—	—
	2/9/2022	(1)	2,410	488,423
	2/9/2022	(2)	4,820	976,845
	2/11/2021	(1)	1,924	389,927
	2/11/2021	(2)	3,852	780,666
Gregory B. Plemmons	2/8/2023	(1)	3,348	678,522
	2/8/2023	(2)	—	—
	2/9/2022	(1)	1,978	400,871
	2/9/2022	(2)	1,978	400,871
	2/11/2021	(1)	1,504	304,808
	2/11/2021	(2)	1,504	304,808
Adam N. Satterfield	2/8/2023	(1)	3,450	699,194
	2/8/2023	(2)	—	—
	2/9/2022	(1)	2,038	413,031
	2/9/2022	(2)	4,074	825,657
	2/11/2021	(1)	1,626	329,533
	2/11/2021	(2)	3,254	659,472
Ross H. Parr	2/8/2023	(1)	3,190	646,501
	2/8/2023	(2)	—	—
	2/9/2022	(1)	1,884	381,821
	2/9/2022	(2)	1,884	381,821
	2/11/2021	(1)	1,504	304,808
	2/11/2021	(2)	1,504	304,808
Cecil E. Overbey, Jr.	2/8/2023	(1)	3,190	646,501
	2/8/2023	(2)	—	—
	2/9/2022	(1)	1,884	381,821
	2/9/2022	(2)	1,884	381,821
	2/11/2021	(1)	1,504	304,808
	2/11/2021	(2)	1,504	304,808
Greg C. Gantt	7/3/2023	(4)	898	181,993
	2/8/2023	(1)	—	—
	2/8/2023	(2)	—	—
	2/9/2022	(1)	—	—
	2/9/2022	(2)	—	—
	2/11/2021	(1)	—	—
	2/11/2021	(2)	—	—

(1)
These unvested RSAs under the 2016 Plan are scheduled to vest in accordance with the vesting provisions described in this proxy statement under “Compensation Discussion and Analysis - Elements of Compensation - 2016 Stock Incentive Plan".
(2)
These unvested PBRSUs under the 2016 Plan are scheduled to vest in accordance with the vesting provisions described in this proxy statement under “Compensation Discussion and Analysis - Elements of Compensation - 2016 Stock Incentive Plan". For 2023, the Company did not achieve any annual pre-tax income growth, which resulted in none of the continuing named executive officers earning the 2023 PBRSUs. For each of 2022 and

2021, the Compensation Committee determined that the Company achieved a level of pre-tax income growth relative to the target that provided for the earning of the 2022 and 2021 PBRSUs, respectively, equal to 200% of the target award. One-third of each of the earned 2022 and 2021 PBRSUs vested following the conclusion of the performance period and an additional one-third of each of the 2022 and 2021 PBRSUs are scheduled to vest on each of the second and third anniversaries of the grant date, subject to continued employment on each applicable vesting date.
(3)
The market value of RSAs and PBRSUs that have not vested as of December 31, 2023 for each named executive officer is determined by multiplying the number of shares or units set forth above by the closing share price of $202.67 ($405.33 prior to the two-for-one stock split) at December 29, 2023, the last day of trading as reported on the Nasdaq Global Select Market.
(4)
For his service as a non-employee director beginning July 1, 2023 (following his retirement as our President and Chief Executive Officer effective June 30, 2023), Mr. Gantt received a pro rata RSA grant of 898 shares, as adjusted for the two-for-one stock split, with a market value of $181,993 determined by multiplying the number of shares set forth above by the closing share price of $202.67 ($405.33 prior to the two-for-one stock split) at December 29, 2023, the last day of trading as reported on the Nasdaq Global Select Market.

2023 Stock Vested

The following table reflects stock awards to our named executive officers that vested during 2023 under the 2016 Plan, as adjusted for the two-for-one stock split.

		Stock Awards
Named Executive Officer	Award Type	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Kevin M. Freeman	Performance-Based Restricted Stock Unit	9,146		1,613,250
	Restricted Stock	5,726		1,011,833
Gregory B. Plemmons	Performance-Based Restricted Stock Unit	3,622		638,928
	Restricted Stock	4,524		799,466
Adam N. Satterfield	Performance-Based Restricted Stock Unit	7,734		1,364,188
	Restricted Stock	4,840		855,269
Ross H. Parr	Performance-Based Restricted Stock Unit	3,576		630,763
	Restricted Stock	4,478		791,301
Cecil E. Overbey, Jr.	Performance-Based Restricted Stock Unit	3,576		630,763
	Restricted Stock	4,478		791,301
Greg C. Gantt	Performance-Based Restricted Stock Unit	25,068	(2)	4,259,412	(2)
	Restricted Stock	20,282	(3)	3,417,523	(3)

(1)
The value realized upon vesting of PBRSUs and RSAs was computed by multiplying the number of shares vested on the settlement dates of February 9, February 10, February 13, and June 23, 2023, by the closing share price of $177.50, $174.50, $177.98 and $163.32 ($355.00, $349.00, $355.96 and $326.63 prior to the two-for-one stock split), respectively, as reported on the Nasdaq Global Select Market.

(2)
This amount reflects: (i) 12,614 shares, as adjusted for the two-for-one stock split, of PBRSUs vested in February 2023, at a value of $2,225,487; and (ii) the accelerated vesting on June 23, 2023, of an aggregate of 12,454 shares, as adjusted for the two-for-one stock split, subject to Mr. Gantt’s outstanding earned and unvested PBRSUs in connection with his retirement from the Company as discussed above, at a value of $2,033,925.
(3)
This amount reflects: (i) 7,838 shares, as adjusted for the two-for-one stock split, of RSAs vested in February 2023, at a value of $1,385,231; and (ii) the accelerated vesting on June 23, 2023, of an aggregate of 12,444 shares, as adjusted for the two-for-one stock split, subject to Mr. Gantt’s outstanding unvested RSAs in connection with his retirement from the Company as discussed above, at a value of $2,032,292.

2023 Nonqualified Deferred Compensation

The following table provides information regarding our named executive officers' contributions and earnings in our deferred compensation plans in 2023:

Named Executive Officer	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kevin M. Freeman	—	—	14,571	(366,666)	215,676
Gregory B. Plemmons	—	—	249,295	—	1,395,835
Adam N. Satterfield	—	—	—	—	—
Ross H. Parr	—	—	—	—	—
Cecil E. Overbey, Jr.	—	—	89,892	—	1,736,633
Greg C. Gantt	—	—	463,327	(167,786)	8,833,893

(1)
Contributions represent deferrals of certain amounts of salary and cash incentives awarded pursuant to our PIP, which are included in the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table.
(2)
Aggregate earnings (losses) represent the return on the investment options selected by each named executive officer in 2023 in our deferred compensation plans. Earnings are not guaranteed rates of return and reflect actual market fluctuations of the funds in which they are deemed to be invested. These earnings are calculated in the same manner and at the same rate as earnings on externally managed funds or are based upon other market-determined rates. A portion of the earnings reflected in this column are reported in the Summary Compensation Table and are treated as “above-market interest,” as that term is defined by current SEC rules and as described in footnote 3 to such table.

2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc.

Effective January 1, 2006, we adopted the 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. (the “Nonqualified Deferred Compensation Plan”) to permit certain of our management employees, including each of the named executive officers, to defer receipt of current compensation. This plan was amended and restated effective January 1, 2009, and further amended effective January 1, 2010, November 10, 2011, January 29, 2015 and July 20, 2022. The Nonqualified Deferred Compensation Plan is an unfunded plan maintained primarily for the purpose of providing retirement benefits for eligible employees. Participating employees may elect to reduce their (i) regular base salary by a whole number percentage from one to fifty percent, and/or (ii) non-equity incentive compensation by a whole number percentage from one to seventy-five percent. The deferred amount is credited to the deferred compensation account we maintain for each participant. While not funded, each participant is allowed to select one or more investment options. Deferral amounts, along with gains and losses on investment options in which participants are deemed invested, are posted to the deferred compensation account of each participant. The total deferrals, plus the cumulative gains and losses on the investment options, are eligible for distribution from our general corporate funds. Distributions are subject to elections made by the participants, which generally require a five-year waiting period for active employees; however, distributions can begin immediately in the event of retirement, disability, death or other termination of service. Distributions also may be made upon the occurrence of certain other events, such as an unforeseeable emergency, or delayed under certain circumstances, such as when a distribution might violate the terms of a Company borrowing agreement. Payments are made from the Nonqualified Deferred Compensation Plan in a lump sum or in annual installments over a certain term, as elected by the participant. The plan also allows us, in our sole discretion and without any participant discretion or election, to make a mandatory lump-sum payment in settlement of a participant's entire accrued benefit.

Prior to the adoption of the Nonqualified Deferred Compensation Plan, we offered a similar plan allowing participating employees to defer receipt of regular base salary and/or cash incentive compensation. The deferral of wages earned subsequent to December 31, 2004 is no longer permitted under this plan, as required by Section 409A of the Code.

Potential Payments Upon Termination or Change of Control

Potential payments and benefits upon termination without cause, which includes resignation, retirement, death and total disability, or change of control, are provided to our named executive officers pursuant to (i) the Severance Plan, (ii) our Amended Phantom Plans, and (iii) our 2016 Plan. All payments and benefits are forfeited if termination of the named executive officer resulted (i) for cause, (ii) from failure to comply with the non-competition and non-solicitation provisions of the respective plan, or (iii) from termination by the executive for a reason not constituting “good reason.” A “change of control” does not constitute “good reason,” but a fundamental disagreement with the Board following a change of control does constitute “good reason.” The Severance Plan is discussed in further detail under “Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives” below.

The Severance Plan provides that upon the termination of employment of one of our continuing named executive officers as a result of a compensation continuance termination event (termination of the officer’s employment by the Company for any reason other than for cause (as defined in the Severance Plan), death or total disability, or by the officer for good reason (as defined in the Severance Plan)) occurring within 36 months following a change of control (as defined in the Severance Plan), the officer will be entitled to receive certain benefits, including a monthly severance benefit equal to the officer’s monthly termination cash compensation during the 12-calendar month period following the termination date. The Severance Plan is further described in the “Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives” section below.

Our continuing named executive officers, or their beneficiaries, would also receive payments due to them at retirement, death or disability pursuant to our 401(k) retirement plan, our Amended Phantom Plans, our 2016 Plan and our deferred compensation plans. The vested amounts due to each named executive officer under our 2016 Plan and under our deferred compensation plans are provided under the captions “Executive Compensation - 2023 Stock Vested” and “Executive Compensation - 2023 Nonqualified Deferred Compensation” in this proxy statement.

In connection with Mr. Gantt’s retirement from the Company effective June 30, 2023 and in recognition of his distinguished contributions over his 28 years of service to the Company, the Board accelerated the vesting of an aggregate of 24,898 shares, as adjusted for the two-for-one stock split, of the Company’s common stock subject to Mr. Gantt’s (i) outstanding unvested RSAs, and (ii) outstanding earned and unvested PBRSUs. Also in connection with his retirement, Mr. Gantt received other consideration valued at $66,631.

Below is a table showing the amount of post-employment compensation and benefits that would be provided to each continuing named executive officer due to a termination of employment or a change in control of the Company, assuming that the triggering event occurred on December 31, 2023. The amounts in the table below do not include payments for compensation and benefits earned prior to the triggering event, and no excise tax gross-ups are provided.

	Termination of Service		Change in Control(2)
Named Executive Officer	With Cause ($)	Without Cause ($)(1)	Without Termination of Service ($)	With Qualifying Termination of Service ($)
Kevin M. Freeman	—	3,462,734	3,462,734	23,603,914	(3)
Gregory B. Plemmons	—	2,089,880	2,089,880	13,827,131	(4)
Adam N. Satterfield	—	2,926,887	2,926,887	15,036,892	(5)
Ross H. Parr	—	2,019,759	2,019,759	10,606,857	(6)
Cecil E. Overbey, Jr.	—	2,019,759	2,019,759	12,331,067	(7)

(1)
Pursuant to our 2016 Plan, previously earned and unvested RSAs would be accelerated and vest upon termination of service without cause in the case of death or total disability for each of our named executive officers (calculated using the number of unvested shares and awards multiplied by the closing share price of our common stock of $202.67 ($405.33 prior to the two-for-one stock split) at December 29, 2023, the last day of trading as reported on the Nasdaq Global Select Market). In addition, upon termination of service without cause in the case of death or total disability for each of our named executive officers, previously unvested PBRSUs would be accelerated and vest to the extent earned after completion of the performance period.
(2)
A change in control, without termination of service for the named executive officers, provides for the accelerated vesting of unvested RSAs and PBRSUs pursuant to our 2016 Plan only in the event such awards are not assumed or substituted by the surviving company. The amounts in the “Without Termination of Service” and the

“With Termination of Service” columns are calculated using the number of each named executive officer's unvested shares or units multiplied by the closing share price of our common stock of $202.67 ($405.33 prior to the two-for-one stock split) at December 29, 2023, the last day of trading as reported on the Nasdaq Global Select Market. The amounts in the “With Termination of Service” column reflect acceleration of previously unvested awards of restricted stock and PBRSUs under the 2016 Plan for each named executive officer in the event of a change of control if (i) such awards are not assumed or substituted by the surviving company, or (ii) his employment is terminated by the Company not for cause or by him for good reason within specified time periods (even if such awards are assumed or substituted by the surviving company).
(3)
Mr. Freeman, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the Severance Plan of $20,107,225 and welfare benefits of $33,955. Pursuant to our 2016 Plan, his previously unvested RSAs would be accelerated and vest and he would receive payments of $1,705,223. Pursuant to our 2016 Plan, his previously unvested PBRSUs would also be accelerated and vest and he would receive payments of $1,757,511. The amounts are calculated using the number of unvested shares or units multiplied by the closing share price of our common stock of $202.67 ($405.33 prior to the two-for-one stock split) at December 29, 2023, the last day of trading as reported on the Nasdaq Global Select Market.
(4)
Mr. Plemmons, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the Severance Plan of $11,703,296 and welfare benefits of $33,955. Pursuant to our 2016 Plan, his previously unvested RSAs would be accelerated and vest and he would receive payments of $1,384,201. Pursuant to our 2016 Plan, his previously unvested PBRSUs would also be accelerated and vest and he would receive payments of $705,679. The amounts are calculated using the number of unvested shares or units multiplied by the closing share price of our common stock of $202.67 ($405.33 prior to the two-for-one stock split) at December 29, 2023, the last day of trading as reported on the Nasdaq Global Select Market.
(5)
Mr. Satterfield, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the Severance Plan of $12,087,368 and welfare benefits of $22,637. Pursuant to our 2016 Plan, his previously unvested RSAs would be accelerated and vest and he would receive payments of $1,441,758. Pursuant to our 2016 Plan, his previously unvested PBRSUs would also be accelerated and vest and he would receive payments of $1,485,129. The amounts are calculated using the number of unvested shares or units multiplied by the closing share price of our common stock of $202.67 ($405.33 prior to the two-for-one stock split) at December 29, 2023, the last day of trading as reported on the Nasdaq Global Select Market.
(6)
Mr. Parr, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the Severance Plan of $8,564,461 and welfare benefits of $22,637. Pursuant to our 2016 Plan, his previously unvested RSAs would be accelerated and vest and he would receive payments of $1,333,130. Pursuant to our 2016 Plan, his previously unvested PBRSUs would also be accelerated and vest and he would receive payments of $686,629. The amounts are calculated using the number of unvested shares or units multiplied by the closing share price of our common stock of $202.67 ($405.33 prior to the two-for-one stock split) at December 29, 2023, the last day of trading as reported on the Nasdaq Global Select Market.
(7)
Mr. Overbey, upon a change in control with termination of service, would receive payments and benefits provided for under the provisions of the Severance Plan of $10,277,353 and welfare benefits of $33,955. Pursuant to our 2016 Plan, his previously unvested RSAs would be accelerated and vest and he would receive payments of $1,333,130. Pursuant to our 2016 Plan, his previously unvested PBRSUs would also be accelerated and vest and he would receive payments of $686,629. The amounts are calculated using the number of unvested shares or units multiplied by the closing share price of our common stock of $202.67 ($405.33 prior to the two-for-one stock split) at December 29, 2023, the last day of trading as reported on the Nasdaq Global Select Market.

Old Dominion Freight Line, Inc. Change of Control Severance Plan for Key Executives

On October 31, 2018, the Board, upon the recommendation of the Compensation Committee, approved the Severance Plan. The Severance Plan is an amendment and restatement of the Change of Control Severance Plan originally adopted effective May 16, 2005 and previously amended and restated effective January 1, 2009 (the “Prior Plan”). Each continuing named executive officer is a participant in the Severance Plan.

Under the Severance Plan, in the event an officer’s employment is terminated as a result of a compensation continuance termination event (termination of the officer’s employment by the Company for any reason other than for cause (as defined in the Severance Plan), death or total disability, or by the officer for good reason (as defined in the Severance Plan)) occurring within 36 months following a change of control (as defined in the Severance Plan), the officer will be entitled to receive the following benefits: (i) base salary through the last day of the month in which the termination date occurs; (ii) a cash payment in lieu of any accrued but unused vacation through the termination date; (iii) any unreimbursed business expenses incurred through the termination date; (iv) any earned but unpaid cash incentive bonus amounts; (v) any payments and benefits to which the officer is entitled pursuant to the terms of any employee benefit or compensation plan or program in which the officer participates or participated; (vi) a monthly severance benefit equal to the officer’s monthly termination cash compensation during the 12-calendar month period following the termination date; and (vii) continued participation in the Company welfare benefit plans until the earlier of the officer’s death or the last day of the 24-calendar month period following the termination date. The monthly termination compensation is an amount equal to: two and one-half (2.5) times the sum of the officer’s base salary and bonus amount for officers with the title of Senior Vice President or higher (excluding the Chief Executive Officer), and three (3) times the sum of the officer’s base salary and bonus amount for the Chief Executive Officer, in each case divided by twelve (12). Base salary and bonus amount generally means the sum of: (i) the officer’s base salary on an annualized basis, plus (ii) a 3-year lookback average of the cash bonuses earned by the officer. Any eligible officer who was a participant in the Prior Plan on October 30, 2018 and was eligible based on years of service under the terms of the Prior Plan for 36 months of severance shall be entitled to the greater of the termination compensation benefits under the Severance Plan or the terms of the Prior Plan. As a result, based on their prior service to the Company, each of Mr. Freeman, Mr. Plemmons and Mr. Overbey qualify for 36 months of severance. In no event, however, shall the termination compensation for any officer exceed an aggregate amount equal to three (3) times the sum of an officer’s base salary and bonus amount.

All payments of benefits to an officer under the Severance Plan are subject to the officer’s compliance with certain confidentiality, non-compete, non-solicit, and non-disparagement provisions during and following the termination of employment with the Company. The officer’s rights, if any, with respect to any phantom stock awards, RSAs, PBRSUs, restricted stock units and/or other equity awards granted to such officer under any Company equity-based incentive plans shall be as determined under the applicable incentive plan and award agreement(s). All payments and benefits made to an officer under the Severance Plan will be subject to any recoupment, clawback or similar policy or arrangement adopted by the Board, and any similar provisions under applicable law.

CEO Pay Ratio

In August 2015, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the SEC adopted a rule requiring disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the Chief Executive Officer (“CEO”). For the year ended December 31, 2023, the total compensation for our CEO, Mr. Freeman, was $9,496,611 as reported in the “Total” column of the Summary Compensation Table. Since Mr. Freeman was appointed CEO effective July 1, 2023, and was our CEO on December 31, 2023, we annualized his salary, stock awards and non-equity incentive plan compensation amounts, as disclosed in the Summary Compensation Table, and added the disclosed values of his All Other Compensation to arrive at a value of $12,261,684, which was used to calculate our pay ratio. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K:

Median Employee annual total compensation	$78,853
CEO annual total compensation	$12,261,684
Ratio of CEO to Median Employee annual total compensation	156:1

In determining the median employee for 2023, a listing was prepared of all employees as of December 31, 2023. The listing is comprised of all employees including part-time and partial year employees, but excludes independent contractors and our CEO. We used annual gross earnings for calendar year 2023 as the consistently applied compensation measure to identify the median employee and did not annualize compensation for partial year employees. The median employee’s annual total compensation was calculated in accordance with the requirements of the Summary Compensation Table and includes: salary, bonus, and 401(k) employer matching contribution. SEC rules for identifying the median employee and calculating the pay ratio allow companies to use various methodologies and assumptions. As a result, our reported pay ratio may not be comparable to other companies’ pay ratios.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance measures of the Company. You should refer to “Compensation Discussion and Analysis” for a complete description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for Gantt ($)(1)	Summary Compensation Table Total for Freeman ($)(1)	Compensation Actually Paid to Gantt ($)(2)	Compensation Actually Paid to Freeman ($)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(4)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(5)	Total Shareholder Return ($)(6)	Peer Group Total Shareholder Return ($)(7)	Net Income (in thousands) ($)	Pre-Tax Income (in thousands) ($)(8)
2023	11,296,746	9,496,611	7,675,675	10,515,744	4,994,889	5,671,123	325	154	1,239,502	1,647,776
2022	12,828,375		10,494,358		6,184,287	4,864,545	227	128	1,377,159	1,841,349
2021	10,577,833		16,385,495		5,983,437	9,749,517	285	155	1,034,375	1,388,423
2020	7,987,957		9,878,641		5,260,421	6,660,167	155	131	672,682	901,364

(1)
Mr. Gantt served as our Chief Executive Officer during 2020, 2021, and 2022 and through June 30, 2023. Mr. Freeman has served as our Chief Executive Officer since July 1, 2023. The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Gantt and Mr. Freeman for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.”

(2)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Gantt, as computed in accordance with Item 402(v). The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Gantt during the applicable year. In accordance with the requirements of Item 402(v), the following adjustments were made to Mr. Gantt’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for Gantt ($)	Reported Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to Gantt ($)
2023	11,296,746	(5,927,559)	2,306,488	7,675,675
2022	12,828,375	(2,578,625)	244,608	10,494,358
2021	10,577,833	(1,975,247)	7,782,909	16,385,495
2020	7,987,957	(1,608,515)	3,499,199	9,878,641

(a)
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year, as well as a pro rata RSA grant of 898 shares, as adjusted for the two-for-one stock split, with a grant date fair value of $165,174 computed in accordance with ASC 718, received by Mr. Gantt for his service as a non-employee director beginning July 1, 2023 (following his retirement as our President and Chief Executive Officer effective June 30, 2023).
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year (any such dividends are accrued but not paid unless and until the applicable award (or portion thereof) vests). The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards ($)		Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)		Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)		Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2023	181,993	(i)	—	4,066,217	(ii)	708,783	(2,650,505)	(iii)	—	2,306,488
2022	2,344,590		(1,459,624)	—		(648,995)	—		8,637	244,608
2021	4,121,370		3,520,877	—		134,605	—		6,057	7,782,909
2020	2,129,804		1,234,369	—		130,549	—		4,476	3,499,199

(i)
The amount reflects a pro rata RSA grant of 898 shares, as adjusted for the two-for-one stock split, received by Mr. Gantt for his service as a non-employee director beginning July 1, 2023 (following his retirement as our President and Chief Executive Officer effective June 30, 2023).
(ii)
This amount reflects the accelerated vesting on June 23, 2023, of an aggregate of 24,898 shares, as adjusted for the two-for-one stock split, subject to Mr. Gantt’s outstanding unvested RSAs and outstanding earned and unvested PBRSUs in connection with his retirement from the Company as discussed above.
(iii)
This amount reflects 18,680 shares, as adjusted for the two-for-one stock split, of outstanding unvested RSAs and outstanding earned and unvested PBRSUs granted in 2021 and 2022 that were forfeited in 2023 due to the accelerated vesting of these shares on June 23, 2023, in connection with Mr. Gantt’s retirement from the Company as discussed above.

(3)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Freeman, as computed in accordance with Item 402(v) for his service as CEO during 2023. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Freeman during his service as CEO in 2023. In accordance with the requirements of Item 402(v), the following adjustments were made to Mr. Freeman’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for Freeman ($)	Reported Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to Freeman ($)
2023	9,496,611	(1,113,075)	2,132,208	10,515,744

(a)
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.

(b)
The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2023	826,873	790,440	—	514,895	—	—	2,132,208

(4)
The dollar amounts reported in this column represent the average of the amounts reported for the Company’s named executive officers as a group (excluding Mr. Gantt for 2020, 2021, 2022 and through June 30, 2023, and Mr. Freeman since July 1, 2023) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the named executive officers (excluding Mr. Gantt for 2020, 2021, 2022 and through June 30, 2023, and Mr. Freeman since July 1, 2023) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Messrs. Satterfield, Plemmons, Parr and Overbey; (ii) for 2022 and 2021, Mr. David S. Congdon and Messrs. Satterfield, Freeman and Plemmons; and (iii) for 2020, Mr. Earl E. Congdon, Mr. David S. Congdon and Messrs. Satterfield and Freeman.

(5)
The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Gantt for 2020, 2021, 2022 and through June 30, 2023, and Mr. Freeman since July 1, 2023), as computed in accordance with Item 402(v). The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Gantt for 2020, 2021, 2022 and through June 30, 2023, and Mr. Freeman since July 1, 2023) during the applicable year. The names of each of the named executive officers (excluding Mr. Gantt for 2020, 2021, 2022 and through June 30, 2023, and Mr. Freeman since July 1, 2023) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Messrs. Satterfield, Plemmons, Parr and Overbey; (ii) for 2022 and 2021, Mr. David S. Congdon and Messrs. Satterfield, Freeman and Plemmons; and (iii) for 2020, Mr. Earl E. Congdon, Mr. David S. Congdon and Messrs. Satterfield and Freeman. In accordance with the requirements of Item 402(v), the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Gantt for 2020, 2021, 2022 and through June 30, 2023, and Mr. Freeman since July 1, 2023) for each year to determine the compensation actually paid, using the same methodology described in footnote 2 above:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments ($)(a)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	4,994,889	(789,283)	1,465,517	5,671,123
2022	6,184,287	(1,012,865)	(306,877)	4,864,545
2021	5,983,437	(1,237,056)	5,003,136	9,749,517
2020	5,260,421	(1,181,548)	2,581,294	6,660,167

(a)
The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2023	667,680	478,724	—	319,113	—	—	1,465,517
2022	920,299	(788,746)	—	(444,787)	—	6,357	(306,877)
2021	2,559,819	2,344,205	—	94,849	—	4,264	5,003,136
2020	1,564,465	913,007	—	100,333	—	3,490	2,581,294

(6)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(7)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose was the Dow Jones Transportation Average ("DJTA") for 2023, 2022 and 2021, and the Nasdaq Industrial Transportation Index for 2020 (prior to the Company being added to the DJTA in December 2021).

(8)
The Company has determined that Pre-Tax Income is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s named executive officers, for the most recently completed fiscal year, to Company performance.

Financial Performance Measures

As described in greater detail in “Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our named executive officers to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s named executive officers, for the most recently completed fiscal year, to the Company’s performance are as follows:

Most Important Financial Performance Measures
Pre-Tax Income
Annual Pre-Tax Income Growth
Operating Ratio

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, as part of its executive compensation program, the Company seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v)) for a particular year. In accordance with Item 402(v), the Company is providing the following graphs to show the relationships between information presented in the Pay versus Performance table.

Director Compensation

2023 Compensation of Non-Employee Directors

The following table reflects compensation earned for services performed in 2023 by non-employee members of our Board. Amounts received by Mr. Gantt for his service as a non-employee director beginning July 1, 2023 (following his retirement as our President and Chief Executive Officer effective June 30, 2023) are included in the “All Other Compensation” column of the Summary Compensation Table under the caption “Executive Compensation - Summary Compensation Table” in this proxy statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Sherry A. Aaholm	104,583	144,590	710	249,883
John R. Congdon, Jr.	90,000	144,590	710	235,300
Andrew S. Davis	52,500	144,590	—	197,090
Bradley R. Gabosch	90,000	144,590	3,110	237,700
Patrick D. Hanley (3)	45,000	—	710	45,710
John D. Kasarda	105,000	144,590	2,210	251,800
Wendy T. Stallings	101,667	144,590	710	246,967
Thomas A. Stith, III	90,000	144,590	710	235,300
Leo H. Suggs	135,000	144,590	4,610	284,200
D. Michael Wray (4)	47,917	—	710	48,627

(1)
Each non-employee director was awarded an RSA of 476 shares on May 17, 2023, with the number of shares determined by dividing the target value of $157,000 by the 50-day average closing price of our common stock ($329.59) beginning March 7, 2023 and ending May 16, 2023 (not adjusted for the two-for-one stock split). The grant date fair value of these awards, computed in accordance with ASC 718, was determined by multiplying the 476 shares of restricted stock underlying each RSA by the closing price of our common stock of $303.76 on the grant date of May 17, 2023, as reported on the Nasdaq Global Select Market (not adjusted for the two-for-one stock split). The value of each RSA assumes that all shares will vest in accordance with the requirements of the 2016 Plan described in "Components of Compensation" below. As of December 31, 2023, the RSA of 476 shares, or 952 shares as adjusted for the two-for-one stock split, granted to each non-employee director on May 17, 2023 represented the only unvested shares for each non-employee director.
(2)
The amount in the table reflects: (i) our contribution to a qualifying charitable organization, recognized as a tax-exempt organization under Section 501(c)(3) of the Code, made on behalf of the non-employee director ($1,500 for each of Dr. Kasarda and Mr. Suggs); (ii) our cost to provide our non-employee directors with the opportunity to participate, on a voluntary basis, in an executive health program ($2,400 for each of Mr. Gabosch and Mr. Suggs); and (iii) $710 of accumulated dividends on each non-employee director's restricted stock award that was granted in 2022 and vested in 2023 (excluding Mr. Davis, who was elected to the Board in 2023 and did not receive the 2022 grant). See the "Components of Compensation" section below for more information on vesting terms of the restricted stock granted to non-employee directors.
(3)
Mr. Hanley retired on June 22, 2023.
(4)
Mr. Wray retired and did not stand for re-election at the 2023 Annual Meeting of Shareholders.

Components of Compensation

The non-employee director compensation structure applicable for 2023 is provided below:

Director Role	Annual Cash Retainer Amount ($)	Annual Restricted Stock Grant Amount ($)
Member (all non-employee directors)	90,000	157,000
Audit Committee Chair (1)	25,000	—
Compensation Committee Chair (1)	20,000	—
Governance and Nomination Committee Chair (1)	15,000	—
Risk Committee Chair (2)	20,000	—
Lead Independent Director (1)	25,000	—

(1)
Each non-employee Chair of a Board Committee and the Lead Independent Director receives an annual cash retainer for service as Chair of a Committee and/or as Lead Independent Director, which is in addition to the non-employee director cash retainer of $90,000.

(2)
This annual cash retainer was established by the Compensation Committee effective May 17, 2023 as described below.

The annual cash retainers, for both the Board and its Committees, are paid ratably at the end of each fiscal quarter. Directors receive reimbursement of certain business and travel expenses incurred in their capacities as directors, including participation in director education programs. Otherwise, there is no additional compensation provided for attendance at any meetings. As an employee in 2023, Mr. David Congdon received no cash retainer or RSAs for Board service. Amounts received by Mr. Gantt as a non-employee director beginning July 1, 2023 (following his retirement as our President and Chief Executive Officer effective June 30, 2023) are reflected in the Summary Compensation Table above.

Non-employee members of the Board are eligible to receive grants under the 2016 Plan. RSAs granted to non-employee directors under the 2016 Plan generally vest upon the earlier to occur of the following, provided the participant is still serving as a director: (i) the one-year anniversary of the grant date; (ii) the date of a change of control in our ownership; (iii) death; or (iv) total disability. Awards that are not vested upon termination of service as a director are forfeited. Each director is also subject to our Stock Ownership Policy and is required to achieve and maintain a stock ownership threshold equal to five times the annual Board cash retainer. The descriptions of eligible equity and treatment of grants under the 2016 Plan described above for officers also apply to directors. See “Compensation Discussion and Analysis - Stock Ownership Policy.”

The Compensation Committee, in conjunction with Pearl Meyer, its independent compensation consultant, periodically reviews and approves the compensation of the non-employee directors and reviews any changes with the Board. In 2023, upon the recommendation of Pearl Meyer and the Compensation Committee, the Board determined that it would be in the best interests of the Company to increase: (i) the annual cash retainer for each non-employee director from $90,000 to $110,000; (ii) the annual RSA grant value for each non-employee director from $157,000 to $165,000; and (iii) the annual retainer for service as Chair of the Governance and Nomination Committee from $15,000 to $20,000, each effective in connection with the 2024 Annual Meeting, and to establish the annual retainer for service as Chair of the Risk Committee at $20,000, effective May 17, 2023. These changes were made based on Pearl Meyer’s review and analysis of our non-employee director compensation, and Pearl Meyer’s recommendation that we increase the annual cash retainer for non-employee directors, annual equity grant value for non-employee directors and annual cash retainer amount for service as Chair of the Governance and Nomination Committee to improve pay competitiveness versus industry peers and NACD survey comparators. The industry peer group used to gauge market practice was the same one used in the executive officer compensation program review, as discussed in the “Compensation Discussion and Analysis” section of this proxy statement. No changes were made to the existing cash retainers for service as the Lead Independent Director, the Chair of the Compensation Committee, or the Chair of the Audit Committee.

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2023, as adjusted for the two-for-one stock split, relating to our only equity compensation plan, the 2016 Plan. Under the 2016 Plan, grants of stock options, restricted stock and other rights to acquire shares of our common stock may be made from time to time. In addition, outstanding phantom stock awards under our Amended Phantom Plans may be settled in shares of our common stock from time to time under the 2016 Plan.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	1,181,138	(1)	—	3,588,440	(2)
Equity compensation plans not approved by shareholders	—		—	—
Total	1,181,138	(1)	—	3,588,440	(2)

(1)
Includes 27,982 shares, as adjusted for the two-for-one stock split, that may be issued pursuant to outstanding PBRSUs, if certain performance-based and service-based conditions are met, assuming the maximum level of performance is achieved; 34,758 shares, as adjusted for the two-for-one stock split, that may be issued pursuant to outstanding PBRSUs, if certain service-based vesting conditions are met at the maximum level of performance; and 1,118,398 shares, as adjusted for the two-for-one stock split, that may be issued pursuant to outstanding vested and unvested, unsettled phantom stock awards following termination of employment. PBRSUs do not have an exercise price because their value is dependent upon the achievement of the specified performance criteria and may be settled for shares of common stock on a one-for-one basis. Phantom stock awards that will be settled in shares of common stock are distributed to participants in accordance with their terms.
(2)
The total shares available for future issuance in column (c), as adjusted for the two-for-one stock split, may be the subject of awards other than options, warrants or rights granted under the 2016 Plan. As of December 31, 2023, only grants of RSAs and PBRSUs have been awarded under the 2016 Plan.

RELATED PERSON TRANSACTIONS

Executive Officer and Director Family Relationships and Transactions

Earl E. Congdon, Chairman Emeritus and Senior Advisor to the Company, is the father of David S. Congdon, Executive Chairman of the Board. John R. Congdon, Jr., a non-employee director, is the nephew of Earl E. Congdon. At March 7, 2024, the affiliate members of the Congdon family, in the aggregate, beneficially owned approximately 12% of our outstanding common stock.

For the year ended December 31, 2023, we paid Mr. Earl Congdon a base salary of $102,445, as well as other benefits totaling $19,990. The Compensation Committee annually reviews and approves, and the Board ratifies, the compensation of Mr. Earl Congdon.

For the year ended December 31, 2023, we paid Mr. David Congdon a base salary of $488,735 and cash bonuses of $2,265,693, as well as other benefits totaling $41,556. The Compensation Committee annually reviews and approves, and the Board ratifies, the compensation of Mr. David Congdon.

Other Family Relationships

For the year ended December 31, 2023, we paid Christopher M. Harrell, Director – Maintenance Administration & Fuel, a base salary and bonus of $549,499 as well as other benefits totaling $12,394. Mr. Harrell, who is the son-in-law of David S. Congdon, may receive compensation and other benefits for services to us in amounts similar to those received during 2023 for continued service in his role during 2024.

Audit Committee Approval and Related Person Transactions Policy

The relationship between the Company and Mr. Harrell described above was reviewed and approved by the Audit Committee. In considering whether to approve this or similar transactions, the Audit Committee determined that they were fair to us and that the terms and conditions of such transactions were substantially the same as, or more favorable to us than, transactions that would be available from unaffiliated parties. Any extensions, modifications or renewals of the foregoing transactions, or any new transactions that involve us and a related party, must be approved by the Audit Committee and must be on terms no less favorable to us than the terms that could be obtained in a similar transaction with an unaffiliated party in accordance with our written Related Person Transactions Policy.

Our Related Person Transactions Policy governs the procedures for review and consideration of all related person transactions in which we are a participant to help ensure that any such transactions are identified and given appropriate consideration. Generally, any financial transaction, arrangement or relationship in an amount exceeding $120,000 in which we are or would be a participant, and in which any related person, as defined by Item 404 of Regulation S-K under the Exchange Act, has or would have a direct or indirect material interest, is prohibited unless: (i) approved or ratified by the Audit Committee (or, as applicable, approved by the Compensation Committee and ratified by the Board) in accordance with the policy; (ii) approved by the Chair of the Audit Committee and ratified by the Audit Committee in accordance with the policy; or (iii) the transaction is of the type of pre-approved transactions listed in the policy. It is our policy to enter into or ratify such transactions only when the Board, acting through the Audit Committee, determines that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders.

In conducting its review of any proposed related person transaction, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including, but not limited to: (i) whether the transaction was entered into in the ordinary course of business of the Company; (ii) the purpose of, and potential benefits to the Company of, the transaction; (iii) the approximate dollar value of the amount involved in the transaction, particularly as it relates to the related person; (iv) the related person’s interest in the transaction; (v) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (vi) the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or officer; (vii) the availability of other sources for comparable products or services; (viii) the terms available to unrelated third parties or to employees generally in an arms-length negotiation; (ix) required public disclosure, if any; and (x) any other information regarding the transaction or the related person that would be material to investors in light of the circumstances of the particular transaction. No member of the Audit Committee will participate in any review, consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

In accordance with the Related Person Transactions Policy, the Audit Committee will also perform an annual review of previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000, when aggregated with all other amounts received or paid. Based on all relevant facts and circumstances, the Audit Committee will determine if it is in our best interest to continue, modify or terminate any ongoing transaction, arrangement or relationship. Except as discussed above, since the beginning of our last fiscal year, no financial transactions, arrangements or relationships, or any series of them, were disclosed or proposed through our process for review, approval or ratification (as summarized above) with related persons in which the Company was or is to be a participant, the amount involved exceeded $120,000, and any related person had or will have a direct or indirect material interest.

Proposal 2 - Approval, on an Advisory Basis, of the Compensation

of our Named Executive Officers

As required by Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (a "say-on-pay" vote). Taking into consideration the most recent voting results from our 2023 Annual Meeting concerning the frequency of the shareholder advisory vote to approve the compensation of our named executive officers, we determined that we will continue to hold an annual advisory vote to approve the compensation of our named executive officers until the Annual Meeting.

The relentless commitment of our OD Family of employees to customer service helped the Company achieve revenue of $5.9 billion, net income of $1.2 billion and an operating ratio of 72.0%. We believe our financial performance was attributable to the execution of our strategic plan, which included key decisions made by our named executive officers. We also believe our compensation program has been effective in focusing our executives on continuous operational excellence, long-term value creation, and in aligning executive pay with performance. Evidence of our performance includes a compounded annualized total shareholder return, assuming reinvestment of all dividends, of 28.1%, 38.1% and 28.0% for the three-year, five-year and ten-year periods ended December 31, 2023, respectively.

Highlights of our executive compensation program include the following:

•
Pay-for-Performance
o
Our PIP is designed to tie a significant portion of current cash compensation directly to corporate performance. PIP payouts are directly tied to changes in our profitability, ensuring that our executive compensation is aligned with our financial performance. Just as our PIP can produce higher-than-market cash compensation during periods of high profitability, including periods when our period-over-period performance may have declined, it can produce lower-than-market cash compensation during periods of low profitability, including periods when our period-over-period performance has improved and/or outperformed peers.
•
Focus on Long-Term Success
o
The 2016 Plan serves as our primary equity incentive plan. It is important that our officers have financial interests that are aligned with the long-term interests of the Company and our shareholders. All equity grants to executive officers are performance-based. The long-term equity component of our executive compensation program includes grants of RSAs and PBRSUs under the 2016 Plan to each of our named executive officers.
•
Alignment with Shareholder Interests
o
Our compensation policies are designed to attract, motivate and retain key executives who are critical to our success.
o
The PIP links a significant portion of executive compensation directly to our profitability. The PIP provides that in no event shall PIP payments exceed the lesser of 10x an executive officer’s base salary or 1.5% of the Company’s income before tax and the effects, if any, of a change in accounting principle, extraordinary items or discontinued operations.
o
The RSAs currently link a portion of executive compensation directly to Company performance and the creation of long-term shareholder value. The PBRSUs are based on a forward-looking performance goal over a one-year performance period tied to Company profitability. The RSAs and PBRSUs also have multi-year continued service vesting requirements to enhance retention, further strengthening the alignment of executive compensation with shareholder interests.
o
Severance and change in control agreements do not include gross-ups for excise taxes.
o
Our securities trading policy prohibits hedging or pledging of our securities by directors, officers and employees. The policy also prohibits directors, officers and employees from holding our securities in margin accounts or pledging our securities for a loan.
o
Our Stock Ownership Policy subjects our directors, executive officers and other officers to minimum stock ownership and equity retention requirements.

o
Our Clawback Policy supports a culture of accountability and discourages conduct detrimental to the Company and our shareholders by requiring the Company to recover cash and equity incentive compensation from executive officers and our principal accounting officer in the event of a covered accounting restatement.

We urge our shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement for a more thorough discussion of our compensation philosophy, which is designed to align our key executives' compensation with both our business objectives and the interests of our shareholders. We also recommend that our shareholders review the application of our compensation philosophy and the elements of compensation provided to each named executive officer as reflected in the discussion and tables included under the caption “Executive Compensation” in this proxy statement.

For the reasons stated above, the Board recommends that our shareholders vote “for” the following advisory resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to Old Dominion's named executive officers, as disclosed in the proxy statement for our 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.”

To be approved, the number of votes cast “for” this advisory resolution must exceed the votes cast “against” this advisory resolution. Because this proposal is advisory, the results of the vote on this proposal will not be binding on our Board, Compensation Committee or our management. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, however, the Compensation Committee will evaluate whether any actions are necessary in the future to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE

OFFICERS.

PROPOSAL 3 - APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

The Board has unanimously approved, subject to shareholder approval, an amendment to Article II of our Amended and Restated Articles of Incorporation, as amended (“Articles of Incorporation”), to increase the number of authorized shares of our common stock from 280,000,000 to 560,000,000. If this amendment is approved by our shareholders, Article II of our Articles of Incorporation will be amended and restated in its entirety as follows:

“The Corporation shall have the authority to issue Five Hundred Sixty Million (560,000,000) shares of Common Stock having a par value of Ten Cents ($0.10) per share.”

The remaining provisions of our Articles of Incorporation would remain unchanged. The Board has determined that this amendment is in the best interest of Old Dominion and our shareholders and recommends that the shareholders approve this amendment.

We last increased the number of shares of common stock that we are authorized to issue under our Articles of Incorporation on May 20, 2020. Since that time, we effected a two-for-one stock split of our common stock in March 2024. As of our record date of March 7, 2024, we had 108,812,971 shares outstanding, which represented over 38% of the authorized shares of common stock under our Articles of Incorporation. These amounts are not adjusted for the two-for-one stock split because the shares issued in the two-for-one stock split were not outstanding on the record date. Following the two-for-one stock split, we have only 62,374,058 authorized but unissued shares of our common stock, which we believe is inadequate to provide us with the flexibility necessary to respond to future needs and opportunities.

If the amendment is approved, then the number of authorized but unissued shares of common stock would be increased to 342,374,058. The Board believes that the proposed increase in the number of authorized shares of common stock will benefit us by improving our flexibility in responding to future business needs and opportunities. The additional authorized shares will be available for issuance from time to time to enable us to respond to future business opportunities requiring the issuance of shares, including stock splits or dividends, the consummation of common stock-based financings, acquisition or strategic joint venture transactions involving the issuance of common stock, issuances of common stock under our 2016 Plan or any new equity compensation plans that we may adopt in the future and issuances of common stock for other general corporate purposes that the Board may deem advisable. The Board is seeking approval for the amendment at this time because opportunities requiring prompt action may arise in the future, and the Board believes the delay and expense in seeking approval for additional authorized common stock at a special meeting of shareholders could deprive us and our shareholders of the ability to take advantage of potential opportunities. The terms upon which any such shares of common stock may be issued would be determined by the Board.

Our shareholders have no preemptive rights to acquire additional shares of common stock, which means that current shareholders do not have a right to purchase any new issuance of shares of common stock in order to maintain their proportionate ownership interests in Old Dominion. Since our shareholders have no preemptive rights, we could implement the amendment at any time following shareholder approval without further authorization from the shareholders of the Company, except to the extent otherwise required by law or regulation or Nasdaq rules and listing standards. The additional shares for which authorization is sought would be identical to the shares of our common stock now authorized.

The proposed increase in the number of authorized shares of common stock is not intended to impede a change of control of Old Dominion, and we are not aware of any current efforts to acquire control of Old Dominion or otherwise accumulate shares of our common stock. It is possible, however, that the additional shares contemplated by the amendment could be issued in connection with defending Old Dominion against a hostile takeover bid to dilute the equity ownership of a person or entity seeking to obtain control of Old Dominion, or in a private placement with purchasers who might side with the Board if it chose to oppose a specific change of control. These additional shares also could be issued in order to deter an attempt to replace the Board by diluting the percentage of shares held by persons seeking to control us by obtaining seats on the Board. Accordingly, the amendment could have the effect of discouraging efforts to gain control of Old Dominion in a matter not approved by the Board. The actual issuance of additional shares of our common stock in the future could have a dilutive effect on earnings per share and on the equity and voting rights of the present holders of our common stock. We currently have no formal plans, understandings, contracts, agreements or arrangements with respect to the issuance of additional shares of common stock not previously authorized for issuance by the Board.

Assuming the existence of a quorum, the proposal to amend Article II of our Articles of Incorporation to increase the number of authorized shares of common stock from 280,000,000 to 560,000,000 requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of our common stock as of the record date. Because the proposal requires the vote of outstanding shares, as opposed to votes cast, abstentions will have the effect of a negative vote on this proposal.

If the amendment is approved by our shareholders, it will become effective upon the filing of articles of amendment with the Virginia State Corporation Commission.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THIS PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK FROM 280,000,000 TO 560,000,000.

The holders of more than two-thirds of the outstanding shares of our common stock entitled to vote at the meeting must vote in favor of this proposal in order for it to be approved.

Proposal 4 – Ratification of the Appointment of our Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP (as defined above, "EY") to serve as our independent registered public accounting firm for the year ending December 31, 2024. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of EY to the shareholders for ratification as a matter of good corporate governance. In the event the shareholders fail to ratify the appointment of EY, the Audit Committee will consider whether to appoint another independent registered public accounting firm for the year ending December 31, 2024. Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to respond to appropriate questions and to make a statement if they so desire.

To be approved, the number of votes cast “for” this proposal must exceed the votes cast “against” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.

Independent Registered Public Accounting Firm Fees and Services

EY charged the following fees for services relating to fiscal years 2023 and 2022:

Category of Service	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)
Audit Fees	949,912	869,866
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	949,912	869,866

Audit Fees. This category includes the aggregate fees billed for professional services rendered by EY for the audits of our financial statements for fiscal years 2023 and 2022, including fees associated with the reviews of our quarterly reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for the relevant fiscal years. Audit fees also include the aggregate fees billed for professional services rendered for the audit of our internal control over financial reporting.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by EY that are reasonably related to the performance of the audits or reviews of the financial statements and which are not reported above under “Audit Fees.”

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by EY for tax compliance, tax planning and tax advice. Tax compliance includes the preparation of state and federal income tax returns. Tax planning and tax advice includes assistance with various tax accounting methods, analysis of various state filing positions and assistance in obtaining state and federal tax credits.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by EY that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Our engagement of EY to provide these services described above was approved by the Audit Committee in accordance with our written pre-approval policy. This policy is described under "Corporate Governance - Audit Committee Pre-Approval Policies and Procedures" above.

PROPOSAL 5 – SHAREHOLDER PROPOSAL REGARDING GREENHOUSE GAS REDUCTION TARGETS

We received the following proposal from As You Sow, 2020 Milvia Street, Suite 500, Berkeley, California 94704, which it filed on behalf of LongView LargeCap 500 Index Fund (for which Amalgamated Bank serves as Trustee) and co-filed on behalf of Handlery Hotels Inc. and Frances L. Bell T/W fbo Patrick de Freitas, and which was also co-filed by Domini Impact Equity Fund (which acknowledged As You Sow as the lead filer). Each of the aforementioned filers has represented to us that it is the beneficial owner of shares of our common stock in an amount and for a period of time sufficient to meet the requirements to file the proposal. Shareholdings of the aforementioned filers will be promptly provided upon oral or written request to our Corporate Secretary at 500 Old Dominion Way, Thomasville, North Carolina 27360 or (336) 889-5000.

In accordance with SEC rules, we are presenting the text of the proposal and supporting statement in this proxy statement as they were submitted to us. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponents. Additionally, none of the websites referenced in the shareholder proposal shall be considered to be a part of or incorporated by reference into this proxy statement. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

As explained below, our Board unanimously recommends that you vote “AGAINST” the shareholder proposal.

Beginning of Proposal and Proponents’ Statement of Support

WHEREAS: In 2015, global governments agreed in the Paris Agreement that global warming must be limited to 1.5 degrees Celsius (1.5°C) to avoid the most catastrophic impacts of climate change. As a means of driving progress, global governments at this year’s COP 28 meeting committed to transition away from fossil fuels and triple renewable energy deployment.

Companies are responding to these global imperatives. Over 6,000 have set or committed to set emission reduction targets, with 96% of these targets inclusive of full supply chain emissions.1

Freight transportation, which accounts for 8% of global greenhouse gas (GHG) emissions, is used by almost all market sectors, but is still primarily fossil-fuel based.2 Freight companies have a critical role to play in helping to decarbonize global supply chains.

Old Dominion is a national leader in road freight transportation but has not set emission reduction targets, nor has it developed a climate transition plan, despite stating in its 2022 10-K that “risks associated with future climate change concerns or environmental laws and regulations, sustainability requirements and related investor expectations could have a material adverse effect on our financial condition, results of operations, liquidity and cash flows.”3

To help meet changing customer preferences for low-carbon transportation, Old Dominion must reduce its carbon footprint and decouple its growth from its climate impact. By failing to act on climate change, Old Dominion risks losing customers to competitors with higher efficiencies or to alternatives such as rail and battery-electric trucks. It also faces risk associated with being unprepared for new state and federal regulations intended to increase vehicle efficiency and reduce GHG emissions. California now requires that 40% of all tractor-trailers sold be all-electric by 2035,4 and the EPA has proposed regulation with stronger emission reduction standards for heavy duty trucks starting in 2027.5

To help achieve U.S. climate goals, the Inflation Reduction Act provides billions of dollars in federal support for vehicle and battery manufacturers and purchasers; the Infrastructure Investment and Jobs Act will supply charging infrastructure to help lower costs and barriers to zero-emission vehicles.

By setting 1.5°C-aligned GHG reduction targets for its value chain, and developing a plan to achieve such goals, Old Dominion can demonstrate that management is addressing material climate-related risks, ensuring its competitiveness, and capitalizing on the value-creating opportunities presented by a net zero economy.

RESOLVED: Shareholders request that the Board issue interim- and long-term greenhouse gas reduction targets aligned with the Paris Agreement’s 1.5°C goal requiring Net Zero emissions by 2050.

SUPPORTING STATEMENT: Proponents suggest, at management discretion, the Company:

•
Disclose a timeline for setting a Net Zero by 2050 GHG reduction target and 1.5°C-aligned interim targets;
•
Disclose an enterprise-wide climate transition plan to achieve 1.5°C-aligned emissions; and
•
Disclose annual progress towards meeting its emissions reduction goals.

_______________

1https://sciencebasedtargets.org/companies-taking-action; https://sciencebasedtargets.org/blog/scope-3-stepping-up-science-based-action#:~:text=Scope%203%20targets%20are%20a,scope%203%20target%20is%20required

2https://climate.mit.edu/explainers/freight-transportation

3https://ir.odfl.com/sec-filings/all-sec-filings/content/0000950170-23-003783/0000950170-23-003783.pdf, p.15

4https://www.nytimes.com/2023/03/31/climate/california-electric-trucks-emissions.html

5https://www.nytimes.com/2023/03/31/climate/california-electric-trucks-emissions.html; https://www.epa.gov/regulations-emissions-vehicles-and-engines/proposed-rule-greenhouse-gas-emissions-standards-heavy

Old Dominion Statement in Opposition

After careful consideration, our Board recommends a vote “AGAINST” the shareholder proposal. We are committed to building a more sustainable supply chain and agree with the proponents that “Freight companies have a critical role to play in helping to decarbonize global supply chains.” As described below, we have taken important actions to address climate-related risks and enhance the overall sustainability of our business. To improve efficiency throughout our operations, we continue to invest in our fleet and service centers by purchasing new equipment, adopting new technologies and making fleet modifications, which helps reduce our impact on the environment. We strive for continuous improvement through our capital investments and by assessing and managing our energy usage, waste levels and carbon emissions.

We have taken important steps to address climate-related risks responsibly and enhance our overall sustainability, which efforts have been lauded by governmental agencies, leading publications and institutional shareholders. Our recent efforts to build a more sustainable supply chain also highlight our continuous improvement strategy and process.

We operate one of the most efficient LTL companies in North America. We have made significant strides to reduce our carbon footprint and decouple our growth from our climate impact. Due to the large volume of diesel fuel that is consumed by our tractors, most of our emissions are associated with Scope 1 emissions. We normalize our Scope 1 emissions data by measuring them in ton-miles, which we define as one ton of freight carried one mile. From 2020 to 2022, we increased our ton miles by approximately 28%, as our business levels increased significantly over this period. The efficiency of our operations improved over this same period, which supported our ability to reduce our Scope 1 emissions per ton mile by approximately 7%. The improvement in our emissions per ton mile also reflects a 45.7% increase in utilization of biodiesel and other renewable fuels during this period. We intend to further utilize biodiesel or other low-carbon fuels where practical and economical as long as manufacturers’ guidelines are followed to enhance the service life and performance of the tractors in our fleet.

We consistently focus on numerous processes and technologies to increase our efficiency in carrying our customers’ LTL freight, including, but not limited to:

•
utilizing our newer, lower emission tractors in our longer mileage linehaul routes;
•
maximizing weight per dispatch;
•
continuously improving route planning efficiencies;
•
utilizing tractors in both linehaul and pickup and delivery (“P&D”) routes to limit our total number of tractors (which helps reduce tractor manufacturing use of raw material and related manufacturing emissions);
•
utilizing long combination vehicles in our linehaul operations where permitted to maximize cargo carried per load mile;
•
utilizing fuel-efficiency improvement tools on our tractors and trailers such as air dams, deflectors and trailer skirts;
•
providing industry-leading freight damage prevention (which reduces freight handling, mileage and emissions to return and replace damaged goods); and
•
training our drivers to maximize their individualized fuel efficiency performance by focusing on progressive gear shifting, maintaining consistent speeds and reducing idling times.

In support of these initiatives, we invested approximately $365 million and $385 million in 2022 and 2023, respectively, to upgrade our fleet of tractors and trailers. Our equipment reinvestment program allows us operate one of the newest fleets in the LTL industry, with an average tractor age of 4.5 years as of December 31, 2023. This generally provides for greater fuel efficiency and reduced maintenance costs on a per mile basis while also limiting the amount of excess equipment in our fleet.

Our efforts to reduce our carbon footprint have not gone unrecognized. We have been honored by the United States Environmental Protection Agency (EPA) SmartWay® Program for seven consecutive years as a leader in supply chain freight environmental performance and energy efficiency. For the 13th consecutive year, Old Dominion was named to the Inbound Logistics 75 Green Supply Chain Partners “G75” List. Old Dominion was profiled in a G75 special edition featuring 75 leading companies that are committed to sustainability in the supply chain. Heavy Duty Trucking, an industry trade publication, recently recognized Old Dominion for its continuous commitment to sustainability in lowering greenhouse gas emissions through fuel efficiency and alternative fuels. Several institutional shareholders of the Company have also been complimentary of our efforts and progress with respect to sustainability matters generally.

We continue to work with tractor and related engine manufacturers to share our business requirements to determine real emission reduction opportunities. In September 2022, we received our first fully battery-electric Class 8 tractor at our service center in Rialto, California, and commenced firsthand testing of the opportunities and limitations of this unit. Prior to our purchase of the electric Class 8 tractor, we understood from our manufacturers that the tractor did not meet our current operating requirements for range, hauling capacity, utilization or cost. However, given that the majority of our Scope 1 emissions are from our Class 8 tractors, we believed it was important to have one electric unit in our operation to have our own real world experience. Our testing confirmed that the range of the electric unit was less than one-fifth of our minimum targeted operational range of an equivalent diesel-powered tractor, but approximately three times the cost. These factors, along with the significant delay in the delivery of the unit from the time we submitted our purchase order, are the primary points that lead us to believe that zero-emission Class 8 tractors are not economically viable in the near term. Moreover, an electric fleet could have other negative unintended effects on our financial and operating performance, such as imposing significantly higher operating costs that we do not believe we can offset with rate increases, requiring significant increases to our workforce and fleet size, and requiring expansion of our service center network at significant cost to account for the increased number of trailers necessary for our P&D operation, among other consequences.

In addition to the lack of commercially available equipment, we believe there is a general lack of infrastructure to support electric fleets. We have experienced issues with the availability of repair parts that has caused our electric unit to be unavailable for significant lengths of time. We have also encountered power supply issues in certain parts of the U.S. that could limit our ability to recharge an electric fleet and service our customers. The lack, or limited availability, of power could render an electric fleet useless and reduce the quality of our service, which would in turn compromise the Company’s value proposition that has supported our ability to win market share and increase shareholder value over the long term.

Nevertheless, we remain committed to building a more sustainable supply chain and will continue our efforts to reduce our impact on the environment. We remain engaged with multiple manufacturers of equipment and related engines and believe that progress can be made to further reduce the emissions from our vehicles. Similar to how we have improved the efficiency and profitability of our Company, we believe progress must be made through a continuous improvement process with our ongoing engagement with the equipment manufacturers. We will also remain engaged with our customers and shareholders to help ensure that we continue to consider the needs of all stakeholders. Without any visibility to when the above-mentioned issues might be solved in an economically reasonable manner, however, at this time we do not believe that we could responsibly establish and achieve the emission-related targets that the proponents request.

Our Board and management closely review and oversee our strategy, commitments, and progress on climate and sustainability matters.

Our Board is committed to effective oversight of our climate-related risks and ensuring progress across our sustainability initiatives. This commitment is reflected in the oversight responsibilities for these matters which are shared by our standing committees. In particular, the Risk Committee periodically reviews and discusses with Company management various ESG considerations, including with respect to environment, safety, and sustainability matters. With the assistance of the Company’s Compliance Department, the Risk Committee also periodically assesses management of sustainability-related risks.

The day-to-day management of Old Dominion’s ESG program is overseen by an internal ESG working group including leaders from Compliance, Finance, Legal, Human Resources, and Safety. The working group is responsible for tracking, planning, reporting, and executing initiatives and programs that align with our business strategy. Furthermore, the working group reports to our ESG steering committee. This committee is composed of Executive Management including our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, as well as officers from Operations, Human Resources, Legal, Fleet Maintenance, Real Estate, Marketing, and Information Technology. This committee is responsible for measuring, monitoring, and reporting progress, reviewing stakeholder feedback and insights, and applying them appropriately. To help ensure transparency and accountability in our ESG program, the leader of the ESG working group reports quarterly to the Risk Committee. The leader of the working group also reports to the full Board of Directors on an as needed basis to keep them informed about Old Dominion’s ESG initiatives and disclosure considerations.

Working together, our Board and management help ensure we are implementing a responsible climate and sustainability strategy that serves the best interests of the Company and all of its stakeholders.

We believe the shareholder proposal’s prescriptive, one-size-fits-all approach is not in the best interest of the Company.

The goal of a net zero global economy is not the same as, and does not require, each individual company in the world to be a net zero company. There is no single path towards achieving net zero by 2050. The shareholder proposal articulates a one-size-fits-all approach: setting interim and long-term GHG targets. However, the Company, using its judgment and appropriate discretion, considered and rejected that approach and has instead applied a more holistic, fact-based strategy as outlined above.

In the Company’s view, the shareholder proposal has significant flaws, including that its focus on individual company targets is inconsistent with accelerating the economy-wide transition to net zero, and that it encourages company goal-setting without a clear-eyed and methodically rigorous view of how such goals may be attained, which has significant potential to mislead shareholders and others. An informed vote on the proposal requires an understanding of the extent to which an LTL motor carrier can realistically impact the net zero by 2050 goal through setting emissions targets. While we are committed to furthering our sustainability efforts as described above, our core values guide how we approach fulfilling that commitment. As such, we believe it would be irresponsible to commit to the proponents’ requested actions before completing the necessary foundational steps, many of which were underway before we received the shareholder proposal. Therefore, we do not believe it is in the Company’s or our shareholders’ best interests to commit to the actions in the shareholder proposal at this time.

To be approved, the number of votes cast “for” the shareholder proposal must exceed the votes cast “against” the shareholder proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE

SHAREHOLDER PROPOSAL Regarding Greenhouse Gas Reduction Targets.

Annual Report on Form 10-K

Shareholders may obtain a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2023, without charge, from our website, or by writing to Adam N. Satterfield, Executive Vice President, Chief Financial Officer and Assistant Secretary, Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360. Exhibits are not included, but copies of those exhibits may be obtained upon payment of copying charges.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report to Shareholders may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of either document to any shareholder upon request submitted in writing to the following address: Old Dominion Freight Line, Inc., 500 Old Dominion Way, Thomasville, North Carolina 27360, Attention: Adam N. Satterfield, Executive Vice President, Chief Financial Officer and Assistant Secretary or by contacting us at (336) 889-5000. Any shareholder who wants to receive separate copies of the Annual Report to Shareholders and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address or telephone number.

You may also elect to receive or access our proxy statement, Annual Report to Shareholders and/or other shareholder communications electronically via email or the Internet by contacting Computershare Trust Company, N.A. if you are a registered shareholder, or by contacting your bank, broker or other nominee record holder if you are a beneficial owner. If you vote your proxy using the Internet, you may also indicate at that time that you agree to receive or access proxy materials electronically in future years. Receiving this information electronically is faster than regular mail. In addition, electronic delivery benefits the environment by consuming fewer natural resources and creating less paper waste. Electronic delivery of proxy materials and other shareholder communications is efficient and convenient, and you may revoke your consent to electronic delivery at any time.

DeadlineS for Shareholder Proposals AND DIRECTOR NOMINATIONS

Any shareholder desiring to present a proposal for inclusion in the proxy statement to be acted upon at our 2025 Annual Meeting in accordance with Exchange Act Rule 14a-8 must ensure that the proposal is received by us at our principal executive offices no later than December 16, 2024.

In addition to any other applicable requirements, for business to be properly brought before the 2025 Annual Meeting by a shareholder, even if the proposal or proposed director candidate is not to be included in our proxy statement, our bylaws provide that the shareholder must give timely advance notice of such business in writing to our Secretary. Such notice must be given, either by personal delivery or by certified mail addressed to our Secretary, at our principal office and received at least 120 days and not more than 150 days prior to the first anniversary of the date that we mailed our proxy materials for the Annual Meeting. As a result, such proposals, including director nominations submitted pursuant to these provisions of our bylaws (including pursuant to Rule 14a-19 and the proxy access provisions of our bylaws), must be received no earlier than the close of business on November 16, 2024 and no later than the close of business on December 16, 2024.

As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the notice must contain, among other information: (i) the name and address, as they appear on our stock transfer books, of such shareholder proposing such business; (ii) the name and address of such beneficial owner, if any; (iii) a representation that the shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to bring the business specified in the notice before the meeting; (iv) the class and number of shares of our stock beneficially owned, directly or indirectly, by the shareholder and by such beneficial owner, if any; (v) a description of any agreement that has been entered into by or on behalf of the shareholder or any of its affiliates or associates, the intent of which is to mitigate loss, manage risks or benefit from changes in the share price of our stock, or to increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to shares of our stock; and (vi) a representation as to whether or not the shareholder or beneficial owner, if any, or any of their respective affiliates, associates or others acting in concert therewith intend to solicit proxies in support of director nominees other than the Company's nominees in accordance with Rule 14a-19 under the Exchange Act. Article 3, Section 6 of our bylaws sets forth additional procedural and substantive requirements for shareholders desiring to nominate directors for election in accordance with Rule 14a-19.

As to each item of business, the notice must contain: (i) a brief description of the business to be brought before the meeting, including the complete text of any resolutions to be presented at the 2025 Annual Meeting and the reasons therefor; (ii) a description of all agreements, arrangements and understandings between the shareholder or beneficial owner, if any, and any other person(s) (including their names) in connection with the proposal of such business by the shareholder; (iii) any other information relating to the shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement; and (iv) any material interest of the shareholder or beneficial owner, if any, in such business. In addition, any notice of a proposed director candidate, including pursuant to the proxy access provisions of our bylaws, must also comply with our bylaws, including the criteria set forth under the caption “Corporate Governance – Director Nominations” in this proxy statement. If written notice is not timely or properly given, we may exclude the proposal or proposed director candidate from consideration at the meeting.

By Order of the Board of Directors

Ross H. Parr

Senior Vice President - Legal Affairs,

General Counsel and Secretary

Thomasville, North Carolina

April 15, 2024

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 15, 2024:
The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2023 Annual Report to Shareholders are available on our corporate website at https://ir.odfl.com/annual-shareholder-meeting-information.

V34084-P04695-Z86867

OLD DOMINION FREIGHT LINE, INC.

Annual Meeting of Shareholders on May 15, 2024, 10:00 A.M. EDT

This proxy is solicited on behalf of the Board of Directors

and will be voted as properly specified by the shareholder.

The undersigned shareholder(s) of Old Dominion Freight Line, Inc. designates David S. Congdon, Greg C. Gantt and Ross H. Parr, and any of them, with full power to act alone, agents and proxies to vote the shares of the undersigned at the Annual Meeting of Shareholders, Wednesday, May 15, 2024 at 10:00 a.m. Eastern Daylight Time, and at any adjournment thereof, as designated on the reverse side.

The shares represented by this proxy will be voted in accordance with the instructions of the undersigned shareholder(s) when instructions are given in accordance with the procedures described herein and the accompanying proxy statement. This proxy, if properly executed and returned, will be voted "FOR" the election of all of the director nominees identified in Proposal 1, "FOR" each of Proposals 2, 3 and 4, and for "AGAINST" Proposal 5, if no instruction to the contrary is indicated. If any other business is properly presented at the meeting, this proxy will be voted in accordance with the best judgment of the agents and proxies named above. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned revokes this proxy by properly voting at the annual meeting or otherwise properly completing and delivering a later-dated proxy.

Continued and to be signed on reverse side

SCAN TO VIEW MATERIALS & VOTE

OLD DOMINION FREIGHT LINE, INC. ATTN: ADAM N. SATTERFIELD, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

500 OLD DOMINION WAY THOMASVILLE, NC 27360

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 14, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 14, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:V34083-P04695-Z86867 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. OLD DOMINION FREIGHT LINE, INC. Company Proposals- The Board of Directors recommends that you vote "FOR ALL" of the nominees in Proposal 1 and "FOR" Proposals 2, 3 and 4. 1. Election of twelve directors named below to the Company’s Board of Directors for one-year terms and until their respective successors have been elected and qualified, as set forth in the accompanying proxy statement. For All Withhold All For All Except Nominees: 01) Sherry A. Aaholm 02) David S. Congdon 03) John R. Congdon, Jr. 04) Andrew S. Davis 05) Kevin M. Freeman 06) Bradley R. Gabosch 07) Greg C. Gantt 08) John D. Kasarda 09) Cheryl S. Miller 10) Wendy T. Stallings 11) Thomas A. Stich, III 12) Leo H. Suggs For Against Abstain 2. Approval , on an advisory basis, of the compensation of the Company’s named executive officers. 3. Approval of an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock. 4. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Shareholder Proposal - The Board of Directors recommends that you vote "AGAINST" Proposal 5. 5. Shareholder proposal regarding greenhouse gas reduction targets. For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. IF NO SPECIFICATION IS MADE WITH RESPECT TO A MATTER WHERE A BALLOT IS PROVIDED THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. These shares should be represented at the meeting either in person or by your properly completed proxy. The meeting will be held Wednesday, May 15, 2024, at 10:00 a.m. Eastern Daylight Time, at the Grandover Resort, 1000 Club Road, Greensboro, North Carolina 27407. PLEASE SIGN AND SEND IN YOUR PROXY THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTURE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2023. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date